                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-82851

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, DATED JANUARY 3, 2001


P R O S P E C T U S   S U P P L E M E N T
(To Prospectus dated August 5, 1999)

                                               [LOGO OF MCLEOD USA APPEARS HERE]

                                  $450,000,000

                             McLeodUSA Incorporated

                             % Senior Notes due 2009

                                   --------

  The notes will bear interest at the rate of   % per year. Interest on the
notes is payable on January 1 and July 1 of each year, beginning on July 1,
2001. The notes will mature on January   , 2009. Upon a change of control of
our company, you will be able to require us to repurchase your notes. The price we will pay you for your notes is set forth in this prospectus supplement.

  The notes will be unsecured, will rank equally with all our existing and future senior unsecured indebtedness and will be effectively subordinated to all our existing and future secured indebtedness to the extent of the assets that secure such indebtedness and to all of our subsidiaries' existing or future indebtedness, whether or not secured.

  You should read this entire prospectus supplement and the accompanying prospectus to understand all of the terms of the notes.
                                   --------

  Investing in the notes involves risks. See "Risk Factors" beginning on page S-11.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   --------

                                                           Per Note    Total
                                                           -------- -----------
Public Offering Price.....................................     %    $
Underwriting Discount.....................................     %    $
Proceeds to the Company (before expenses).................     %    $

  Interest on the notes will accrue from January   , 2001 to date of delivery

                                   --------

  The underwriters are offering the notes subject to several conditions. The underwriters expect to deliver the notes to purchasers on or about January , 2001.

                                   --------

                          Joint Book-Running Managers

Salomon Smith Barney                                        Goldman, Sachs & Co.

                                   JP Morgan

January  , 2001

  You should rely only on the information provided or incorporated by reference in this prospectus supplement and accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with different or inconsistent information. You should assume that the information in this prospectus supplement and accompanying prospectus is accurate only as of the date on the front cover of such documents. Our business, financial information, results of operations and prospects may have changed since those dates.

  If it is against the law in any state to make an offer to sell these securities (or to solicit an offer from someone to buy these securities), then this offer does not apply to any person in that state, and no offer or solicitation is made by this prospectus supplement or the accompanying prospectus to any such person.

                               ----------------

                               TABLE OF CONTENTS
                             Prospectus Supplement

                                                                            Page
                                                                            ----
Summary....................................................................  S-1
Risk Factors............................................................... S-11
Cautionary Note Regarding Forward-Looking Statements....................... S-19
Use of Proceeds............................................................ S-19
Capitalization............................................................. S-20
Selected Consolidated Financial Data....................................... S-21
Pro Forma Financial Data................................................... S-25
Description of the Notes................................................... S-31
Other Indebtedness......................................................... S-64
Underwriting............................................................... S-66
Legal Matters.............................................................. S-68
Experts.................................................................... S-68
Where You Can Find More Information........................................ S-68

                                   Prospectus

                                                                            Page
                                                                            ----
About This Prospectus.......................................................   1
Where You Can Find More Information.........................................   1
Cautionary Note Regarding Forward-Looking Statements........................   2
About McLeodUSA.............................................................   3
Coverage Ratios.............................................................   4
Use of Proceeds.............................................................   4
Description of Common Stock.................................................   5
Description of Preferred Stock..............................................  10
Description of Depositary Shares............................................  13
Description of Debt Securities..............................................  16
Description of Warrants.....................................................  27
Description of Stock Purchase Contracts and Stock Purchase Units............  29
Description of Subscription Rights..........................................  30
Plan of Distribution........................................................  31
Legal Matters...............................................................  32
Experts.....................................................................  32

                                    SUMMARY

  The following summary highlights selected information about us. It does not contain all of the information that is important to you. You should carefully read this entire prospectus supplement and accompanying prospectus and the other documents to which those documents refer you. See "Where You Can Find More Information." In addition, you should carefully consider the factors set forth under the caption "Risk Factors." Unless otherwise indicated, dollar amounts over $1 million have been rounded to one decimal place and dollar amounts less than $1 million have been rounded to the nearest thousand.

                                  Our Company

We provide selected telecommunications services to customers nationwide. We provide integrated communications services, including local services, in many Midwest, Southwest, Northwest and Rocky Mountain states. We provide long distance and advanced data services in all 50 states. We are a facilities-based telecommunications provider with, as of September 30, 2000, 375 ATM switches, 37 voice switches, nearly 905,000 local lines and more than 9,500 employees. Our network is capable of transmitting integrated next-generation data, Internet, video and voice services, reaching 800 cities and approximately 90% of the U.S. population. In the next 12 months, we plan to distribute 30 million telephone directories in 26 states, serving a population of 51 million. McLeodUSA is a Nasdaq-100 company traded under the symbol "MCLD."

Our integrated communications services include local, long distance, Internet access, data, voice mail and paging services from a single company on a single bill. We believe we are the first company in many of our markets to offer one-stop shopping for communications services tailored to customers' specific needs.

Our core business is providing communications services in competition with existing local telephone companies, including:

  .  local and long distance services

  .  dial and dedicated Internet access

  . higher bandwidth Internet access services, such as digital subscriber line (DSL) and cable modem

  .  value-added services such as virtual private networks and web hosting

  .  bandwidth leasing and colocation services

  . facilities and services dedicated for a particular customer's use . telephone and computer sales, leasing, networking, service and installation

  . other communications services, including video, cellular, operator, payphone, mobile radio, wireless communications and paging services

We also derive revenue from the following services related to our core business:

  .  sale of advertising in print and electronic telephone directories

  . traditional local telephone company services in east central Illinois and southeast South Dakota

  .  telemarketing services

In most of our markets, we compete with the existing local phone company by leasing its lines and switches. We provide long distance services by using our own facilities and by leasing capacity from others. We are actively developing fiber optic communications networks in many of our target local markets to carry additional communications traffic on our own network. We are actively developing enhancements to our national network and associated next-generation services to provide increased control and service quality and a base for growth.

                                  Our Strategy

We want to be the leading and most admired provider of communications services in our markets.

The principal elements of our business strategy are to:

Provide integrated communications services. We believe we can rapidly penetrate our target markets and build customer loyalty by providing an integrated product offering to business and residential customers.

Build customer share through branding. We believe we will create and strengthen brand awareness in our target markets by branding our communications services with the trade name McLeodUSA in combination with the distinctive black-and-yellow motif of our telephone directories.

Provide outstanding customer service. Our customer service representatives are available 24 hours a day, seven days a week, to answer customer calls. Our customer-focused software and systems allow our representatives immediate access to our customer and network data, enabling a rapid and effective response to customer requests.

Emphasize small and medium sized businesses. We primarily target small and medium sized businesses because we believe we can rapidly capture customer share by providing face-to-face business sales and strong service support to these customers.

Expand our fiber optic communications network. We are strategically building a state-of-the-art fiber optic communications network to deliver multiple services and reduce operating costs.

Expand our intra-city fiber optic communications network. Within selected cities, we plan to extend our network directly to certain customers' locations. This will allow us to provide expanded services and reduce the expense of leasing communications facilities from the existing local telephone company.

Explore acquisitions and strategic alliances. We plan to pursue acquisitions, joint ventures and strategic alliances that expand or complement our business.

Leverage proven management team. Our executive management team consists of veteran telecommunications managers who successfully implemented similar customer-focused telecommunications strategies in the past.

                                ----------------
As of September 30, 2000, based on our business plan, capital requirements and growth projections as of that date, we estimated that we would require approximately $1.8 billion through 2002 to fund our planned capital expenditures and operating expenses. We expect to meet these funding needs through various sources, including our existing cash balances, net proceeds from the sale of the notes, our existing lines of credit, prospective sales of selected assets, exercises of outstanding options and cash flow from future operations.

Our estimated aggregate capital requirements include the projected cost of:

 . expanding our fiber optic communications network, including national and intra-city fiber optic networks

 .  adding voice, data and ATM switches

 .  expanding operations in existing and new markets

 .  funding general corporate expenses

 .  integrating acquisitions

 .  constructing, acquiring, developing or improving telecommunication assets

In addition, in the event vendor financing arrangements are available on terms that allow rates of return comparable to current capital projects and are otherwise favorable to us, we may use such financing to accelerate or increment the development of our national network.

Our estimate of future capital requirements is a forward-looking statement within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual amount and timing of our future capital requirements is subject to risks and uncertainties and may differ materially from our estimates. Accordingly, we may need additional capital to continue to expand our markets, operations, facilities, network and services. See "Risk Factors--Failure to Raise Necessary Capital Could Restrict Our Ability to Develop Our Network and Services and Engage in Strategic Acquisitions."

                                ----------------
Our principal executive offices are located at McLeodUSA Technology Park, 6400 C Street SW, P.O. Box 3177, Cedar Rapids, Iowa 52406-3177, and our phone number is (319) 790-7800.

                                  The Offering

Securities Offered..........    $450 million principal amount of  % Senior
                                Notes due January   , 2009.

Interest....................    Interest on the notes will accrue at the rate
                                of % per year and will be payable in cash semi-annually in arrears on January 1 and July
                                1 of each year, commencing July 1, 2001.

Ranking.....................    The notes will not be secured by any assets
                                and:

                                . will be subordinated to all of our and our subsidiaries' existing and future secured indebtedness, including our Senior Secured Credit Facilities and any other Senior Credit Facility or Qualified Receivable Facility, each as defined in this prospectus supplement

                                . will be subordinated to all liabilities of our subsidiaries, including trade payables

                                . will rank equal in right of payment with all of our existing and future senior unsecured indebtedness

                                . will rank senior in right of payment to all of our existing and future subordinated indebtedness

                                As of September 30, 2000:

                                . we and our subsidiaries had total secured indebtedness of $630 million

                                . our subsidiaries had total liabilities of $537.2 million

                                . we had $1.7 billion of outstanding senior unsecured indebtedness that will rank equal in right of payment with the notes

                                .  we had no outstanding subordinated
                                   indebtedness

                                See "Description of the Notes--General" and "Other Indebtedness--Senior Secured Credit Facilities."

Change of Control...........    Upon a Change of Control, as defined in this
                                prospectus supplement, you will have the right to require us to repurchase all or any part of your notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest. However, we cannot assure you we will have the financial resources necessary to re-purchase the notes upon a Change of Control.
                                See "Description of the Notes--Repurchase at the Option of Holders upon a Change of Con-trol."

Certain Covenants...........    The indenture governing the notes contains
                                certain covenants which, among other things, restrict our ability and the ability of our subsidiaries to:

                                .  incur additional indebtedness

                                .  pay dividends

                                . make distributions in respect of our or our subsidiaries' capital stock

                                .  make other restricted payments

                                .  enter into sale and leaseback transactions

                                .  create liens

                                . enter into transactions with affiliates or related persons

                                .  sell assets

                                .  consolidate, merge or sell all or
                                   substantially all of our or our
                                   subsidiaries' assets

                                These covenants are subject to important exceptions and qualifications. See "Description of the Notes--Certain Covenants."


Use of Proceeds.............    The net proceeds from the offering will be used
                                to fund:

                                . development and construction costs of our fiber optic network and construction, acquisition, development and improvement of telecommunications assets

                                .  market expansion activities and

                                .  additional working capital and general
                                   corporate purposes

                                See "Use of Proceeds."

                                  Risk Factors

  You should consider carefully all of the information contained and incorporated by reference in this prospectus supplement and accompanying prospectus, including the information set forth under the caption "Risk Factors," before making an investment in the notes.

                              Recent Developments

Acquisition of CapRock Communications Corp.

  Acquisition. On December 7, 2000, we completed our acquisition of CapRock Communications Corp., a Texas corporation, pursuant to an Agreement and Plan of Merger dated as of October 2, 2000. CapRock is now a wholly-owned subsidiary of McLeodUSA.

  Pursuant to the merger agreement, each share of CapRock common stock was converted into the right to receive 0.3876 of a share of our Class A common stock and cash in lieu of fractional shares. We issued approximately 15 million shares of our Class A common stock in exchange for shares of CapRock common stock. We also issued $360 million of our senior notes in exchange for the cancellation of outstanding CapRock senior notes of equal principal amount.

  Litigation. Several class action complaints have been filed in the United States District Court for the Northern District of Texas on behalf of all purchasers of CapRock common stock during the period April 28, 2000 through July 6, 2000. The lawsuits principally allege that prior to the merger CapRock made material misstatements or omissions of fact in violation of Section 10(b) of the Securities Exchange Act. The named defendants in these lawsuits include CapRock and certain of its officers and directors. The plaintiffs in the lawsuits seek monetary damages. The defendants intend to file a motion to dismiss at the appropriate time. We believe that these lawsuits are without merit and intend to vigorously defend the lawsuits.

  On October 6, 2000, a class action complaint was filed in the County Court at Law of Dallas County, Texas on behalf of CapRock stockholders. This complaint names as defendants CapRock and each member of its board of directors prior to the merger and principally alleges that the directors violated fiduciary duties owed to CapRock stockholders in connection with entering into the merger agreement. The plaintiffs in the lawsuit seek unspecified monetary damages. While plaintiffs also sought an injunction in their pleadings, no application for such an injunction was brought to the court. We believe that the lawsuit is without merit and intend to vigorously defend the lawsuit.

  On October 6, 2000, a complaint in a derivative action was filed in the United States District Court for the Northern District of Texas. The complaint names as defendants certain directors of CapRock. The complaint principally alleges that the directors prior to the merger negligently and/or intentionally violated fiduciary duties owed to CapRock stockholders, and that CapRock suffered damage, in connection with the misstatements or omissions of fact alleged in the class action cases first described above. The plaintiffs in the lawsuit principally seek unspecified monetary damages. The defendants have filed a motion to dismiss this action and that motion is pending. We believe the lawsuit is without merit and intend to vigorously defend the lawsuit.

  On December 20, 2000, a class action complaint was filed in the United States District Court for the Northern District of Texas on behalf of all purchasers of CapRock common stock in CapRock's June 2000 public offering. The complaint names as defendants CapRock, certain of its officers and directors prior to the merger, and Salomon Smith Barney Inc. and Bear Stearns & Co., Inc., as underwriters of the offering. The complaint principally alleges that the registration statement for the offering contained materially false and misleading statements and omitted certain material information about CapRock in violation of Section 11 of the Securities Act. The plaintiffs in the lawsuit seek rescission of their purchase of CapRock common stock in the offering and/or monetary damages. The defendants intend to file a motion to dismiss at the appropriate time. We believe the lawsuit is without merit and intend to vigorously defend the lawsuit.

Executive Management

  Clark E. McLeod, our Chairman and Chief Executive Officer, has announced that Stephen C. Gray, our President and Chief Operating Officer, has been named Co-Chief Executive Officer effective January 4, 2001, joining Mr. McLeod with that title. Mr. McLeod will continue to concentrate on external relations, expanding his focus to broaden the industry relationships important to continued strategic and stockholder growth. While becoming Co-Chief Executive Officer, Mr. Gray will continue his responsibilities as President and Chief Operating Officer, driving execution of our internal operations and building on his previous achievements. The title change recognizes that Messrs. McLeod and Gray have shared leadership of McLeodUSA since it was founded.

  Roy A. Wilkens, our Data Network President and CEO of Network and Data Services operations, will continue to serve in his current role. Mr. Wilkens and the team he has assembled continue to develop enhancements to our national network and associated next-generation services. Mr. Wilkens' role will be evolving as appropriate during the remainder of his employment as his team takes on more responsibility and our network and related operations and services become more fully developed.

                      Summary Consolidated Financial Data

  The information in the following unaudited table is based on historical financial information included in our prior SEC filings, including our annual report on Form 10-K for the fiscal year ended December 31, 1999 and the quarterly report on Form 10-Q for the quarter ended September 30, 2000. The following summary financial information should be read in connection with this historical financial information, including the notes which accompany such financial information. This historical financial information is considered a part of this document. See "Where You Can Find More Information." Our audited historical financial statements as of December 31, 1999, 1998 and 1997, and for each of the three years in the period ended December 31, 1999 were audited by Arthur Andersen LLP, independent public accountants.

  The information in the following table reflects financial information for the following companies we had acquired as of September 30, 2000:

       Acquired Company                                         Date Acquired
       ----------------                                       ------------------
   MWR Telecom, Inc. ........................................ April 28, 1995
   Ruffalo, Cody & Associates, Inc. ......................... July 15, 1996
   Telecom*USA Publishing Group, Inc. ....................... September 20, 1996
   Consolidated Communications Inc. ......................... September 24, 1997
   Ovation Communications, Inc. ............................. March 31, 1999
   Splitrock Services, Inc. ................................. March 30, 2000

  In addition, we acquired CapRock Communications Corp. on December 7, 2000. See "Recent Developments."

  The operations statement data and other financial data in the table include the operations of these companies beginning on the dates they were acquired. The balance sheet data in the table include the financial position of these companies at the end of the periods presented. These acquisitions affect the comparability of the financial data for the periods presented.

  The pro forma information presented in the operations statement data and other financial data in the table includes the operations of Ovation, Splitrock and CapRock as if they had been acquired at the beginning of the periods presented and the pro forma information in the balance sheet data in the table includes the Ovation, Splitrock and CapRock financial position as of the date presented. The 1999 pro forma amounts include adjustments to the CapRock 1999 historical financial statements to give effect to the issuance by CapRock in May 1999 of $210 million of its 11 1/2% senior notes as if the note issuance had occurred at the beginning of such period.

  The information in the table reflects the following debt and equity securities that we had outstanding as of September 30, 2000:

     Description of Securities              Principal Amount    Date Issued
     -------------------------              ---------------- ------------------
10 1/2% senior discount notes due March 1,
 2007.....................................    $500 million   March 4, 1997
9 1/4% senior notes due July 15, 2007.....    $225 million   July 21, 1997
8 3/8% senior notes due March 15, 2008....    $300 million   March 16, 1998
9 1/2% senior notes due November 1, 2008..    $300 million   October 30, 1998
8 1/8% senior notes due February 15,
 2009.....................................    $500 million   February 22, 1999
Series A convertible preferred stock......    $287 million   August 11, 1999
Series B redeemable convertible preferred
 stock....................................    $687 million   September 15, 1999
Series C redeemable convertible preferred
 stock....................................    $313 million   September 15, 1999
Senior Secured Credit Facilities..........    $575 million   May 31, 2000

  The information in the table reflects the following debt securities issued in connection with our acquisition of CapRock in exchange for the cancellation of outstanding CapRock senior notes having the same principal amount and interest rate:

     Description of Securities                Principal Amount    Date Issued
     -------------------------                ---------------- -----------------
12% senior notes due July 15, 2008...........   $150 million   December 14, 2000
11 1/2% senior notes due May 1, 2009.........   $210 million   December 14, 2000

  The operations statement data and other financial data in the table include the effects of the issuances beginning on the dates the securities were issued. The balance sheet data in the table include the effects of these issuances at the end of the periods presented. The pro forma information presented in the operations statement data and other financial data in the table includes the effects of the issuance of the 8 1/8% senior notes, the Series A, B and C preferred stock, the Senior Secured Credit Facilities, the 12% senior notes and the 11 1/2% senior notes as if each had occurred at the beginning of 1999. See "Other Indebtedness."

  On June 30, 1999, we announced that our board of directors had declared a two-for-one stock split to be effected in the form of a stock dividend. The record date for the stock split was July 12, 1999. Stockholders of record at the market close on that date received one additional share of our Class A common stock for each share held. Distribution of the additional shares took place on July 26, 1999. On February 29, 2000, we announced that our board of directors had declared a three-for-one stock split to be effected in the form of a stock dividend. The record date for the stock split was April 4, 2000. Stockholders of record at the market close on that date received two additional shares of our Class A common stock for each share held. Distribution of the additional shares took place on April 24, 2000. All information in the summary consolidated financial data has been adjusted to reflect the two-for-one stock split and the three-for-one stock split.

  The ratio of earnings to fixed charges is calculated as follows: earnings consist of net loss before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all debt (including capitalized interest), amortization of debt discount and deferred loan costs and the portion of rental expense that is representative of the interest component of rental expense (deemed to be one-third of rental expense which management believes is a reasonable approximation of the interest component). For each of the years ended December 31, 1995, 1996, 1997, 1998 and 1999, earnings were insufficient to cover fixed charges by $11.4 million, $22.6 million, $84.4 million, $135.5 million, and $243.3 million, respectively. For the nine months ended September 30, 1999 and 2000, earnings were insufficient to cover fixed charges by $182.9 million and $354.4 million, respectively. On a pro forma basis, earnings would not have been sufficient to cover fixed charges by $524.1 million and $478.1 million for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively.

                                                 (table begins on the next page)

                      Summary Consolidated Financial Data
                     (In thousands, except per share data)

                                          Year Ended December 31,
                         ---------------------------------------------------------------
                                                                              Pro Forma
                           1995      1996      1997      1998       1999       1999(1)
                         --------  --------  --------  ---------  ---------  -----------
                                                                             (unaudited)
Operations Statement
 Data:
  Revenue............... $ 28,998  $ 81,323  $267,886  $ 604,146  $ 908,792  $1,210,667
                         --------  --------  --------  ---------  ---------  ----------
  Operating expenses:
   Cost of service......   19,667    52,624   151,190    323,208    457,085     699,401
   Selling, general and
    administrative......   18,054    46,044   148,158    260,931    392,687     481,488
   Depreciation and
    amortization........    1,835     8,485    33,275     89,107    190,695     346,957
   Other................      --      2,380     4,632      5,575        --          --
                         --------  --------  --------  ---------  ---------  ----------
   Total operating
    expenses............   39,556   109,533   337,255    678,821  1,040,467   1,527,846
  Operating loss........  (10,558)  (28,210)  (69,369)   (74,675)  (131,675)   (317,179)
  Interest income
   (expense), net.......     (771)    5,369   (11,967)   (52,234)   (94,244)   (191,068)
  Other income..........      --        495     1,426      1,997      5,637       7,163
  Income taxes..........      --        --        --         --         --          --
                         --------  --------  --------  ---------  ---------  ----------
  Net loss..............  (11,329)  (22,346)  (79,910)  (124,912)  (220,282)   (501,084)
  Preferred stock
   dividends............      --        --        --         --     (17,727)    (54,375)
                         --------  --------  --------  ---------  ---------  ----------
  Loss applicable to
   common stock......... $(11,329) $(22,346) $(79,910) $(124,912) $(238,009) $ (555,459)
                         ========  ========  ========  =========  =========  ==========
  Loss per common
   share................ $   (.07) $   (.09) $   (.24) $    (.33) $    (.54) $     (.99)
                         ========  ========  ========  =========  =========  ==========
  Weighted average
   common shares
   outstanding..........  168,024   243,036   329,844    376,842    443,130     559,738
                         ========  ========  ========  =========  =========  ==========
  Ratio of earnings to
   fixed charges........      --        --        --         --         --          --
                         ========  ========  ========  =========  =========  ==========

                                              Nine Months Ended September 30,
                                            -----------------------------------
                                                                     Pro Forma
                                               1999        2000       2000(2)
                                            ----------- ----------- -----------
                                            (unaudited) (unaudited) (unaudited)
Operations Statement Data:
  Revenue..................................  $ 644,875   $ 986,727  $1,208,682
                                             ---------   ---------  ----------
  Operating expenses:
   Cost of service.........................    327,438     548,612     726,301
   Selling, general and administrative.....    282,385     403,905     484,398
   Depreciation and amortization...........    130,583     276,834     334,405
   Other...................................        --          --          872
                                             ---------   ---------  ----------
   Total operating expenses................    740,406   1,229,351   1,545,976
  Operating loss...........................    (95,531)   (242,624)   (337,294)
  Interest income (expense), net...........    (79,326)    (70,537)    (99,601)
  Other income.............................      7,555       1,227       1,232
  Income taxes.............................        --          --          --
                                             ---------   ---------  ----------
  Net loss before extraordinary charge.....   (167,302)   (311,934)   (435,663)
  Extraordinary charge for early retirement
   of debt.................................        --      (24,446)    (24,446)
                                             ---------   ---------  ----------
  Net loss.................................   (167,302)   (336,380)   (460,109)
  Preferred stock dividends................     (4,125)    (40,806)    (40,806)
                                             ---------   ---------  ----------
  Loss applicable to common stock..........  $(171,427)  $(377,186) $  500,915
                                             =========   =========  ==========
  Loss per common share....................  $    (.39)  $    (.69) $     (.84)
                                             =========   =========  ==========
  Weighted average common shares
   outstanding.............................    434,946     547,313     592,937
                                             =========   =========  ==========
  Ratio of earnings to fixed charges.......        --          --          --
                                             =========   =========  ==========

                      Summary Consolidated Financial Data
                     (In thousands, except per share data)

                                           December 31,                       September 30, 2000
                         -------------------------------------------------- -----------------------
                                                                                            Pro
                          1995      1996      1997       1998       1999      Actual     Forma(3)
                         -------  -------- ---------- ---------- ---------- ----------- -----------
                                                                            (unaudited) (unaudited)
Balance Sheet Data:
 Current assets......... $ 8,507  $224,401 $  517,869 $  793,192 $1,569,473 $  959,403  $1,128,889
 Working capital
  (deficit)............. $(1,208) $185,968 $  378,617 $  613,236 $1,272,794 $  397,445  $  323,318
 Property and equipment,
  net................... $16,119  $ 92,123 $  373,804 $  629,746 $1,270,032 $2,162,321  $2,691,883
 Total assets........... $28,986  $452,994 $1,345,652 $1,925,197 $4,203,147 $6,669,726  $7,468,997
 Long-term debt......... $ 3,600  $  2,573 $  613,384 $1,245,170 $1,763,775 $2,371,282  $2,731,282
 Redeemable convertible
  preferred stock....... $   --   $    --  $      --  $      --  $1,000,000 $1,000,000  $1,000,000
 Stockholders' equity... $14,958  $403,429 $  559,379 $  462,806 $1,108,542 $2,703,932  $2,899,590

                                          Year Ended December 31,
                          ----------------------------------------------------------
                                                                          Pro Forma
                           1995      1996      1997      1998     1999      1999
                          -------  --------  --------  -------- -------- -----------
                                                                         (unaudited)
Other Financial Data:
 Capital expenditures
 Property, plant and
  equipment.............  $ 6,364  $ 79,845  $179,255  $289,923 $580,003 $  820,756
 Business acquisitions..  $ 8,333  $ 93,937  $421,882  $ 49,737 $736,626 $3,376,180
 EBITDA(4)..............  $(8,723) $(17,345) $(31,462) $ 20,007 $ 59,020 $   29,778

                                              Nine Months Ended September 30,
                                            -----------------------------------
                                                                     Pro Forma
                                               1999        2000        2000
                                            ----------- ----------- -----------
                                            (unaudited) (unaudited) (unaudited)
Other Financial Data:
 Capital expenditures
 Property, plant and equipment............   $375,235   $  877,195  $1,248,307
 Business acquisitions....................   $691,087   $2,067,457  $2,303,272
 EBITDA(4)................................   $ 35,052   $   34,210  $   (2,017)

--------
(1) Calculation of Unaudited Pro Forma Condensed Consolidated Statement of Operations for twelve months ended December 31, 1999 is on page S-28.
(2) Calculation of Unaudited Pro Forma Condensed Consolidated Statement of Operations for nine months ended September 30, 2000 is on page S-29.
(3) Calculation of Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2000 is on page S-26.
(4) EBITDA consists of operating loss before depreciation, amortization and other nonrecurring operating expenses. McLeodUSA has included EBITDA data because it is a measure commonly used in the industry. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flows as a measure of liquidity.

                                  RISK FACTORS
  You should carefully consider the following risk factors before investing in our securities. You should also consider the other information in this prospectus supplement and accompanying prospectus, including the SEC Reports on Forms 10-K, 10-Q and 8-K and in the other documents considered a part of this prospectus supplement. See "Where You Can Find More Information." The terms "we," "us," "our" or other variations thereof, as used in this "Risk Factors" section, refer to McLeodUSA and its subsidiaries unless the context requires a different meaning.

Our High Level of Debt Could Limit Our Flexibility in Responding to Business Developments and Put Us at a Competitive Disadvantage.

  We have substantial debt, which could adversely affect us in a number of ways, including:

  . limiting our ability to obtain necessary financing in the future

  . limiting our flexibility to plan for, or react to, changes in our business

  . requiring us to use a substantial portion of our cash flow from operations to pay debt rather than for other purposes, such as working capital or capital expenditures

  . making us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage

  . making us more vulnerable to a downturn in our business

  As of September 30, 2000, we had $2.4 billion of long-term debt, including $1.7 billion of debt under our senior notes and $575 million under our senior secured credit facilities. We also had $1.0 billion of redeemable convertible preferred stock and $2.7 billion of stockholders' equity. In December 2000, we added $360 million of long term debt in connection with the completion of the acquisition of CapRock Communications Corp. As a result, we expect our fixed charges to exceed our earnings for the foreseeable future.

Covenants in Debt Instruments Restrict Our Capacity to Borrow and Invest, Which Could Impair Our Ability to Expand or Finance Our Operations.

  The indentures governing the terms of our long-term debt and the agreements governing our Senior Secured Credit Facilities impose operating and financial restrictions. In addition, under the terms of our Senior Secured Credit Facilities, we have granted a security interest in substantially all of our and our subsidiaries' assets. These restrictions and encumbrances limit our discretion in some business matters, which could make it more difficult for us to expand, finance our operations or engage in other business activities that may be in our interest. These restrictions limit or prohibit our ability to:

  . incur additional debt

  . pay dividends or make other distributions

  . make investments or other restricted payments

  . enter into sale and leaseback transactions

  . pledge, mortgage or permit liens upon assets

  . enter into transactions with affiliates

  . sell assets

  . consolidate, merge or sell all or substantially all of our assets

  If we fail to comply with these restrictions, all of our long-term debt could become immediately due and payable.

We Depend upon Payments from Our Subsidiaries to Pay Principal and Interest on Our Debt Obligations.

  We are a holding company, which means we conduct all of our operations and derive our operating income from our subsidiaries. Our ability to pay our obligations, including our obligation to pay principal and interest on the notes, depends on receiving dividends and other payments from our subsidiaries, raising additional funds in a public or private equity or debt offering or selling assets. Our subsidiaries constitute separate legal entities and have no obligation to pay any amounts due on the notes or to make funds available to us. Our subsidiaries' ability to pay dividends or make other payments or advances to us will depend on their operating results and the requirements of applicable law.

The Notes Are Subordinate to Our Subsidiaries' Obligations and Our Own Secured Obligations.

  The notes will be effectively subordinated in right of payment to all liabilities of our subsidiaries. This means that in the event of a bankruptcy, liquidation or reorganization, our subsidiaries must pay their creditors in full before we could use their assets to pay you. As of September 30, 2000, our subsidiaries had total liabilities after the elimination of loans and advances from us to our subsidiaries of approximately $537.2 million. In addition, the indenture governing the notes and the indentures governing our 10 1/2% senior discount notes, 9 1/4% senior notes, 8 3/8% senior notes, 9 1/2% senior notes, 8 1/8% senior notes, 12% senior notes, and 11 1/2% senior notes, which we refer to collectively as our indentures, permit us and our subsidiaries to incur additional debt, including additional debt under our Senior Secured Credit Facilities. See "Other Indebtedness."

  The notes will be unsecured and will be subordinated to our secured debt. This means if we default on any of our secured debt, including our Senior Secured Credit Facilities, our secured creditors could foreclose on their collateral and receive payment out of the proceeds of that collateral before we could use those assets to pay you. If the value of the collateral is less than the amount owed, our secured creditors will have equal rights with you to our remaining assets. As of September 30, 2000, we had total secured debt of approximately $630 million. The indentures permit us and our subsidiaries to incur additional secured debt, including unlimited purchase money debt.

Fluctuations in the Market Price of Our Class A Common Stock May Make it More Difficult for Us to Raise Capital.

  The market price of our Class A common stock is extremely volatile and has fluctuated over a wide range. These fluctuations may impair our ability to raise capital by offering equity securities. The market price may continue to fluctuate significantly in response to various factors, including:

  . market conditions in the industry

  . announcements or actions by competitors

  . sales of large amounts of our Class A common stock in the public market or the perception that such sales could occur

  . quarterly variations in operating results or growth rates

  . changes in estimates by securities analysts

  . regulatory and judicial actions

  . general economic conditions

We May Not Be Able to Successfully Integrate Acquired Companies into Our Operations, Which Could Slow Our Growth.

  The integration of acquired companies into our operations involves a number of risks, including:

  . difficulty integrating operations and personnel

  . diversion of management attention

  . potential disruption of ongoing business

  . inability to retain key personnel

  . inability to successfully incorporate acquired assets and rights into our service offerings

  . inability to maintain uniform standards, controls, procedures and policies

  . impairment of relationships with employees, customers or vendors

  Failure to overcome these risks or any other problems encountered in connection with acquisition transactions could slow our growth or lower the quality of our services, which could reduce customer demand and adversely affect our business and our ability to repay the notes.

Continued Rapid Growth of Our Network, Services and Subscribers Could Be Slowed if We Cannot Manage this Growth.

  We have rapidly expanded and developed our network, services and subscribers. This has placed and will continue to place significant demands on our management, operational and financial systems and procedures and controls. We may not be able to manage our anticipated growth effectively, which would harm our business, results of operations and financial condition and our ability to repay the notes.

  Further expansion and development will depend on a number of factors, including:

  . cooperation of existing local telephone companies

  . regulatory, legislative and other governmental developments

  . changes in the competitive climate in which we operate

  . development of customer billing, order processing and network management systems

  . availability of financing

  . technological developments

  . availability of rights-of-way, franchises, building access and antenna sites

  . existence of strategic alliances or relationships

  . emergence of future opportunities

  We will need to continue to improve our operational and financial systems and our procedures and controls as we grow. We must also develop, train and manage our employees.

We Expect to Incur Significant Losses Over the Next Several Years.

  If we do not become profitable in the future, we could have difficulty obtaining funds to continue our operations or to pay amounts due on the notes. We have incurred net losses every year since we began operations. Since January 1, 1995, our net losses applicable to common stock have been as follows:

Period                                                               Amount
------                                                           --------------
1995............................................................ $ 11.3 million
1996............................................................ $ 22.3 million
1997............................................................ $ 79.9 million
1998............................................................ $124.9 million
1999............................................................ $238.0 million
First 9 months of 2000.......................................... $377.2 million

  We expect to incur significant operating losses during the next several years while we develop our business and expand our fiber optic communications network.

Failure to Raise Necessary Capital Could Restrict Our Ability to Develop Our Network and Services and Engage in Strategic Acquisitions.

  We need significant capital to continue to expand our operations, facilities, network and services. We cannot assure you that our capital resources will permit us to fund our planned network deployment and operations or achieve operating profitability. Failure to generate or raise sufficient funds may require us to delay or abandon some of our expansion plans or expenditures, which could harm our business and competitive position.

  As of September 30, 2000, based on our business plan, capital requirements and growth projections as of that date, we estimated that we would require approximately $1.8 billion through 2002 to fund our planned capital expenditures and operating expenses. We expect to meet these funding needs through various sources, including our existing cash balances, net proceeds from the sale of the notes, our existing lines of credit, prospective sales of selected assets, exercises of outstanding options and cash flow from future operations. Our estimated aggregate capital requirements include the projected costs of:

  . expanding our fiber optic communications network, including national and intra-city fiber optic networks

  . adding voice, data and ATM switches

  . expanding operations in existing and new markets

  . funding general corporate expenses

  . integrating acquisitions

  . constructing, acquiring, developing or improving telecommunications assets

  In addition, in the event vendor financing arrangements are available on terms that allow rates of return comparable to current capital projects and are otherwise favorable to us, we may use such financing to accelerate or increment the development of our national network.

  Our estimate of future capital requirements is a "forward-looking statement" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual amount and timing of our future capital requirements may differ substantially from our estimate due to factors such as:

  . strategic acquisition costs and effects of acquisitions on our business plan, capital requirements and growth projections

  . unforeseen delays

  . cost overruns

  . engineering design changes

  . changes in demand for our services

  . regulatory, technological or competitive developments

  . new opportunities

  We also expect to evaluate potential acquisitions, joint ventures and strategic alliances on an ongoing basis. We may require additional financing if we pursue any of these opportunities.

  We may meet any additional capital needs by issuing additional debt or equity securities or borrowing funds from one or more lenders. We cannot assure you that we will have timely access to additional financing sources on acceptable terms. If we do not, we may not be able to expand our markets, operations, facilities, network and services as we intend.

Our Dependence on the MegaBells to Provide Most of Our Communications Services Could Make it More Difficult for Us to Offer Our Services at a Profit.

  The original seven regional Bell operating companies that resulted from the divestiture by AT&T in 1984 of its local telephone systems are now concentrated into four large incumbent "MegaBells." We depend on these MegaBells to provide most of our core local and some long distance services. Today, without using the communications facilities of these companies, we could not provide bundled local and long distance services to most of our customers. Because of this dependence, our communications services are highly susceptible to changes in the conditions for access to these facilities and to inadequate service quality provided by the MegaBells, and therefore we may have difficulty offering our services on a profitable and competitive basis.

  Qwest Communications International Inc. (successor to U S WEST Communications, Inc.) and SBC Communications Inc. (including its wholly-owned subsidiary Ameritech Corporation) are our primary suppliers of local lines to our customers and communications services that allow us to transfer and connect calls. The communications facilities of our suppliers allow us to provide local service, long distance service and private lines dedicated to our customers' use. If these suppliers or other companies deny or limit our access to their communications network elements or wholesale services, we may not be able to offer our communications services at profitable rates.

  Our plan to provide local service using our own communications network equipment also depends on the MegaBells. In order to interconnect our network equipment and other communications facilities to network elements controlled by the MegaBells, we must first negotiate and enter into interconnection agreements with them. Interconnection obligations imposed on the MegaBells by the Telecommunications Act of 1996 have been and continue to be subject to a variety of legal proceedings, the outcome of which could affect our ability to obtain interconnection agreements on acceptable terms. There can be no assurance that we will succeed in obtaining interconnection agreements on terms that would permit us to offer local services using our own communications network facilities at profitable and competitive rates.

Actions by the MegaBells May Make it More Difficult for Us to Offer Our Communications Services.

  The MegaBells have pursued several measures that may make it more difficult for us to offer our communications services. For example, in 1998 and 1999, SBC/Ameritech assessed extra special construction charges to install service for customers when we leased a line from them. Ameritech did not assess comparable charges to retail customers that ordered service directly from SBC/Ameritech, which put us at a disadvantage.

  In addition, during the past year Qwest filed proposals with the Iowa Utilities Board to reduce the retail prices charged by Qwest for various business services without a corresponding wholesale price reduction. If the Qwest proposals are approved, it could cause us to reduce prices and have the effect of reducing our margins on competitive local business services in Iowa.

  We have challenged or are challenging these actions before the FCC or applicable state public utility commissions. We cannot assure you we will succeed in our challenges to these or other actions by the MegaBells that would prevent or deter us from using their service or communications network elements. If the MegaBells successfully withdraw, limit our access to services or successfully charge us extraordinary costs in any location, we may not be able to offer communications services in those locations, which would harm our business.

  We anticipate that the MegaBells may also pursue legislation in states within our target market area to reduce state regulatory oversight over their rates and operations. If adopted, these initiatives could make it more difficult for us to challenge MegaBell actions in the future which could harm our business.

  We also anticipate that the MegaBells will pursue federal legislative and regulatory initiatives to undermine the Telecom Act of 1996 requirement to open local networks. If successful, these initiatives could make it more difficult to offer services on a profitable and competitive basis.

Competition in the Communications Services Industry Could Cause Us to Lose Customers and Revenue and Could Make it More Difficult for Us to Enter New Markets.

  We face intense competition in all of our markets. This competition could result in loss of customers and lower revenue for us. It could also make it more difficult for us to enter new markets. Existing local telephone companies, including Qwest, SBC, BellSouth and Verizon, currently dominate their local communications markets. Three major competitors, AT&T, WorldCom and Sprint, dominate the long distance market. Hundreds of other companies also compete in the long distance marketplace. Many other companies, including AT&T, WorldCom and Sprint, also compete in the local and long distance marketplace.

  Other competitors may include cable television providers, providers of communications network facilities dedicated to particular customers, microwave and satellite carriers, wireless telecommunications providers, private networks owned by large end-users, municipalities, electrical utilities and telecommunications management companies.

  These and other firms may enter the markets where we focus our sales efforts, which may create downward pressure on the prices for our services and negatively affect our returns. Many of our existing and potential competitors have financial and other resources far greater than ours. In addition, the trend toward mergers and strategic alliances in the communications industry may strengthen some of our competitors and could put us at a significant competitive disadvantage.

If the MegaBells Are Allowed to Offer Bundled Local and Long Distance Services in Our Markets, It Could Cause Us to Lose Customers and Revenues and Could Make It More Difficult for Us to Enter New Markets.

  Presently the MegaBells are prohibited from offering interLATA long distance services to customers in their regions until they have shown compliance with the Telecommunications Act of 1996. The MegaBells are attempting to show compliance and are seeking authority to offer in-region interLATA long distance service. Southwestern Bell has obtained such authority in Texas, and is presently seeking authority for Oklahoma, Missouri, Arkansas and Kansas. Qwest has indicated its intention to seek authority in all 14 states where it provides local service.

  If the MegaBells, which have resources far greater than ours, are authorized to bundle interLATA long distance service and local service in our markets before the MegaBell local markets are effectively open to competition, such an offering by the MegaBells could cause us to lose customers and revenues and make it more difficult for us to compete in those markets.

We May Not Develop or Make a Profit from Wireless Services.

  Developing wireless services involves a high degree of risk and will impose significant demands on our management and financial resources. It could require us to, among other things, spend substantial time and money to acquire, build and test a wireless infrastructure and enter into roaming arrangements with wireless operators in other markets or enter into other sophisticated long-term agreements. Our business plan does not currently include substantial funds for the development of wireless services. In order to offer wireless services on a widespread basis, we would need to obtain additional funding by issuing additional debt or equity securities or by borrowing funds from one or more lenders. Our PCS licenses are subject to revocation if we fail to provide substantial service with them by April 2002. We may decide not to include wireless services in our package of integrated communications services. We may decide to sell some or all of our wireless licenses. Even if we do offer wireless services, we may not develop wireless services ourselves. Even if we spend substantial amounts to develop wireless services, we may not make a profit from wireless operations.

  Our ability to successfully offer wireless services will also depend on a number of factors beyond our control, including:

  . changes in communications service rates charged by other companies

  . changes in the supply and demand for wireless services due to competition with other wireline and wireless operators in the same geographic area

  . changes in the federal, state or local regulatory requirements affecting the operation of wireless systems

  . changes in wireless technologies that could render obsolete the technology and equipment we choose for our wireless services

Competition in the Wireless Telecommunications Industry Could Make it More Difficult for Us to Successfully Offer Wireless Services.

  The wireless telecommunications industry is experiencing increasing competition and significant technological change. This will make it more difficult for us to gain a share of the wireless communications market. We expect eight or more wireless competitors in each of our potential target wireless markets. We could face additional competition from users of other wireless technologies including, but not limited to, unlicensed spectrum, satellites and lasers.

  Many of our potential wireless competitors have financial and other resources far greater than ours and have more experience testing new or improved products and services. In addition, several wireless competitors operate or plan to operate wireless telecommunications systems that encompass most of the United States, which could give them a significant competitive advantage, particularly if we offer only regional wireless services.

The Success of Our Communications Services Will Depend on Our Ability to Keep Pace with Rapid Technological Changes in Our Industry.

  Communications technology is changing rapidly. These changes influence the demand for our services. We need to be able to anticipate these changes and to develop and bring to market new and enhanced products and services quickly enough for the changing market. This will determine whether we can continue to increase our revenue and number of subscribers and remain competitive.

The Loss of Key Personnel Could Weaken Our Technical and Operational Expertise, Delay Our Introduction of New Services or Entry into New Markets and Lower the Quality of Our Services.

  We may not be able to attract, develop, motivate and retain experienced and innovative personnel. There is intense competition for qualified personnel in our lines of business. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could cause us to make less successful strategic decisions, which could hinder the introduction of new services or the entry into new markets. We could also be less prepared for technological or marketing problems, which could reduce our ability to serve our customers and lower the quality of our services. As a result, our financial condition could be adversely affected.

  Our future success depends on the continued employment of our senior management team, particularly Clark E. McLeod, our Chairman and Co-Chief Executive Officer, and Stephen C. Gray, our President and Co-Chief Executive Officer.

Failure to Obtain and Maintain Necessary Permits and Rights-of-Way Could Delay Installation of Our Networks and Interfere with Our Operations.

  To obtain access to rights-of-way needed to install our fiber optic cable, we must reach agreements with state highway authorities, local governments, transit authorities, local telephone companies and other utilities, railroads, long distance carriers and other parties. The failure to obtain or maintain any rights-of-way could delay our planned network expansion, interfere with our operations and harm our business. For example, if we lose access to a right-of-way, we may need to spend significant sums to remove and relocate our facilities.

Government Regulation May Increase Our Cost of Providing Services, Slow Our Expansion into New Markets and Subject Our Services to Additional Competitive Pressures.

  Our facilities and services are subject to federal, state and local regulations. The time and expense of complying with these regulations could slow down our expansion into new markets, increase our costs of providing services and subject us to additional competitive pressures. One of the primary purposes of the Telecommunications Act of 1996 was to open the local telephone services market to competition. While this has presented us with opportunities to enter local telephone markets, it also provides important benefits to the existing local telephone companies, such as the ability, under specified conditions, to provide out-of-region long distance service to customers in their respective regions. In addition, we need to obtain and maintain licenses, permits and other regulatory approvals in connection with some of our services. Any of the following could harm our business:

  . failure to comply with federal and state tariff requirements

  . failure to maintain proper federal, state and municipal certifications or authorizations

  . failure to comply with federal, state or local laws and regulations

  . failure to obtain and maintain required licenses and permits

  . burdensome license or permit requirements to operate in public rights-of-way

  . burdensome or adverse regulatory requirements

  . delays in obtaining or maintaining required authorizations

Our Management and Principal Stockholders Have Significant Ownership of McLeodUSA and May Have Different Interests Than the Noteholders and Other Stockholders.

  Certain decisions concerning our operations or financial structure may present conflicts of interests between our stockholders and the holders of the notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our stockholders might conflict with those of the holders of the notes. In addition, our stockholders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that in their judgment could enhance their equity investment, even though such transactions might involve additional risk to the holders of the notes.

  Alliant Energy Corporation, M/C Investors L.L.C., Media/Communications Partners III Limited Partnership, Richard Lumpkin and various trusts for the benefit of his family, Clark and Mary McLeod, and the directors and executive officers of McLeodUSA beneficially owned approximately 25% of our outstanding Class A common stock as of September 30, 2000. These stockholders may have substantial influence over management policy and many corporate actions requiring a stockholder vote, including election of the board of directors. Conflicts of interest may arise between the interests of these stockholders and our other stockholders. For example, the fact that these stockholders hold so much McLeodUSA Class A common stock could make it more difficult for a third party to acquire McLeodUSA. You should expect these stockholders may resolve any conflicts in their favor to the detriment of holders of the notes.

Preferred Stockholders May Have Interests Which Compete with the Interests of Common Stockholders and with the Interests of Noteholders.
  Holders of our preferred stock have the ability to convert their shares into approximately 112 million shares of our Class A common stock. Potential conflicts of interest may arise among holders of our Class A common stock, holders of our preferred stock and noteholders with respect to, among other things, the payment of dividends, conversion rights, asset dispositions or liquidation matters, and operation and financial decisions of our board of directors. In addition, the holders of our preferred stock have class voting rights on specified actions requiring stockholder approval.

  Holders of Series B preferred stock are entitled to receive, if declared by our board of directors, cumulative dividends at an annual rate of $127.273 per share. Furthermore, during the 180-day period commencing on September 15, 2009, the holders of our Series B preferred stock and Series C preferred stock have the right to cause us to redeem, in whole or in part, the outstanding shares of Series B preferred stock and Series C preferred stock. In addition, an agreement relating to these securities imposes certain conditions on the incurrence of indebtedness by us and our subsidiaries. Based on these rights, these preferred stockholders may have interests which compete with the interests of the noteholders.

There Is No Established Trading Market for the Notes Which Could Make It More Difficult for You to Sell Your Notes and Could Adversely Affect Their Price.

  The notes constitute a new issue of securities for which no established trading market exists. Consequently, it may be more difficult for you to sell your notes. If the notes are traded after their initial issuance, they may trade at a discount, depending upon:

  . our financial condition

  . prevailing interest rates

  . the market for similar securities

  . other factors beyond our control, including general economic conditions

  We do not intend to apply for a listing or quotation of the notes on any securities exchange. We cannot assure you of the development or liquidity of any trading market for the notes following the offering.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus supplement and accompanying prospectus and the information incorporated by reference in them include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, our management personnel, our financing plans, our future capital requirements, forecasted demographic and economic trends relating to our industry, our ability to complete acquisitions, to realize anticipated cost savings and other benefits from acquisitions and to recover acquisition-related costs, and similar matters are forward-looking statements. These statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. In some cases, you can identify these statements by our use of forward-looking words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential" or "intend." You should be aware that these statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from our expectations include those discussed in this prospectus supplement under the caption "Risk Factors." We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

  We will use the net proceeds from the sale of the notes along with funds available from prior offerings and from other financing sources: (1) to fund development and construction costs of our fiber optic network, including national and intra-city fiber optic networks, and construction, acquisition, development and improvement of telecommunications assets; (2) to fund market expansion activities in existing and new markets as well as acquisitions, joint ventures and strategic alliances; and (3) for additional working capital and other general corporate purposes, including funding operating deficits and net losses.

                                 CAPITALIZATION

  The following table shows our capitalization as of September 30, 2000, (1) on a historical basis, (2) on a pro forma basis to reflect our acquisition of CapRock as if the acquisition had occurred on September 30, 2000, and (3) as
adjusted to reflect the sale of $   million aggregate principal amount of the
notes offered hereby, net of our estimated offering expenses and the underwriting discount. You should read this table together with our consolidated financial statements and related notes and the other financial data appearing elsewhere, or incorporated by reference, into this prospectus supplement and the accompanying prospectus.

                                                      September 30, 2000
                                                --------------------------------
                                                                           As
                                                Historical  Pro Forma   Adjusted
                                                ----------  ----------  --------
                                                    (dollars in thousands)
Cash and cash equivalents.....................  $  353,620  $  356,695   $
Investments in available-for-sale securities..     226,267     273,492
                                                ----------  ----------   -----
    Total cash, cash equivalents and
     investments in
     available-for-sale securities............  $  579,887  $  630,187
                                                ==========  ==========   =====
Short-term debt...............................  $   29,103  $   29,103
Long-term debt................................   2,371,282   2,731,282
                                                ----------  ----------   -----
                                                 2,400,385   2,760,385
Redeemable convertible preferred stock
  Series B preferred stock, redeemable,
   convertible, $.01 par value, 275,000 shares
   authorized, issued and outstanding.........     687,500     687,500
  Series C preferred stock, redeemable,
   convertible, $.01 par value, 125,000 shares
   authorized, issued and outstanding.........     312,500     312,500
                                                ----------  ----------   -----
                                                 1,000,000   1,000,000
Stockholders' equity:
  Class A common stock, $.01 par value,
   2,000,000,000 shares authorized;
   585,128,506 shares issued and outstanding,
   actual.....................................       5,851       6,001
  Class B common stock, convertible, $.01 par
   value, 22,000,000 shares authorized; none
   issued or outstanding......................         --          --      --
  Series A preferred stock, convertible, $.01
   par value, 1,149,580 shares authorized,
   issued and outstanding.....................          11          11     --
  Class II preferred stock, $.001 par value,
   10,000,000 shares authorized; none issued
   or outstanding.............................         --          --      --
  Additional paid-in capital..................   3,518,626   3,714,134
  Accumulated deficit.........................    (872,444)   (872,444)
  Accumulated other comprehensive income......      51,888      51,888
                                                ----------  ----------   -----
    Total stockholders' equity................   2,703,932   2,899,590
                                                ----------  ----------   -----
    Total capitalization......................  $6,104,317  $6,659,975   $
                                                ==========  ==========   =====

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The information in the following unaudited table is based on historical financial information included in our prior SEC filings, including our annual report on Form 10-K for the fiscal year ended December 31, 1999 and the quarterly report on Form 10-Q for the quarter ended September 30, 2000. The following summary financial information should be read in connection with this historical financial information including the notes which accompany such financial information. This historical financial information is considered a part of this document. See "Where You Can Find More Information." Our audited historical financial statements as of December 31, 1999, 1998 and 1997, and for each of the three years in the period ended December 31, 1999 were audited by Arthur Andersen LLP, independent public accountants.

  The information in the following table reflects financial information for the following companies we had acquired as of September 30, 2000:

       Acquired Company                                         Date Acquired
       ----------------                                       ------------------
   MWR Telecom, Inc. ........................................ April 28, 1995
   Ruffalo, Cody & Associates, Inc. ......................... July 15, 1996
   Telecom*USA Publishing Group, Inc......................... September 20, 1996
   Consolidated Communications Inc. ......................... September 24, 1997
   Ovation Communications, Inc............................... March 31, 1999
   Splitrock Services, Inc. ................................. March 30, 2000

  In addition, we acquired CapRock Communications Corp. on December 7, 2000. See "Recent Developments."

  The operations statement data and other financial data in the table include the operations of these companies beginning on the dates they were acquired. The balance sheet data in the table include the financial position of these companies at the end of the periods presented. These acquisitions affect the comparability of the financial data for the periods presented.

  The pro forma information presented in the operations statement data and other financial data in the table includes the operations of Ovation, Splitrock and CapRock as if they had been acquired at the beginning of the periods presented and the pro forma information in the balance sheet data in the table includes the Ovation, Splitrock and CapRock financial position as of the date presented. The 1999 pro forma amounts include adjustments to the CapRock 1999 historical financial statements to give effect to the issuance by CapRock in May 1999 of $210 million of its 11 1/2% senior notes as if the note issuance had occurred at the beginning of such period.

  The information in the table reflects the following debt and equity securities that we had outstanding as of September 30, 2000:

        Description of Securities          Principal Amount    Date Issued
        -------------------------          ---------------- ------------------
   10 1/2% senior discount notes due
    March 1, 2007........................    $500 million   March 4, 1997
   9 1/4% senior notes due July 15,
    2007.................................    $225 million   July 21, 1997
   8 3/8% senior notes due March 15,
    2008.................................    $300 million   March 16, 1998
   9 1/2% senior notes due November 1,
    2008.................................    $300 million   October 30, 1998
   8 1/8% senior notes due February 15,
    2009.................................    $500 million   February 22, 1999
   Series A convertible preferred stock..    $287 million   August 11, 1999
   Series B redeemable convertible
    preferred stock......................    $687 million   September 15, 1999
   Series C redeemable convertible
    preferred stock......................    $313 million   September 15, 1999
   Senior Secured Credit Facilities......    $575 million   May 31, 2000

  The information in the table reflects the following debt securities issued in connection with our acquisition of CapRock in exchange for the cancellation of outstanding CapRock senior notes having the same principal amount and interest rate:

        Description of Securities            Principal Amount    Date Issued
        -------------------------            ---------------- -----------------
   12% senior notes due July 15, 2008.......   $150 million   December 14, 2000
   11 1/2% senior notes due May 1, 2009.....   $210 million   December 14, 2000

  The operations statement data and other financial data in the table include the effects of the issuances beginning on the dates the securities were issued. The balance sheet data in the table include the effects of these issuances at the end of the periods presented. The pro forma information presented in the operations statement data and other financial data in the table includes the effects of the issuance of the 8 1/8% senior notes, the Series A, B and C preferred stock, the Senior Secured Credit Facilities, the 12% senior notes and the 11 1/2% senior notes as if each had occurred at the beginning of 1999. See "Other Indebtedness."

  On June 30, 1999, we announced that our board of directors had declared a two-for-one stock split to be effected in the form of a stock dividend. The record date for the stock split was July 12, 1999. Stockholders of record at the market close on that date received one additional share of our Class A common stock for each share held. Distribution of the additional shares took place on July 26, 1999. On February 29, 2000, we announced that our board of directors had declared a three-for-one stock split to be effected in the form of a stock dividend. The record date for the stock split was April 4, 2000. Stockholders of record at the market close on that date received two additional shares of our Class A common stock for each share held. Distribution of the additional shares took place on April 24, 2000. All information in the selected consolidated financial data has been adjusted to reflect the two-for-one stock split and the three-for-one stock split.

  The ratio of earnings to fixed charges is calculated as follows: earnings consist of net loss before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all debt (including capitalized interest), amortization of debt discount and deferred loan costs and the portion of rental expense that is representative of the interest component of rental expense (deemed to be one-third of rental expense which management believes is a reasonable approximation of the interest component). For each of the years ended December 31, 1995, 1996, 1997, 1998 and 1999, earnings were insufficient to cover fixed charges by $11.4 million, $22.6 million, $84.4 million, $135.5 million, and $243.3 million, respectively. For the nine months ended September 30, 1999 and 2000, earnings were insufficient to cover fixed charges by $182.9 million and $354.4 million, respectively. On a pro forma basis, earnings would not have been sufficient to cover fixed charges by $524.1 million and $478.1 million for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively.

                                                 (table begins on the next page)

                      Selected Consolidated Financial Data
                     (In thousands, except per share data)

                                          Year Ended December 31,
                         ---------------------------------------------------------------
                                                                              Pro Forma
                           1995      1996      1997      1998       1999       1999(1)
                         --------  --------  --------  ---------  ---------  -----------
                                                                             (unaudited)
Operations Statement
 Data:
 Revenue................ $ 28,998  $ 81,323  $267,886  $ 604,146  $ 908,792  $1,210,667
                         --------  --------  --------  ---------  ---------  ----------
 Operating expenses:
   Cost of service......   19,667    52,624   151,190    323,208    457,085     699,401
   Selling, general and
    administrative......   18,054    46,044   148,158    260,931    392,687     481,488
   Depreciation and
    amortization........    1,835     8,485    33,275     89,107    190,695     346,957
   Other................      --      2,380     4,632      5,575        --          --
                         --------  --------  --------  ---------  ---------  ----------
   Total operating
    expenses............   39,556   109,533   337,255    678,821  1,040,467   1,527,846
 Operating loss.........  (10,558)  (28,210)  (69,369)   (74,675)  (131,675)   (317,179)
 Interest income
  (expense), net........     (771)    5,369   (11,967)   (52,234)   (94,244)   (191,068)
 Other income...........      --        495     1,426      1,997      5,637       7,163
 Income taxes...........      --        --        --         --         --          --
                         --------  --------  --------  ---------  ---------  ----------
 Net loss...............  (11,329)  (22,346)  (79,910)  (124,912)  (220,282)   (501,084)
 Preferred stock
  dividends.............      --        --        --         --     (17,727)    (54,375)
                         --------  --------  --------  ---------  ---------  ----------
 Loss applicable to
  common stock.......... $(11,329) $(22,346) $(79,910) $(124,912) $(238,009) $ (555,459)
                         ========  ========  ========  =========  =========  ==========
 Loss per common
  share................. $   (.07) $   (.09) $   (.24) $    (.33) $    (.54) $     (.99)
                         ========  ========  ========  =========  =========  ==========
 Weighted average
  common shares
  outstanding...........  168,024   243,036   329,844    376,842    443,130     559,738
                         ========  ========  ========  =========  =========  ==========
 Ratio of earnings to
  fixed charges.........      --        --        --         --         --          --
                         ========  ========  ========  =========  =========  ==========

                                             Nine Months Ended September 30,
                                           -----------------------------------
                                                                    Pro Forma
                                              1999        2000       2000(2)
                                           ----------- ----------- -----------
                                           (unaudited) (unaudited) (unaudited)
Operations Statement Data:
 Revenue..................................  $ 644,875   $ 986,727  $ 1,208,682
                                            ---------   ---------  -----------
 Operating expenses:
   Cost of service........................    327,438     548,612      726,301
   Selling, general and administrative....    282,385     403,905      484,398
   Depreciation and amortization..........    130,583     276,834      334,405
   Other..................................        --          --           872
                                            ---------   ---------  -----------
   Total operating expenses...............    740,406   1,229,351    1,545,976
 Operating loss...........................    (95,531)   (242,624)    (337,294)
 Interest income (expense), net...........    (79,326)    (70,537)     (99,601)
 Other income.............................      7,555       1,227        1,232
 Income taxes.............................        --          --           --
                                            ---------   ---------  -----------
 Net loss before extraordinary charge.....   (167,302)   (311,934)    (435,663)
 Extraordinary charge for early
  retirement of debt......................        --      (24,446)     (24,446)
                                            ---------   ---------  -----------
 Net loss.................................   (167,302)   (336,380)    (460,109)
 Preferred stock dividends................     (4,125)    (40,806)     (40,806)
                                            ---------   ---------  -----------
 Loss applicable to common stock..........  $(171,427)  $(377,186) $   500,915
                                            =========   =========  ===========
 Loss per common share....................  $    (.39)  $    (.69) $      (.84)
                                            =========   =========  ===========
 Weighted average common shares
  outstanding.............................    434,946     547,313      592,937
                                            =========   =========  ===========
 Ratio of earnings to fixed charges.......        --          --           --
                                            =========   =========  ===========

                      Selected Consolidated Financial Data
                     (In thousands, except per share data)

                                           December 31,                        September 30, 2000
                         -------------------------------------------------- ------------------------
                          1995      1996      1997       1998       1999      Actual    Pro Forma(3)
                         -------  -------- ---------- ---------- ---------- ----------- ------------
                                                                            (unaudited) (unaudited)
Balance Sheet Data:
Current assets.......... $ 8,507  $224,401 $  517,869 $  793,192 $1,569,473 $  959,403   $1,128,889
Working capital
 (deficit).............. $(1,208) $185,968 $  378,617 $  613,236 $1,272,794 $  397,445   $  323,318
Property and equipment,
 net.................... $16,119  $ 92,123 $  373,804 $  629,746 $1,270,032 $2,162,321   $2,691,883
Total assets............ $28,986  $452,994 $1,345,652 $1,925,197 $4,203,147 $6,669,726   $7,468,997
Long-term debt.......... $ 3,600  $  2,573 $  613,384 $1,245,170 $1,763,775 $2,371,282   $2,731,282
Redeemable convertible
 preferred stock........ $   --   $    --  $      --  $      --  $1,000,000 $1,000,000   $1,000,000
Stockholders' equity.... $14,958  $403,429 $  559,379 $  462,806 $1,108,542 $2,703,932   $2,899,590

                                         Year Ended December 31,
                         ----------------------------------------------------------
                                                                         Pro Forma
                          1995      1996      1997      1998     1999      1999
                         -------  --------  --------  -------- -------- -----------
                                                                        (unaudited)
Other Financial Data:
Capital expenditures
Property, plant and
 equipment.............. $ 6,364  $ 79,845  $179,255  $289,923 $580,003 $  820,756
Business acquisitions... $ 8,333  $ 93,937  $421,882  $ 49,737 $736,626 $3,376,180
EBITDA(4)............... $(8,723) $(17,345) $(31,462) $ 20,007 $ 59,020 $   29,778

                                              Nine Months Ended September 30,
                                            -----------------------------------
                                                                     Pro Forma
                                               1999        2000        2000
                                            ----------- ----------- -----------
                                            (unaudited) (unaudited) (unaudited)
Other Financial Data:
Capital expenditures
Property, plant and equipment..............  $375,235   $  877,195  $1,248,307
Business acquisitions......................  $691,087   $2,067,457  $2,303,272
EBITDA(4)..................................  $ 35,052   $   34,210  $   (2,017)

--------
(1) Calculation of Unaudited Pro Forma Condensed Consolidated Statement of Operations for twelve months ended December 31, 1999 is on page S-28.
(2) Calculation of Unaudited Pro Forma Condensed Consolidated Statement of Operations for nine months ended September 30, 2000 is on page S-29.
(3) Calculation of Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2000 is on page S-26.
(4) EBITDA consists of operating loss before depreciation, amortization and other nonrecurring operating expenses. McLeodUSA has included EBITDA data because it is a measure commonly used in the industry. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity.

                            PRO FORMA FINANCIAL DATA

  The following unaudited pro forma financial information has been prepared to give effect to:

  .  the issuance of the 8 1/8% senior notes in February 1999

  .  the acquisition of Ovation Communications, Inc. in March 1999

  .  the issuance of the 6.75% Series A preferred stock in August 1999

  . the issuance of the Series B preferred stock and Series C preferred stock in September 1999

  .  the acquisition of Splitrock Services, Inc. in March 2000

  .  the completion of the Senior Secured Credit Facilities in May 2000

  .  the acquisition of CapRock Communications Corp. in December 2000

  . the issuance of the 12% senior notes and 11 1/2% senior notes in December 2000 in exchange for the cancellation of CapRock senior notes having the same principal amount and interest rate

  For purposes of this pro forma presentation, the issuances of the Series A, Series B and Series C preferred stock are collectively referred to as the "Preferred Stock Issuances."

  The Unaudited Pro Forma Condensed Consolidated Balance Sheet assumes that the acquisition of CapRock and the issuance of the 12% senior notes and the 11 1/2% senior notes were consummated on September 30, 2000.

  The Unaudited Pro Forma Condensed Consolidated Statements of Operations include the operations of Ovation, the operations of Splitrock, and the operations of CapRock as if the acquisitions of Ovation, Splitrock and CapRock were consummated on January 1, 1999 and the related weighted average share amounts have been adjusted to give effect to the shares issued in the transactions as if they had been issued on January 1, 1999. The CapRock results have been adjusted to give effect to the issuance in May 1999 by CapRock of $210 million of its 11 1/2% senior notes due 2009 as if the issuance was consummated on January 1, 1999. It also assumes that each of the following began on January 1, 1999: (1) the payment of interest related to the 8 1/8% senior notes and the Senior Secured Credit Facilities, (2) the payment of dividends related to the Preferred Stock Issuances and (3) the additional depreciation and amortization due to the increased value of tangible and intangible assets acquired through the acquisitions of Ovation, Splitrock and CapRock, using the purchase method of accounting, began January 1, 1999. The unaudited pro forma financial information is derived from and should be read in conjunction with our consolidated financial statements and the related notes thereto included in our annual report on Form 10-K for the fiscal year ended December 31, 1999. The pro forma adjustments for the acquisitions of Ovation and Splitrock, the 8 1/8% senior notes and the Preferred Stock Issuances are incorporated by reference from a Current Report on Form 8-K/A filed with the SEC on June 13, 2000.

  For purposes of allocating the net purchase price of CapRock among the various assets to be acquired, we have preliminarily considered the carrying value of the acquired assets to approximate their fair value, with all of the excess of the net purchase price being attributed to intangible assets, primarily goodwill. We intend to more fully evaluate the acquired assets of CapRock and, as a result, the allocation of the net purchase price among the acquired tangible and intangible assets may change.

  The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred had any of these transactions been consummated at the beginning of 1999, nor is it necessarily indicative of future operating results or financial position.

                                                 (table begins on the next page)

                    McLeodUSA Incorporated and Subsidiaries

           Unaudited Pro Forma Condensed Consolidated Balance Sheets
            (In thousands, except share and per share information)
                           As of September 30, 2000

                                                Adjustments for Pro Forma for
                                                    CapRock        CapRock
                          McLeodUSA   CapRock   Acquisition (1)  Acquisition
                          ----------  --------  --------------- -------------
ASSETS
Current Assets:
 Cash and cash
  equivalents...........  $  579,887  $ 50,300      $   --       $  630,187
 Other current assets...     379,516   137,087      (17,901)(2)     498,702
                          ----------  --------      -------      ----------
 Total Current Assets...     959,403   187,387      (17,901)      1,128,889
 Property and Equipment,
  net...................   2,162,321   529,562          --        2,691,883
 Intangible assets......   3,379,122       --        79,630 (1)   3,458,752
 Other assets...........     168,880    20,593          --          189,473
                          ----------  --------      -------      ----------
 Total Assets...........  $6,669,726  $737,542      $61,729      $7,468,997
                          ==========  ========      =======      ==========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
 Current Liabilities....  $  561,958  $222,037      $21,576 (3)  $  805,571
 Long-term debt, less
  current maturities....   2,371,282   348,576       11,424 (4)   2,731,282
 Other long-term
  liabilities...........      32,554     5,825       (5,825)(2)      32,554
                          ----------  --------      -------      ----------
 Total Liabilities......   2,965,794   576,438       27,175       3,569,407
                          ----------  --------      -------      ----------
 Redeemable convertible
  preferred stock.......   1,000,000       --           --        1,000,000
                          ----------  --------      -------      ----------
Stockholders' Equity:
 Preferred stock........          11       --           --               11
 Common stock...........       5,851       388         (238)          6,001
 Additional paid-in
  capital...............   3,518,626   191,759        3,749       3,714,134
 Treasury Stock, at
  cost..................         --       (678)         678             --
 Retained earnings
  (deficit).............    (872,444)  (30,176)      30,176        (872,444)
 Accumulated other
  comprehensive income..      51,888      (189)         189          51,888
                          ----------  --------      -------      ----------
 Total Stockholders'
  Equity................   2,703,932   161,104       34,554       2,899,590
                          ----------  --------      -------      ----------
 Total Liabilities and
  Stockholders' Equity..  $6,669,726  $737,542      $61,729      $7,468,997
                          ==========  ========      =======      ==========

--------
(1) The adjustment for the acquisition of CapRock reflects the preliminary allocation of the net purchase price of CapRock to the net assets of CapRock that were acquired, including intangible assets, and records the issuance of 15,009,924 shares of our Class A common stock valued at $13.77 per share. The value of $13.77 per share represents the average closing price of our Class A common stock on the Nasdaq National Market for the 10 trading days beginning five days prior to the date the merger agreement was announced, October 2, 2000, and ending four days after such announcement. The net purchase price of approximately $579 million is equal to the total of: (1) the product of (A) the sum of (x) the total number of outstanding CapRock common stock options with exercise prices below the closing price of $5.38 (totaling 381,944) as of December 7, 2000, multiplied by the conversion ratio of 0.3876, plus (y) the total number of shares of our Class A common stock issued (15,009,924) multiplied by (B) $13.77, the value of a share of our Class A common stock (calculated as described above), minus (2) the aggregate option proceeds to be received (approximately $0.9 million) plus (3) the principal amount of outstanding CapRock senior notes ($360 million) and the estimated liabilities directly attributable to the merger ($11 million). The allocation of the net purchase price to the net assets, excluding debt, (approximately $499 million) and debt ($360 million) of CapRock as of September 30, 2000, results in goodwill of approximately $80 million.

(2) To eliminate CapRock's deferred tax assets and deferred tax liabilities. We are in a net deferred tax asset position and will continue to provide a valuation allowance on the net deferred tax assets.
(3) Reflects an increase in current liabilities related to banking, legal and accounting fees and other matters directly attributable to the merger under EITF 95-3.
(4) Reflects write-off of debt issuance costs and unaccreted discount on Caprock's senior notes.

                    McLeodUSA Incorporated and Subsidiaries

      Unaudited Pro Forma Condensed Consolidated Statements of Operations
                 (In thousands, except per share information)

                                           Twelve Months Ended December 31, 1999
                          ------------------------------------------------------------------------------
                          Pro Forma for  Adjustment    Pro Forma               Adjustments    Pro Forma
                            Splitrock    for Credit    for Credit  CapRock As  for CapRock   for CapRock
                          Acquisition(2) Facilities    Facilities  Adjusted(4) Acquisition   Acquisition
                          -------------- ----------    ----------  ----------- -----------   -----------
Operations Statement
Data:
 Revenue................    $1,018,044    $    --      $1,018,044   $192,623     $   --      $1,210,667
                            ----------    --------     ----------   --------     -------     ----------
 Operating expenses:
 Cost of service........       583,725         --         583,725    115,676         --         699,401
 Selling, general and
 administrative.........       424,953         --         424,953     56,535         --         481,488
 Depreciation and
 amortization...........       333,277         --         333,277      9,698       3,982(5)     346,957
 Other..................           --          --             --         --          --             --
                            ----------    --------     ----------   --------     -------     ----------
  Total operating
  expenses..............     1,341,955         --       1,341,955    181,909       3,982      1,527,846
                            ----------    --------     ----------   --------     -------     ----------
 Operating income
 (loss).................      (323,911)        --        (323,911)    10,714      (3,982)      (317,179)
 Interest income
 (expense), net.........      (127,456)    (36,493)(3)   (163,949)   (27,119)        --        (191,068)
 Other nonoperating
 income (expense).......         5,637         --           5,637      1,526         --           7,163
 Income taxes...........           --          --             --       5,505      (5,505)(6)        --
                            ----------    --------     ----------   --------     -------     ----------
 Net income (loss)......      (445,730)    (36,493)      (482,223)    (9,374)     (9,487)      (501,084)
 Preferred stock
 dividends..............       (54,375)        --         (54,375)       --          --         (54,375)
                            ----------    --------     ----------   --------     -------     ----------
 Earnings applicable to
 common stock...........    $ (500,105)   $(36,493)    $ (536,598)  $ (9,374)    $(9,487)    $ (555,459)
                            ==========    ========     ==========   ========     =======     ==========
 Loss per common and
 common equivalent
 share..................    $    (0.92)                $    (0.99)                           $    (0.99)
                            ==========                 ==========                            ==========
 Weighted average common
 and common equivalent
 shares outstanding.....       544,728                    544,728                 15,010        559,738
                            ==========                 ==========                =======     ==========
Other Financial Data:
 EBITDA(1)..............    $    9,366    $    --      $    9,366   $ 20,412     $   --      $   29,778

----
(1) EBITDA consists of operating loss before depreciation, amortization and other nonrecurring operating expenses. We have included EBITDA data because it is a measure commonly used in the industry. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flows as a measure of liquidity.
(2) The "Pro Forma for Splitrock Acquisition" information is derived from the Pro Forma Financial Statements that we filed with the SEC on a Current Report on Form 8-K/A on June 13, 2000.
(3) We used cash on hand and funds drawn from the Senior Secured Credit Facilities to retire the outstanding Splitrock 11 3/4% senior notes in July 2000. This adjustment records the pro forma annual interest expense of approximately $66 million on the Senior Secured Credit Facilities, reduced by the interest expense on the Splitrock 11 3/4% senior notes as previously reported in the "Pro Forma for Splitrock Acquisition."
(4) As adjusted financial information gives effect to the issuance by CapRock of $210 million of its 11 1/2% senior notes due 2009 in May 1999 as if such issuance had occurred on January 1, 1999. See "CapRock Communications Corp.--Unaudited Pro Forma Condensed Statement of Operations."
(5) To amortize intangibles acquired in the merger over 20 years.
(6) To eliminate CapRock's income tax benefit.

                    McLeodUSA Incorporated and Subsidiaries

      Unaudited Pro Forma Condensed Consolidated Statements of Operations
                 (In thousands, except per share information)

                                                       Nine Months Ended September 30, 2000
                    -------------------------------------------------------------------------------------------------------
                                             Adjustments     Pro Forma   Adjustments    Pro Forma             Adjustments
                                            for Splitrock  for Splitrock for Credit     for Credit            for CapRock
                    McLeodUSA  Splitrock(2) Acquisition(2)  Acquisition  Facilities     Facilities  CapRock   Acquisition
                    ---------  ------------ -------------- ------------- -----------    ----------  --------  -----------
Operations
Statement Data:
 Revenue..........  $ 986,727    $ 35,037     $     --      $1,021,764    $    --       $1,021,764  $186,918   $    --
                    ---------    --------     ---------     ----------    --------      ----------  --------   --------
 Operating
 expenses:
 Cost of service..    548,612      42,580           --         591,192         --          591,192   135,109        --
 Selling, general
 and
 administrative...    403,905      10.012           --         413,917         --          413,917    70,481        --
 Depreciation and
 amortization.....    276,834      12,470        27,097        316,401         --          316,401    15,018      2,986(4)
 Other............        --          872           --             872         --              872       --         --
                    ---------    --------     ---------     ----------    --------      ----------  --------   --------
  Total operating
  expenses........  1,229,351      65,934        27,097      1,322,382         --        1,322,382   220,608      2,986
                    ---------    --------     ---------     ----------    --------      ----------  --------   --------
 Operating income
 (loss)...........   (242,624)    (30,897)      (27,097)      (300,618)        --         (300,618)  (33,690)    (2,986)
 Interest income
 (expense), net...    (70,537)     (6,302)          --         (76,839)    (15,086)(3)     (91,925)   (7,676)       --
 Other
 nonoperating
 income
 (expense)........      1,227         --            --           1,227         --            1,227         5        --
 Income taxes.....        --          --            --             --          --              --      9,118     (9,118)(5)
                    ---------    --------     ---------     ----------    --------      ----------  --------   --------
 Net loss before
 extraordinary
 charge ..........   (311,934)    (37,199)      (27,097)      (376,230)    (15,086)       (391,316)  (32,243)   (12,104)
 Extraordinary
 charge for early
 retirement of
 debt.............    (24,446)        --            --         (24,446)        --          (24,446)      --         --
                    ---------    --------     ---------     ----------    --------      ----------  --------   --------
 Net income
 (loss)...........   (336,380)    (37,199)      (27,097)      (400,676)    (15,086)       (415,762)  (32,243)   (12,104)
 Preferred stock
 dividends........    (40,806)        --            --         (40,806)        --          (40,806)      --         --
                    ---------    --------     ---------     ----------    --------      ----------  --------   --------
 Earnings
 applicable to
 common stock.....  $(377,186)   $(37,199)    $ (27,097)    $ (441,482)   $(15,086)     $ (456,568) $(32,243)  $(12,104)
                    =========    ========     =========     ==========    ========      ==========  ========   ========
 Loss per common
 and common
 equivalent
 share............  $   (0.69)                              $    (0.76)                 $    (0.79)
                    =========                               ==========                  ==========
 Weighted average
 common and common
 equivalent shares
 outstanding......    547,313                    30,614        577,927                     577,927               15,010
                    =========                 =========     ==========                  ==========             ========
Other Financial
Data:
 EBITDA(1)........  $  34,210    $(17,555)    $     --      $   16,655    $    --       $   16,655  $(18,672)  $    --
                     Pro Forma
                    for CapRock
                    Acquisition
                    ------------
Operations
Statement Data:
 Revenue..........  $1,208,682
                    ------------
 Operating
 expenses:
 Cost of service..     726,301
 Selling, general
 and
 administrative...     484,398
 Depreciation and
 amortization.....     334,405
 Other............         872
                    ------------
  Total operating
  expenses........   1,545,976
                    ------------
 Operating income
 (loss)...........    (337,294)
 Interest income
 (expense), net...     (99,601)
 Other
 nonoperating
 income
 (expense)........       1,232
 Income taxes.....         --
                    ------------
 Net loss before
 extraordinary
 charge ..........    (435,663)
 Extraordinary
 charge for early
 retirement of
 debt.............     (24,446)
                    ------------
 Net income
 (loss)...........    (460,109)
 Preferred stock
 dividends........     (40,806)
                    ------------
 Earnings
 applicable to
 common stock.....  $ (500,915)
                    ============
 Loss per common
 and common
 equivalent
 share............  $    (0.84)
                    ============
 Weighted average
 common and common
 equivalent shares
 outstanding......     592,937
                    ============
Other Financial
Data:
 EBITDA(1)........  $   (2,017)

----
(1) EBITDA consists of operating loss before depreciation, amortization and other nonrecurring operating expenses. We have included EBITDA data because it is a measure commonly used in the industry. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flows as a measure of liquidity.
(2) The "Splitrock" column represents Splitrock's Statement of Operations for the period of January 1, 2000 through March 30, 2000, the date of our acquisition of Splitrock. The Splitrock financial statements and the information in the "Adjustments for Splitrock Acquisition" column are from the Pro Forma Financial Statements that were filed by us with the SEC on a Current Report on Form 8-K/A on June 13, 2000.
(3) We used cash on hand and funds drawn from the Senior Secured Credit Facilities to retire the outstanding Splitrock 11 3/4% senior notes in July 2000. This adjustment records the pro forma interest expense on the Senior Secured Credit Facilities reduced by the interest expense on the Splitrock 11 3/4% senior notes as previously reported in the "Pro Forma for Splitrock Acquisition."
(4) To amortize intangibles acquired in the merger over 20 years.
(5) To eliminate CapRock's income tax benefit.

                          CapRock Communications Corp.

             Unaudited Pro Forma Condensed Statements of Operations
                  (In thousands, except per share information)

The following unaudited pro forma financial information has been prepared to give effect to the issuance by CapRock of $210 million of its 11 1/2% senior notes due 2009 in May 1999 as if such issuance had occurred on January 1, 1999. The unaudited pro forma financial information is derived from and should be read in conjunction with the financial statements of CapRock and the related notes thereto included in the CapRock Annual Report on Form 10-K for the fiscal year ended December 31, 1999, which has been filed by CapRock with the SEC. The pro forma adjustments are based upon available information and assumptions that management believes to be reasonable.

                                         Twelve Months Ended December 31, 1999
                                         --------------------------------------
                                                                    Pro Forma
                                                   Adjustments for for May 1999
                                         CapRock   May 1999 Notes     Notes
                                         --------  --------------- ------------
Operations Statement Data:
 Revenue................................ $192,623      $   --        $192,623
                                         --------      -------       --------
 Operating expenses:
  Cost of service.......................  115,676          --         115,676
  Selling, general and administrative...   56,535          --          56,535
  Depreciation and amortization.........    9,698          --           9,698
  Other.................................      --           --             --
                                         --------      -------       --------
    Total operating expenses............  181,909          --         181,909
  Operating income (loss)...............   10,714          --          10,714
  Interest income (expense), net........  (17,861)      (9,258)       (27,119)
  Other nonoperating income (expense)...    1,526          --           1,526
  Income tax benefit (expense)..........    2,080        3,425          5,505
                                         --------      -------       --------
  Net income (loss).....................   (3,541)      (5,833)        (9,374)
  Preferred stock dividends.............      --           --             --
                                         --------      -------       --------
  Earnings applicable to common stock... $ (3,541)     $(5,833)      $ (9,374)
                                         ========      =======       ========
  Loss per common and common equivalent
   share................................ $  (0.11)     $ (0.19)      $  (0.30)
                                         ========      =======       ========
  Weighted average common and common
   equivalent shares outstanding........   31,727          --          31,727
                                         ========      =======       ========

                            DESCRIPTION OF THE NOTES

  Please read the following information concerning the notes and the indenture in conjunction with the statements under "Description of Debt Securities" in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supercedes. The following information is a summary and does not purport to be complete.

General

  The notes will be issued under an indenture, which we refer to as the base indenture, as supplemented by a first supplemental indenture, which we refer to as the supplemental indenture, between McLeodUSA and United States Trust Company of New York, as trustee. We refer to the base indenture and the supplemental indenture taken together as the indenture. For purposes of this description of the notes, "McLeodUSA," "we," "our" or "us" refers to McLeodUSA Incorporated and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis.

  The terms of the notes include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the base indenture. The notes will be subject to all of those terms, and holders of the notes are referred to the indenture and the Trust Indenture Act for a complete statement of the applicable terms. A copy of the indenture will be filed with the SEC and is available from McLeodUSA on request. The statements and definitions of terms under this caption relating to the notes and the indenture are summaries and do not purport to be complete. These summaries make use of terms defined in the indenture and are qualified in their entirety by express reference to the indenture. Some of the terms used in this description are defined below under "--Definitions."

  The notes will rank equal in right of payment with our 10 1/2% senior discount notes, 9 1/4% senior notes, 8 3/8% senior notes, 9 1/2% senior notes, 8 1/8% senior notes, 11 1/2% senior notes and 12% senior notes, and all other existing and future senior unsecured indebtedness of McLeodUSA and will rank senior in right of payment to all existing and future subordinated indebtedness of McLeodUSA. As of September 30, 2000, McLeodUSA had no outstanding subordinated indebtedness and, other than our 10 1/2% senior discount notes, 9 1/4% senior notes, 8 3/8% senior notes, 9 1/2% senior notes, 8 1/8% senior notes, 11 1/2% senior notes and 12% senior notes, had no outstanding indebtedness that would rank equal with the notes. For a summary description of these notes and other outstanding indebtedness of McLeodUSA, see "Other Indebtedness." The notes will not be secured by any assets and will be effectively subordinated to any existing and future secured indebtedness of McLeodUSA and its subsidiaries, including our Senior Secured Credit Facilities and any Senior Credit Facility or any Qualified Receivable Facility we may enter into, to the extent of the value of the assets securing such indebtedness. As of September 30, 2000, the total secured indebtedness of McLeodUSA and its subsidiaries was approximately $630 million.

  The operations of McLeodUSA are conducted through its subsidiaries and, therefore, McLeodUSA depends upon cash flow from those entities to meet its obligations. The subsidiaries will have no direct obligation to pay amounts due on the notes and will not guarantee the notes. As a result, the notes will be effectively subordinated to all existing and future third-party indebtedness, including our Senior Secured Credit Facilities and any Senior Credit Facility or any applicable Qualified Receivable Facility we may enter into, and other liabilities of subsidiaries of McLeodUSA, including trade payables. As of September 30, 2000, the total liabilities of subsidiaries of McLeodUSA, after the elimination of loans and advances by McLeodUSA to its subsidiaries, were approximately $537.2 million. Any rights McLeodUSA or its creditors, including the holders of notes, may have to participate in the assets of any subsidiary of McLeodUSA upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors.

Principal, Maturity and Interest

  The notes will be limited in principal amount to $450 million and will mature
on January   , 2009. Interest on the notes will accrue at the rate of   % per
annum and will be payable in cash semi-annually in arrears on January 1 and July 1 of each year, commencing July 1, 2001. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Principal and interest will be payable at the office of the Paying Agent but, at the option of McLeodUSA, interest may be paid by check mailed to the registered holders at their registered addresses. The notes will be issued without coupons and in fully registered form only, in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof. Unless otherwise designated by McLeodUSA, the office or agency of McLeodUSA in New York will be the office of the trustee maintained for such purpose. The notes will be issued only against payment therefor in immediately available funds.

Book-Entry System

  The notes will initially be issued in the form of one or more fully-registered global securities, which we refer to herein as Global Securities, held in book-entry form. This means that McLeodUSA will not issue certificates for the notes to the holders. Instead, the notes will be deposited with the trustee as custodian for The Depository Trust Company ("DTC"), which will act as the depository for the notes. DTC or its nominee will initially be the sole registered holder of the notes for all purposes under the indenture. Except as set forth below, a Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC.

  The notes, if any, that are issued as described below under "--Certificated Notes" will be issued in definitive form. Upon the transfer of a note in definitive form, such note will, unless the Global Security has previously been exchanged for notes in definitive form, be exchanged for an interest in the Global Security representing the principal amount notes being transferred.

  DTC has advised McLeodUSA that it is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities Exchange Act. DTC holds securities that its participants ("direct participants") deposit with DTC and facilitates the clearance and settlement of securities transactions among its direct participants in such securities through electronic book-entry changes in accounts of the direct participants, thereby eliminating the need for physical movement of securities certificates. DTC's direct participants include securities brokers and dealers including the underwriters, banks, trust companies, clearing corporations and various other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants").

  Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each note ("beneficial owner") is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in notes represented by Global Securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  All payments of principal of, premium on, if any, or interest on notes represented by a Global Security will be made to Cede & Co. (or such other nominee of DTC). McLeodUSA has been advised that DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detail information from McLeodUSA or the trustee, on the payable date in accordance with their respective holdings shown on DTC's records. McLeodUSA expects that payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of such participant and not of DTC, McLeodUSA, or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Payment of principal, premium, if any, and interest to Cede & Co. (or other nominee of DTC) is the responsibility of McLeodUSA or the trustee, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants. None of McLeodUSA, the trustee, any agent of McLeodUSA or the underwriters will have any responsibility or liability for:

  1. any aspect of DTC's reports relating to or payments made on account of beneficial ownership interests in a Global Security representing any notes or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests or

  2. any other matter relating to the actions and practices of DTC or any of its participants.

  So long as DTC or its nominee is the registered owner or holder of such Global Security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the indenture and the notes. Beneficial interests in notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to, and will not be considered the holders of, such Global Security for any purposes under the indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. McLeodUSA understands that, under existing industry practices, in the event that McLeodUSA requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  DTC has advised McLeodUSA that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account with DTC interests in the Global Security are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that McLeodUSA believes to be reliable, but McLeodUSA takes no responsibility for the accuracy thereof.

Certificated Notes

  The notes represented by a Global Security are exchangeable for certificated notes only if:

  . DTC notifies McLeodUSA that it is unwilling or unable to continue as a depository for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act, and a successor depository is not appointed by within 90 days

  . McLeodUSA executes and delivers to the trustee a notice that such Global
    Security shall be so transferable, registrable and exchangeable, and such transfer shall be registrable, or

  . there shall have occurred and be continuing an Event of Default with respect to the notes represented by such Global Security and the beneficial owners representing a majority in principal amount of the notes represented by such Global Security advise DTC to cease acting as the depository for such Global Security

Any Global Security that is exchangeable for certificated notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in such names as DTC or its nominee holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or its nominee. In the event that a Global Security becomes exchangeable for certificated notes:

  . certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof

  . payment of principal, any repurchase price, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency we maintain for such purposes, and

  . no service charge will be made for any issuance of the certificated notes, although McLeodUSA may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith

Mandatory Redemption

  Except as set forth under "--Repurchase at the Option of Holders upon a Change of Control" and "--Asset Sales," McLeodUSA is not required to make mandatory redemption payments or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders upon a Change of Control

  Upon the occurrence of a Change of Control, each holder shall have the right to require McLeodUSA to repurchase all or any part, equal to $1,000 principal amount or an integral multiple thereof, of such holder's notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to any Change of Control Payment Date.

  Within 30 days following any Change of Control, McLeodUSA or the trustee, at the request and expense of McLeodUSA, shall mail a notice to each holder stating:

  . that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant described under "--Repurchase at the Option of Holders upon a Change of Control" and that all notes timely tendered will be accepted for payment

  . the Change of Control Purchase Price and the purchase date (the "Change of Control Payment Date"), which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed

  . that any notes or portions thereof not tendered or accepted for payment will continue to accrue interest

  . that, unless McLeodUSA defaults in the payment of the Change of Control
    Purchase Price, all notes or portions thereof accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest from and after the Change of Control Payment Date

  . that holders electing to have any notes or portions thereof purchased under a Change of Control Offer will be required to surrender their notes before the close of business on the third Business Day preceding the Change of Control Payment Date

  . that holders will be entitled to withdraw their election if the Paying
    Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes delivered for purchase, and a statement that such holder is withdrawing its election to have such notes or portions thereof purchased

  . that holders electing to have notes purchased under the Change of Control
    Offer must specify the principal amount that is being tendered for purchase, which principal amount must be $1,000 or an integral multiple thereof

  . that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the note or notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof, and

  . any other information necessary to enable any holder to tender notes and to have such notes purchased pursuant to the indenture

  McLeodUSA will comply with the requirements of Section 14(e) under the Securities Exchange Act and any other securities laws or regulations, to the extent such laws and regulations are applicable, in connection with the repurchase of notes under a Change of Control Offer.

  On the Change of Control Payment Date, McLeodUSA will:

  . accept for payment notes or portions thereof properly tendered under the Change of Control Offer

  . irrevocably deposit with the Paying Agent in immediately available funds an amount equal to the Change of Control Purchase Price in respect of all notes or portions thereof accepted, and

  . deliver, or cause to be delivered, to the trustee the notes accepted together with a Company Certificate listing the notes or portions thereof tendered to McLeodUSA and accepted for payment

The Paying Agent shall promptly mail to each holder of accepted notes payment in an amount equal to the Change of Control Purchase Price for such notes, and the trustee shall promptly authenticate and mail to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note shall be in a principal amount of $1,000 or any integral multiple thereof.

  The existence of the holders' right to require, subject to several conditions, McLeodUSA to repurchase notes upon a Change of Control may deter a third party from acquiring McLeodUSA in a transaction that constitutes a Change of Control. If a Change of Control Offer is made, there can be no assurance that McLeodUSA will have sufficient funds to pay the Change of Control Purchase Price for all notes tendered by holders seeking to accept the Change of Control Offer. In addition, instruments governing other indebtedness of

McLeodUSA may prohibit McLeodUSA from purchasing any notes prior to their Stated Maturity, including under a Change of Control Offer. In the event that a Change of Control Offer occurs at a time when McLeodUSA does not have sufficient available funds to pay the Change of Control Purchase Price for all notes tendered pursuant to such offer or at a time when McLeodUSA is prohibited from purchasing the notes, and McLeodUSA is unable either to obtain the consent of the holders of the relevant indebtedness or to repay such indebtedness, an Event of Default would occur under the indenture. In addition, one of the events that constitutes a Change of Control under the indenture is a sale, conveyance, transfer or lease of all or substantially all of the property of McLeodUSA. The indenture is governed by New York law, and there is no established definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if McLeodUSA were to engage in a transaction in which it disposed of less than all of its assets, a question of interpretation could arise as to whether such disposition was of "substantially all" of the assets of McLeodUSA and whether McLeodUSA was required to make a Change of Control Offer.

  Except as described herein with respect to a Change of Control the indenture does not contain any other provisions that permit holders of notes to require that McLeodUSA repurchase or redeem notes in the event of a takeover, recapitalization or similar restructuring.

Asset Sales

  McLeodUSA will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

  . McLeodUSA or such Restricted Subsidiary, as the case may be, receives consideration for such Asset Sale at least equal to the Fair Market Value, as evidenced by a Board Resolution delivered to the trustee, of the Property or assets sold or otherwise disposed of

  . at least 75% of the consideration received by McLeodUSA or such Restricted Subsidiary for such Property or assets consists of

    (a) cash, readily-marketable cash equivalents, and/or Telecommunications Assets

    (b) shares of publicly-traded Voting Stock of any Person engaged in the Telecommunications Business in the United States, or

    (c) the assumption of Indebtedness of McLeodUSA or such Restricted Subsidiary, other than Indebtedness that is subordinated to the notes, and the release of McLeodUSA or the Restricted Subsidiary, as the case may be, from all liability on the Indebtedness assumed, and

  . McLeodUSA or such Restricted Subsidiary, as the case may be, uses the Net
    Cash Proceeds from such Asset Sale in the manner set forth in the next paragraph.

  Within 360 days after any Asset Sale, McLeodUSA or such Restricted Subsidiary, as the case may be, may at its option:

  . reinvest an amount equal to the Net Cash Proceeds, or any portion thereof, from such Asset Sale in Telecommunications Assets or in Capital Stock of any Person engaged in the Telecommunications Business and/or

  . apply an amount equal to such Net Cash Proceeds, or remaining Net Cash
    Proceeds, to the permanent reduction of Indebtedness of McLeodUSA, other than Indebtedness to a Restricted Subsidiary, that is senior to or ranks equally with the notes or to the permanent reduction of Indebtedness or preferred stock of any Restricted Subsidiary, other than Indebtedness to, or preferred stock owned by, McLeodUSA or another Restricted Subsidiary.

Any Net Cash Proceeds from any Asset Sale that are not used to reinvest in Telecommunications Assets or in Capital Stock of any Person engaged in the Telecommunications Business and/or to reduce senior or equally ranked Indebtedness of McLeodUSA or Indebtedness or preferred stock of its Restricted Subsidiaries within 360 days of such Asset Sale shall constitute Excess Proceeds.

  If at any time the aggregate amount of Excess Proceeds calculated as of such date exceeds $25 million, McLeodUSA shall, within 30 days, use such Excess Proceeds to make an offer to purchase (an "Asset Sale Offer") from all holders of notes on a pro rata basis with the holders of all other Indebtedness that ranks equally with the notes and that requires McLeodUSA to make an offer equivalent to an Asset Sale Offer, notes in an aggregate principal amount equal to the maximum principal amount that may be purchased out of Excess Proceeds, at a purchase price (the "Asset Sale Purchase Price") in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date, in accordance with the procedures set forth in the indenture. Upon completion of an Asset Sale Offer, including payment of the Asset Sale Purchase Price, any surplus Excess Proceeds that were the subject of such offer shall cease to be Excess Proceeds, and McLeodUSA may then use such amounts for general corporate purposes.

  McLeodUSA will comply with the requirements of Section 14(e) under the Securities Exchange Act and any other securities laws or regulations, to the extent such laws and regulations are applicable, in connection with the repurchase of notes pursuant to an Asset Sale Offer.

Covenants

  Set forth below are several covenants that are contained in the indenture:

 Limitation on Consolidated Indebtedness

  McLeodUSA will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness after the Issue Date unless either:

  A. the ratio of:

    . the aggregate consolidated principal amount of Indebtedness of McLeodUSA outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Indebtedness and any other Indebtedness Incurred since such balance sheet date and the receipt and application of the proceeds thereof, to

    . Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters immediately preceding the Incurrence of such Indebtedness for which consolidated financial statements of McLeodUSA have been filed with the SEC or have otherwise become publicly available, determined on a pro forma basis as if any such Indebtedness had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters would be less than 5.5 to 1.0 for such four-quarter periods ending prior to December 31, 2002 and 5.0 to 1.0 for such periods ending thereafter, or

  B. McLeodUSA's Consolidated Capital Ratio as of the most recent quarterly or annual balance sheet of McLeodUSA that has been filed with the SEC or has otherwise become publicly available, after giving pro forma effect to:

    . the Incurrence of such Indebtedness and any other Indebtedness Incurred since such balance sheet date, and

    . paid-in capital received since such balance sheet date or concurrently with the Incurrence of such Indebtedness, and in each case the receipt and application of the proceeds thereof,

    is less than 2.0 to 1.0.

  Notwithstanding the foregoing limitation, McLeodUSA and any Restricted Subsidiary may Incur each and all of the following:

  1. Indebtedness under Senior Credit Facilities in an aggregate principal amount outstanding or available at any one time not to exceed $250 million, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any principal amount remaining outstanding or available under all Senior Credit Facilities, does not exceed the aggregate principal amount outstanding or available under all Senior Credit Facilities immediately before such renewal, extension, refinancing or refunding

  2. Indebtedness under Qualified Receivable Facilities in an aggregate principal amount outstanding or available at any one time not to exceed the greater of (x) $150 million or (y) an amount equal to 85% of net Receivables determined in accordance with GAAP, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any principal amount remaining outstanding or available under all Qualified Receivable Facilities, does not exceed the aggregate principal amount outstanding or available under all Qualified Receivable Facilities immediately before such renewal, extension, refinancing or refunding

  3. Purchase Money Indebtedness, provided that the amount of such Purchase Money Indebtedness does not exceed 100% of the cost of the construction, acquisition or improvement of the applicable Telecommunications Assets

  4. Indebtedness owed by McLeodUSA to any Restricted Subsidiary of McLeodUSA or Indebtedness owed by a Restricted Subsidiary of McLeodUSA to McLeodUSA or a Restricted Subsidiary of McLeodUSA; provided that upon either

    (x) the transfer or other disposition by such Restricted Subsidiary or McLeodUSA of any Indebtedness so permitted to a Person other than McLeodUSA or another Restricted Subsidiary of McLeodUSA, or

    (y) the issuance, other than directors' qualifying shares, sale, lease, transfer or other disposition of shares of Capital Stock, including by consolidation or merger, of such Restricted Subsidiary to a Person other than McLeodUSA or another Restricted Subsidiary, if such issuance, sale, lease, transfer or other disposition, as the case may be, shall cause such Restricted Subsidiary to cease to be a Restricted Subsidiary of McLeodUSA, the provisions of this clause 4 shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of such transfer or other disposition

  5. Indebtedness Incurred to renew, extend, refinance or refund (each, a "refinancing") the notes or Indebtedness outstanding at the date of the supplemental indenture or Purchase Money Indebtedness Incurred pursuant to clause 3 above in an aggregate principal amount not to exceed the aggregate principal amount of and accrued interest on the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by McLeodUSA as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of McLeodUSA incurred in connection with such refinancing; provided that Indebtedness the proceeds of which are used to refinance the notes or Indebtedness which ranks equally to the notes or Indebtedness which is subordinate in right of payment to the notes shall only be permitted under this clause 5 if

    (A) in the case of any refinancing of the notes or Indebtedness which ranks equally to the notes, the refinancing Indebtedness is made equal in rank to the notes or constitutes Subordinated
         Indebtedness, and, in the case of any refinancing of Subordinated Indebtedness, the refinancing Indebtedness constitutes
         Subordinated Indebtedness, and

    (B) in any case, the refinancing Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued,

      (x) does not provide for payments of principal of such Indebtedness at stated maturity or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by McLeodUSA, including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of the acceleration of any payment with respect to such Indebtedness upon any event of default thereunder, in each case prior to the time the same are required by the terms of the Indebtedness being refinanced, and

      (y) does not permit redemption or other retirement, including pursuant to an offer to purchase made by McLeodUSA, of such Indebtedness at the option of the holder thereof prior to the time the same are required by the terms of the Indebtedness being refinanced, other than a redemption or other retirement at the option of the holder of such Indebtedness, including pursuant to an offer to purchase made by McLeodUSA, which is conditioned upon a change of control pursuant to provisions substantially similar to those described under "--Repurchase at the Option of Holders upon a Change of Control"

  6. Indebtedness consisting of Permitted Interest Rate and Currency Protection Agreements

  7. Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business or (B) arising from customary agreements providing for indemnification, adjustment of purchase price for closing balance sheet changes within 90 days after closing, or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of McLeodUSA or any of its Restricted Subsidiaries pursuant to such agreements, in each case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of McLeodUSA, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of McLeodUSA for the purpose of financing such acquisition, and in an aggregate principal amount not to exceed the gross proceeds actually received by McLeodUSA or any Restricted Subsidiary in connection with such disposition, and

  8. Indebtedness not otherwise permitted to be Incurred pursuant to clauses 1 through 7 above, which, together with any other outstanding Indebtedness Incurred pursuant to this clause 8, has an aggregate principal amount not in excess of $50 million at any time outstanding

  Notwithstanding any other provision of this "--Covenants--Limitation on Consolidated Indebtedness" covenant, the maximum amount of Indebtedness that McLeodUSA or a Restricted Subsidiary may Incur pursuant to this "--Covenants-- Limitation on Consolidated Indebtedness" covenant shall not be deemed to be exceeded due solely as the result of fluctuations in the exchange rates of currencies.

  For purposes of determining any particular amount of Indebtedness under this "--Covenants--Limitation on Consolidated Indebtedness" covenant:

  1. Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and

  2. any Liens granted pursuant to the equal and ratable provisions referred to in the "--Covenants--Limitation on Liens" covenant described below shall not be treated as Indebtedness

  For purposes of determining compliance with this "--Covenants--Limitation on Consolidated Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, McLeodUSA, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

 Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries

  McLeodUSA will not permit any Restricted Subsidiary of McLeodUSA to Incur any Indebtedness or issue any Preferred Stock except:

  1. Indebtedness or Preferred Stock outstanding on the date of the supplemental indenture after giving effect to the application of the proceeds of the notes

  2. Indebtedness Incurred or Preferred Stock issued to and held by McLeodUSA or a Restricted Subsidiary of McLeodUSA, provided that such Indebtedness or Preferred Stock is at all times held by McLeodUSA or a Restricted Subsidiary of McLeodUSA

  3. Indebtedness Incurred or Preferred Stock issued by a Person prior to the time (A) such Person became a Restricted Subsidiary of McLeodUSA, (B) such Person merges into or consolidates with a Restricted Subsidiary of McLeodUSA or (C) another Restricted Subsidiary of McLeodUSA merges into or consolidates with such Person in a transaction in which such Person becomes a Restricted Subsidiary of McLeodUSA, which Indebtedness or Preferred Stock was not Incurred or issued in anticipation of such transaction and was outstanding prior to such transaction

  4. Indebtedness under a Senior Credit Facility which is permitted to be outstanding under clause 1 of the second paragraph of "--Covenants-- Limitation on Consolidated Indebtedness"

  5. in the case of a Restricted Subsidiary that is a Qualified Receivable Subsidiary, Indebtedness under a Qualified Receivable Facility which is permitted to be outstanding under clause 2 of the second paragraph of "--Covenants--Limitation on Consolidated Indebtedness"

  6. Indebtedness consisting of Permitted Interest Rate and Currency Protection Agreements

  7. Indebtedness (A) in respect of performance, surety and appeal bonds provided in the ordinary course of business or (B) arising from customary agreements providing for indemnification, adjustment of purchase price for closing balance sheet changes within 90 days after closing, or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligation of such Restricted Subsidiary pursuant to such agreements, in each case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of such Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition, and in an aggregate principal amount not to exceed the gross proceeds actually received by such Restricted Subsidiary in connection with such disposition

  8. Indebtedness or Preferred Stock which is exchanged for, or the proceeds of which are used to refinance, refund or redeem, any Indebtedness or Preferred Stock permitted to be outstanding pursuant to clauses 1 and 3 above or any extension or renewal thereof (for purposes hereof, a "refinancing"), in an aggregate principal amount, in the case of Indebtedness, or with an aggregate liquidation preference in the case of Preferred Stock, not to exceed the aggregate principal amount of the Indebtedness so refinanced or the aggregate liquidation preference of the Preferred Stock so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness or Preferred Stock so refinanced or the amount of any premium reasonably determined by McLeodUSA as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of McLeodUSA and the applicable Restricted Subsidiary Incurred in connection therewith and provided the Indebtedness or Preferred Stock Incurred or issued upon such refinancing by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness or Preferred Stock is Incurred or issued,

    (x) does not provide for payments of principal or liquidation value at the stated maturity of such Indebtedness or Preferred Stock or by way of a sinking fund applicable to such Indebtedness or Preferred Stock or by way of any mandatory redemption, defeasance, retirement or repurchase of such Indebtedness or Preferred Stock by McLeodUSA or any Restricted Subsidiary of McLeodUSA, including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Indebtedness upon an event of default thereunder, in each case prior to the time the same are required by the terms of the Indebtedness or Preferred Stock being refinanced and

    (y) does not permit redemption or other retirement, including under an offer to purchase made by McLeodUSA or a Restricted Subsidiary of McLeodUSA, of such Indebtedness or Preferred Stock at the option of the holder thereof prior to the stated maturity of the Indebtedness or Preferred Stock being refinanced, other than a redemption or other retirement at the option of the holder of such Indebtedness or Preferred Stock, including under an offer to purchase made by McLeodUSA or a Restricted Subsidiary of McLeodUSA, which is conditioned upon the change of control of McLeodUSA pursuant to provisions substantially similar to those described under "--Repurchase at the Option of Holders upon a Change of Control" and provided, further, that in the case of any exchange or redemption of Preferred Stock of a Restricted Subsidiary of McLeodUSA, such Preferred Stock may only be exchanged for or redeemed with Preferred Stock of such Restricted Subsidiary, and

  9. Indebtedness Incurred or Preferred Stock issued by a Restricted Subsidiary, provided that the Fair Market Value of McLeodUSA's Investment in all Restricted Subsidiaries which Incur Indebtedness or issue Preferred Stock pursuant to this clause 9 shall not exceed, at any time, $50 million in the aggregate, provided further, that such Indebtedness Incurred is otherwise permitted pursuant to the covenant described under "--Covenants--Limitation on Consolidated Indebtedness."

 Limitation on Restricted Payments

  McLeodUSA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to such proposed Restricted Payment:

  . no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof

  . after giving effect, on a pro forma basis, to such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, McLeodUSA could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "-- Covenants--Limitation on Consolidated Indebtedness" and

  . after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended (the amount so expended, if other than cash, to be determined in good faith by a majority of the disinterested members of the board of directors, whose determination shall be conclusive and evidenced by a resolution thereof) or declared for all Restricted Payments after February 22, 1999, does not exceed the sum of
     (A) 50% of the Consolidated Net Income of McLeodUSA (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) for the period (taken as one accounting period) beginning on the last day of the fiscal quarter immediately preceding February 22, 1999, and ending on the last day of the fiscal quarter for which McLeodUSA's financial statements have been filed with the SEC or otherwise become publicly available immediately preceding the date of such Restricted Payment, plus (B) 100% of the net reduction in Investments, subsequent to February 22, 1999, in any Person, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of Property (but only to the extent such interest, dividends, repayments or other transfers of Property are not included in the calculation of Consolidated Net Income), in each case to McLeodUSA or any Restricted Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Person the amount of Investments previously made subsequent to February 22, 1999, by McLeodUSA or any Restricted Subsidiary in such Person and which was treated as a Restricted Payment; provided that McLeodUSA or a Restricted Subsidiary of McLeodUSA may make any Restricted Payment with the aggregate net proceeds received after February 22, 1999, including the fair value of property other than cash (determined in good faith by the Board of Directors as evidenced by a resolution of the Board of Directors filed with the trustee),

      (x) as capital contributions to McLeodUSA,

      (y) from the issuance (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of McLeodUSA and warrants, rights or options on Capital Stock(other than Disqualified Stock) of McLeodUSA, or

      (z) from the conversion of Indebtedness of McLeodUSA into Capital Stock (other than Disqualified Stock and other than by a Restricted Subsidiary) of McLeodUSA after February 22, 1999.

  The foregoing limitations shall not prevent McLeodUSA from:

  1. paying a dividend on its Capital Stock at any time within 60 days after the declaration thereof if, on the declaration date, McLeodUSA could have paid such dividend in compliance with the preceding paragraph

  2. retiring (A) any Capital Stock of McLeodUSA or any Restricted Subsidiary of McLeodUSA, (B) Indebtedness of McLeodUSA that is subordinated in right of payment to the notes, or (C) Indebtedness of a Restricted Subsidiary of McLeodUSA, in exchange for, or out of the proceeds of the substantially concurrent sale of, Qualified Stock of McLeodUSA

  3. retiring any Indebtedness of McLeodUSA subordinated in right of payment to the notes in exchange for, or out of the proceeds of, the substantially concurrent incurrence of Indebtedness of McLeodUSA (other than Indebtedness to a Subsidiary of McLeodUSA), provided that such new Indebtedness (A) is subordinated in right of payment to the notes at least to the same extent as, (B) has an Average Life at least as long as, and (C) has no scheduled principal payments due in any amount earlier than, any equivalent amount of principal under the Indebtedness so retired

  4. retiring any Indebtedness of a Restricted Subsidiary of McLeodUSA in exchange for, or out of the proceeds of, the substantially concurrent incurrence of Indebtedness of McLeodUSA or any Restricted Subsidiary that is permitted under the covenant described under "--Covenants-- Limitation on Consolidated Indebtedness" (in the case of Indebtedness of McLeodUSA) and "--Covenants--Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" (in the case of Indebtedness of Restricted Subsidiaries) and that (A) is not secured by any assets of McLeodUSA or any Restricted Subsidiary to a greater extent than the retired Indebtedness was so secured, (B) has an Average Life at least as long as the retired Indebtedness, and (C) is subordinated in right of payment to the notes at least to the same extent as the retired Indebtedness

  5. retiring any Capital Stock or options to acquire Capital Stock of McLeodUSA or any Restricted Subsidiary of McLeodUSA held by any directors, officers or employees of McLeodUSA or any Restricted Subsidiary, provided that the aggregate price paid for all such retired Capital Stock shall not exceed, in the aggregate, the sum of $2 million plus the aggregate cash proceeds received by McLeodUSA subsequent to the Issue Date from issuances of Capital Stock or options to acquire Capital Stock by McLeodUSA to directors, officers or employees of McLeodUSA and its Subsidiaries

  6. making payments or distributions to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger or transfer of assets permitted under "--Consolidation, Merger, Conveyance, Lease or Transfer"

  7. retiring any Capital Stock of McLeodUSA to the extent necessary (as determined in good faith by a majority of the disinterested members of the Board of Directors, whose determination shall be conclusive and evidenced by a resolution thereof) to prevent the loss, or to secure the renewal or reinstatement, of any license or franchise held by McLeodUSA or any Restricted Subsidiary from any governmental agency

  8. making Investments in any Person primarily engaged in the Telecommunications Business; provided, that the aggregate amount of such Investments does not exceed at any time the sum of

     (A) $30 million plus (B) the amount of Net Cash Proceeds received by McLeodUSA after February 22, 1999, as a capital contribution or from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of McLeodUSA, except to the extent such Net Cash Proceeds are used to make Restricted Payments permitted pursuant to clauses (x), (y) and (z) of the first paragraph, or clause 2 above or this clause 8, of this "Limitation on Restricted Payments" covenant, plus (C) the net reduction in Investments made pursuant to this clause 8 resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investment"), provided that the net reduction in any Investment shall not exceed the amount of such Investment, and

  9. making Investments not otherwise permitted in an aggregate amount not to exceed $15 million at any time outstanding.

  In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses 2, 3 and 4 above shall not be included as Restricted Payments.

  Not later than the date of making any Restricted Payment (including any Restricted Payment permitted to be made pursuant to the two previous paragraphs), McLeodUSA shall deliver to the trustee a Company Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the required calculations were computed, which calculations may be based upon McLeodUSA's latest available financial statements.

 Limitation on Liens

  McLeodUSA may not, and may not permit any Restricted Subsidiary of McLeodUSA to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Indebtedness without making, or causing such Restricted Subsidiary to make, effective provision for securing the notes (x) equally and ratably with such Indebtedness as to such property for so long as such Indebtedness will be so secured or (y) in the event such Indebtedness is Indebtedness of McLeodUSA which is subordinate in right of payment to the notes, prior to such Indebtedness as to such property for so long as such Indebtedness will be so secured.

  The foregoing restrictions shall not apply to:

  1. Liens existing on the date of the supplemental indenture and securing Indebtedness outstanding on the date of the supplemental indenture or Incurred on or after the Issue Date pursuant to any Senior Credit Facility or Qualified Receivable Facility

  2. Liens securing Indebtedness in an amount which, together with the aggregate amount of Indebtedness then outstanding or available under all Senior Credit Facilities (or under refinancings or amendments of such Senior Credit Facilities), does not exceed 1.5 times the Consolidated Cash Flow Available for Fixed Charges of McLeodUSA for the four full fiscal quarters preceding the Incurrence of such Lien for which consolidated financial statements of McLeodUSA have been filed with the SEC or become publicly available, determined on a pro forma basis as if such Indebtedness had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters

  3. Liens in favor of McLeodUSA or any Wholly-Owned Restricted Subsidiary of McLeodUSA

  4. Liens on Property of McLeodUSA or a Restricted Subsidiary acquired, constructed or constituting improvements made after the Issue Date of the notes to secure Purchase Money Indebtedness which is otherwise permitted under the supplemental indenture, provided that (a) the principal amount of any Indebtedness secured by any such Lien does not exceed 100% of such purchase price or cost of construction or improvement of the Property subject to such Lien, (b) such Lien attaches to such property prior to, at the time of or within 180 days after the acquisition, completion of construction or commencement of operation of such Property and (c) such Lien does not extend to or cover any Property other than the specific item of Property (or portion thereof) acquired, constructed or constituting the improvements made with the proceeds of such Purchase Money Indebtedness

  5. Liens to secure Acquired Indebtedness, provided that (a) such Lien attaches to the acquired asset prior to the time of the acquisition of such asset and (b) such Lien does not extend to or cover any other Property

  6. Liens to secure Indebtedness Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Indebtedness secured by any Lien referred to in the foregoing clauses 1, 2, 4 and 5 so long as such Lien does not extend to any other Property and the principal amount of Indebtedness so secured is not increased except as otherwise permitted under clause 5 of the second paragraph of "--Covenants--Limitation on Consolidated Indebtedness" (in the case of Indebtedness of McLeodUSA) or clause 8 of "--Covenants--Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" (in the case of Indebtedness of Restricted Subsidiaries)

  7. Liens not otherwise permitted by the foregoing clauses 1 through 6 in an aggregate amount not to exceed 5% of the Consolidated Tangible Assets of McLeodUSA

  8. Liens granted after the Issue Date pursuant to the immediately preceding paragraph to secure the notes, and

  9. Permitted Liens

 Limitation on Sale and Leaseback Transactions

  McLeodUSA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction (other than a Sale and Leaseback Transaction between McLeodUSA or a Restricted Subsidiary on the one hand and a Restricted Subsidiary or McLeodUSA on the other hand), unless:

  1. McLeodUSA or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale and Leaseback Transaction at least equal to the Fair Market Value, as evidenced by a Board Resolution delivered to the trustee, of the Property subject to such transaction

  2. the Attributable Indebtedness of McLeodUSA or such Restricted Subsidiary with respect thereto is included as Indebtedness and would be permitted by the covenant described under "--Covenants--Limitation on Consolidated Indebtedness" or "--Covenants--Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries," as the case may be

  3. McLeodUSA or such Restricted Subsidiary would be permitted to create a Lien on such Property without securing the notes by the covenant described under "--Covenants--Limitation on Liens," and

  4. the Net Cash Proceeds from such transaction are applied in accordance with the covenant described under "--Asset Sales,"

provided that McLeodUSA shall be permitted to enter into Sale and Leaseback Transactions for up to $30 million with respect to construction of its headquarters buildings located in Cedar Rapids, Iowa, provided that any such transaction is entered into within 180 days of the earlier of (x) substantial completion or (y) occupation of the applicable phase of such headquarters building.

 Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

  Except for the items described below, McLeodUSA will not, and will not permit any Restricted Subsidiary to, directly or indirectly, cause or suffer to exist or become effective, or enter into, any encumbrance or restriction, other than by law or regulation, on the ability of any Restricted Subsidiary to:

  1. pay dividends or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to McLeodUSA or any Restricted Subsidiary,

  2. make loans or advances to McLeodUSA or any Restricted Subsidiary, or

  3. transfer any of its Property to McLeodUSA or any other Restricted
     Subsidiary.

The following items are exceptions to the limitations described above:

  (a) any encumbrance or restriction existing as of the Issue Date or any other agreement relating to any Existing Indebtedness or any Indebtedness under a Senior Credit Facility or a Qualified Receivable Facility otherwise permitted under the supplemental indenture

  (b) any encumbrance or restriction under an agreement relating to an acquisition of Property, so long as the encumbrances or restrictions in any such agreement relate solely to the Property so acquired

  (c) any encumbrance or restriction relating to any Indebtedness of any Restricted Subsidiary existing on the date on which such Restricted Subsidiary is acquired by McLeodUSA or another Restricted Subsidiary (other than any such Indebtedness Incurred by such Restricted Subsidiary in connection with or in anticipation of such acquisition)

  (d) any encumbrance or restriction under an agreement effecting a permitted refinancing of Indebtedness issued under an agreement referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such refinancing agreement are not materially more restrictive than the encumbrances and restrictions contained in such agreements

  (e) customary provisions (A) that restrict the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset; (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of McLeodUSA or any Restricted Subsidiary not otherwise prohibited by the supplemental indenture or
      (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of McLeodUSA or any Restricted Subsidiary in any manner material to McLeodUSA or any Restricted Subsidiary

  (f) in the case of clause 3 above, restrictions contained in any security agreement, including a Capital Lease Obligation, securing Indebtedness of McLeodUSA or a Restricted Subsidiary otherwise permitted under the supplemental indenture, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement, and

  (g) any restriction with respect to a Restricted Subsidiary of McLeodUSA imposed by an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that the consummation of such transaction would not result in an Event of Default or an event that, with the passing of time or the giving of notice or both, would constitute an Event of Default, that such restriction terminates if such transaction is not consummated and that the consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into

  Nothing contained in this "--Covenants--Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent McLeodUSA or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted under the "--Covenants-- Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of

McLeodUSA or any of its Restricted Subsidiaries that secure Indebtedness of McLeodUSA or any of its Restricted Subsidiaries otherwise permitted under "-- Covenants--Limitation on Consolidated Indebtedness" or "--Covenants-- Limitations on Indebtedness and Preferred Stock of Restricted Subsidiaries," as the case may be.

 Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries

  McLeodUSA (i) shall not permit any Restricted Subsidiary to issue any Capital Stock other than to McLeodUSA or a Wholly-Owned Restricted Subsidiary unless immediately after giving effect thereto such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment of McLeodUSA or any other Restricted Subsidiary in such Restricted Subsidiary would have been permitted under "--Covenants--Limitation on Restricted Payments" if made on the date of such issuance and (ii) shall not permit any Person other than McLeodUSA or a Wholly-Owned Restricted Subsidiary to own any Capital Stock of any Restricted Subsidiary, other than directors' qualifying shares and except for:

  (a) a sale of 100% of the Capital Stock of a Restricted Subsidiary sold in a transaction not prohibited by the covenant described under "--Asset Sales"

  (b) a sale of the Capital Stock of a Restricted Subsidiary sold in a transaction not prohibited by the covenant described under "--Asset Sales" if, after giving effect thereto, greater than 50% of the Capital Stock of such Restricted Subsidiary is owned by McLeodUSA or by a Wholly-Owned Restricted Subsidiary

  (c) Capital Stock of a Restricted Subsidiary issued and outstanding on the Issue Date and held by Persons other than McLeodUSA or any Restricted Subsidiary

  (d) Capital Stock of a Restricted Subsidiary issued and outstanding prior to the time that such Person becomes a Restricted Subsidiary so long as such Capital Stock was not issued in anticipation or contemplation of such Person's becoming a Restricted Subsidiary or otherwise being acquired by McLeodUSA

  (e) any Preferred Stock permitted to be issued under "--Covenants-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries," and

  (f) ownership by any Person other than McLeodUSA or a Subsidiary of less than 50% of the Capital Stock of a Person (A) in which McLeodUSA or a Restricted Subsidiary has made a Permitted Investment pursuant to clause 3 of the definition of "Permitted Investments," (B) of which more than 50% of such Person's Capital Stock is owned, directly or indirectly, by McLeodUSA and (C) as to which McLeodUSA has the power to direct the policies, management and affairs

 Transactions with Affiliates

  McLeodUSA will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer, or otherwise dispose of, any of its Properties or assets to, or purchase any Property or assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

  (a) such Affiliate Transaction or series of Affiliate Transactions is on terms that are no less favorable to McLeodUSA or such Restricted Subsidiary than those that would have been obtained in a comparable arm's-length transaction by McLeodUSA or such Restricted Subsidiary with a Person that is not an Affiliate (or, in the event that there are no comparable transactions involving Persons who are not Affiliates of McLeodUSA or the relevant Restricted Subsidiary to apply for comparative purposes, is otherwise on terms that, taken as a whole, McLeodUSA has determined to be fair to McLeodUSA or the relevant Restricted Subsidiary) and

  (b) McLeodUSA delivers to the trustee (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $5 million, a certificate of the chief executive, operating or financial officer of McLeodUSA evidencing such officer's determination that such Affiliate

     Transaction or series of Affiliate Transactions complies with clause (a) above and is in the best interests of McLeodUSA or such Restricted Subsidiary and (ii) with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate payments in excess of $15 million, a board resolution certifying that such Affiliate Transaction or series of Affiliate Transactions complies with clause (a) above and that such Affiliate Transaction or series of Affiliate Transactions has been approved by a majority of the disinterested members of the board of directors who have determined that such Affiliate Transaction or series of Affiliate Transactions is in the best interest of McLeodUSA or such Restricted Subsidiary provided that the following shall not be deemed Affiliate Transactions:

  1. any employment agreement entered into by McLeodUSA or any of its Restricted Subsidiaries in the ordinary course of business and consistent with industry practice

  2. any agreement or arrangement with respect to the compensation of a director or officer of McLeodUSA or any Restricted Subsidiary approved by a majority of the disinterested members of the board of directors and consistent with industry practice

  3. transactions between or among McLeodUSA and its Restricted Subsidiaries

  4. transactions permitted by the covenant described under "--Covenants-- Limitation on Restricted Payments"

  5. transactions pursuant to any agreement or arrangement existing on the Issue Date, and

  6. transactions with respect to wireline or wireless transmission capacity, the lease or sharing or other use of cable or fiber optic lines, equipment, rights-of-way or other access rights, between McLeodUSA or any Restricted Subsidiary and any other Person provided, in any case, that such transaction is on terms that are no less favorable, taken as a whole, to McLeodUSA or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by McLeodUSA or such Restricted Subsidiary with Persons who are not Affiliates of McLeodUSA or the relevant Restricted Subsidiary, or, in the event that there are no comparable transactions involving Persons who are not Affiliates of McLeodUSA or the relevant Restricted Subsidiary to apply for comparative purposes, is otherwise on terms that, taken as a whole, McLeodUSA has determined to be fair to McLeodUSA or the relevant Restricted Subsidiary.

 Restricted and Unrestricted Subsidiaries

  (a) McLeodUSA may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of McLeodUSA or any of its Restricted Subsidiaries as an Unrestricted Subsidiary if such Subsidiary does not have any obligations which, if in Default, would result in a cross default on Indebtedness of McLeodUSA or a Restricted Subsidiary (other than Indebtedness to McLeodUSA or a Wholly-Owned Restricted Subsidiary), and

 .         such Subsidiary has total assets of $1,000 or less,

 .         such Subsidiary has assets of more than $1,000 and an Investment in such Subsidiary in an amount equal to the Fair Market Value of such Subsidiary would then be permitted under the first paragraph of "-- Covenants--Limitation on Restricted Payments" or

 .         such designation is effective immediately upon such Person becoming a Subsidiary.

      Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of McLeodUSA or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary thereof.

  (b) McLeodUSA will not, and will not permit any of its Restricted Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person (other than a newly formed Subsidiary having no outstanding Indebtedness (other than Indebtedness to McLeodUSA or a Restricted Subsidiary) at the date of determination) becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise) unless, after giving effect to such action, transaction or series of transactions, on a pro forma basis, (A) McLeodUSA could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "-- Covenants--Limitation on Consolidated Indebtedness" and (B) no Default or Event of Default would occur.

  (c) Subject to clause (b), an Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary. The designation of a Subsidiary as an Unrestricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary in compliance with clause (b) shall be made by the Board of Directors pursuant to a Board Resolution delivered to the trustee and shall be effective as of the date specified in such Board Resolution, which shall not be prior to the date such Board Resolution is delivered to the trustee.

 Reports

  McLeodUSA will file with the trustee within 15 days after it files them with the SEC copies of the annual and quarterly reports and the information, documents, and other reports that McLeodUSA is required to file with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act ("SEC Reports"). In the event McLeodUSA shall cease to be required to file SEC Reports pursuant to the Securities Exchange Act, McLeodUSA will nevertheless continue to file such reports with the SEC, unless the SEC will not accept such a filing, and the trustee. McLeodUSA will furnish copies of the SEC Reports to the holders of McLeodUSA notes at the time McLeodUSA is required to file the same with the trustee and will make such information available to investors who request it in writing.

Consolidation, Merger, Conveyance, Lease or Transfer

  The following covenant replaces the covenant under the heading "Merger, Consolidation or Sale of Assets" in the accompanying prospectus.

  McLeodUSA will not, in any transaction or series of related transactions, consolidate with, or merge with or into, any other Person or permit any other Person to merge with or into McLeodUSA, other than a merger of a Restricted Subsidiary into McLeodUSA in which McLeodUSA is the continuing corporation, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Property and assets of McLeodUSA and the Restricted Subsidiaries taken as a whole to any other Person, unless:

 .      either (a) McLeodUSA shall be the continuing corporation or (b) the corporation, if other than McLeodUSA, formed by such consolidation or into which McLeodUSA is merged, or the Person which acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the Property and assets of McLeodUSA and the Restricted Subsidiaries taken as a whole (such corporation or Person, the "Surviving Entity"), shall be a corporation organized and validly existing under the laws of the United States of America, any political subdivision thereof, any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest on all the notes and the performance of McLeodUSA's covenants and obligations under the indenture

 .      immediately after giving effect to such transaction or series of related transactions on a pro forma basis, including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of related transactions, no Default or Event of Default shall have occurred and be continuing

 .      immediately after giving effect to such transaction or series of related transactions on a pro forma basis, including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions, McLeodUSA (or the Surviving Entity, if McLeodUSA is not continuing) would (A) be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "--Covenants--Limitation on Consolidated Indebtedness" and (B) have a Consolidated Net Worth that is not less than the Consolidated Net Worth of McLeodUSA immediately before such transaction or series of transactions, and

 .     if, as a result of any such transaction, Property of McLeodUSA would become subject to a Lien prohibited by the provisions of the indenture described under "--Covenants --Limitation on Liens" above, McLeodUSA or the successor entity to McLeodUSA shall have secured the notes as required thereby

Events of Default

  Each of the following is an "Event of Default" under the indenture:

(a) default in the payment of interest on any note when the same becomes due and payable, and the continuance of such default for a period of 30 days

(b) default in the payment of the principal of (or premium, if any, on) any note when the same becomes due and payable at its Maturity, or the failure to make an offer to purchase any note as required

(c) default in the performance, or breach, of any covenant or agreement described under "--Repurchase at the Option of the Holders upon a Change of Control," "--Asset Sales" or "--Consolidation, Merger, Conveyance, Lease or Transfer"

(d) default in the performance, or breach, of any covenant or warranty of McLeodUSA in the indenture or the notes (other than a covenant or warranty addressed in (a), (b) or (c) above) and continuance of such Default or breach for a period of 60 days after written notice thereof has been given to McLeodUSA by the trustee or to McLeodUSA and the trustee by holders of at least 25% of the aggregate principal amount of the outstanding notes

(e) default under any Indebtedness of McLeodUSA or any Restricted Subsidiary having a principal amount outstanding of at least $10 million, which default either (i) has resulted in the acceleration of the maturity of such Indebtedness prior to its express maturity,
          (ii) constitutes a failure to pay such Indebtedness when due and payable after the expiration of any applicable grace period, or
          (iii) has resulted in such Indebtedness becoming or being declared due and payable

(f) the entry by a court of competent jurisdiction of one or more final judgments against McLeodUSA or any Restricted Subsidiary for the payment of money (other than to the extent covered by insurance as to which the insurance company has acknowledged coverage and other than to the extent covered by an indemnity given by an insurance company) in an aggregate amount in excess of $10 million which is not discharged, waived, stayed, bonded or satisfied for a period of 45 consecutive days

(g) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of McLeodUSA or any Restricted Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency, or other similar law or (ii) a decree or order adjudging McLeodUSA or any Restricted Subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of McLeodUSA or any Restricted Subsidiary under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of McLeodUSA or any Restricted Subsidiary or of any substantial part of the Property or assets of McLeodUSA or any Restricted Subsidiary, or ordering the winding up or liquidation of the affairs of McLeodUSA or any Restricted Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days, or

(h)       one or more of the following:

 .     the commencement by McLeodUSA or any Restricted Subsidiary of a voluntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent

 .     the consent by McLeodUSA or any Restricted Subsidiary to the entry of a decree or order for relief in respect of McLeodUSA or any Restricted Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against McLeodUSA or any Restricted Subsidiary

 .     the filing by McLeodUSA or any Restricted Subsidiary of a petition or answer or consent seeking reorganization or relief under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law

 .     the consent by McLeodUSA or any Restricted Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of McLeodUSA or any Restricted Subsidiary or of any substantial part of the Property or assets of McLeodUSA or any Restricted Subsidiary, or the making by McLeodUSA or any Restricted Subsidiary of an assignment for the benefit of creditors

 .     the admission by McLeodUSA or any Restricted Subsidiary in writing of its inability to pay its debts generally as they become due

 .     the taking of corporate action by McLeodUSA or any Restricted Subsidiary in furtherance of any such action.

  If any Event of Default (other than an Event of Default specified in clause
(g) or (h) above) occurs and is continuing, then and in every such case, unless the principal amount of the outstanding notes has become due and payable, the trustee or the holders of not less than 25% of the outstanding aggregate principal amount of the notes may declare the principal amount of the notes and any accrued and unpaid interest on all the notes then outstanding to be immediately due and payable by a notice in writing to McLeodUSA (and to the trustee if given by holders of the notes), and upon any such declaration, such principal amount and any accrued and unpaid interest will become and be immediately due and payable. If any Event of Default specified in clause (g) or
(h) above occurs, the principal amount of the notes and any accrued and unpaid interest on the notes then outstanding shall become immediately due and payable without notice to McLeodUSA and without any declaration or other act on the part of the trustee or any holder of any notes. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied, or cured or waived by the holders of the relevant Indebtedness, within 60 days after such event of default, provided that no judgment or decree for the payment of money due on the notes has been obtained by the trustee. Under specified circumstances, the holders of a majority in principal amount of the outstanding notes by notice to McLeodUSA and the trustee may rescind an acceleration and its consequences.

  McLeodUSA will be required to deliver to the trustee annually a statement regarding compliance with the indenture, and McLeodUSA is required within 30 days after becoming aware of any Default or Event of Default, to deliver to the trustee a statement describing such Default or Event of Default, its status and what action McLeodUSA is taking or proposes to take with respect thereto. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, other than relating to the payment of principal or interest, if the trustee determines that withholding such notice is in the holders' interest.

Amendment, Supplement and Waiver

  The provisions of the indenture may be amended, supplemented or waived under the conditions set forth in the accompanying prospectus under "Description of Debt Securities -- Modification of the Indentures."

Satisfaction and Discharge of the Indenture; Defeasance and Covenant Defeasance

  The provisions of the base indenture regarding (a) satisfaction and discharge of the obligations of McLeodUSA under the indenture and (b) defeasance and covenant defeasance are described in the accompanying prospectus under "Description of Debt Securities -- Satisfaction and Discharge of Indentures" and "-- Defeasance and Covenant Defeasance," respectively. All such provisions of the base indenture will apply to the notes. In addition, the covenant defeasance provisions of the base indenture shall, pursuant to the supplemental indenture, also apply to the provisions described in this prospectus supplement under "Description of the Notes -- Repurchase at the Option of Holders upon a Change of Control," "-- Asset Sales," "-- Covenants" and the third and fourth bullet points in the second paragraph under "-- Consolidation, Merger, Conveyance, Lease or Transfer."

The Trustee

  United States Trust Company of New York is the trustee under the indenture and its current address is 114 West 47th Street, New York, New York 10036.

  The holders of not less than a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to several exceptions. Except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. The indenture provides that in case an Event of Default shall occur (which shall not be cured or waived), the trustee will be required, in the exercise of its rights and powers under the indenture, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the notes, unless such holders shall have offered to the trustee indemnity satisfactory to it against any loss, liability or expense.

No Personal Liability of Controlling Persons, Directors, Officers, Employees and Stockholders

  No controlling Person, director, officer, employee, incorporator or stockholder of McLeodUSA, as such, shall have any liability for any covenant, agreement or other obligations of McLeodUSA under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of its past, present or future status as a controlling Person, director, officer, employee, incorporator or stockholder of McLeodUSA. By accepting a note each holder waives and releases all such liability (but only such liability). The waiver and release are part of the consideration for issuance of the notes. Nonetheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the SEC that such a waiver is against public policy.

Transfer and Exchange

  The outstanding notes are subject to various restrictions on transfer. A holder may transfer or exchange notes in accordance with the indenture. McLeodUSA, the Security Registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and McLeodUSA may require a holder to pay any taxes and fees required by law or permitted by the indenture.

Definitions

  Set forth below is a summary of several of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any capitalized terms used herein for which no definition is provided.

  "Acquired Indebtedness" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person; provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, but excluding

Indebtedness which is extinguished, retired or repaid in connection with such other Person merging with or into or becoming a Subsidiary of such specified Person.

  "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person; provided that each Unrestricted Subsidiary shall be deemed to be an Affiliate of McLeodUSA and of each other Subsidiary of McLeodUSA; provided, further, that neither McLeodUSA nor any of its Restricted Subsidiaries shall be deemed to be Affiliates of each other. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "under common control with" and "controlled by"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

  "Asset Sale" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary of the specified Person, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Wholly-Owned Restricted Subsidiary of such Person or by such Person to a Wholly-Owned Restricted Subsidiary of such Person) of

  (1) shares of Capital Stock or other ownership interests of a Restricted Subsidiary of such Person (other than as permitted by the provisions of the indenture described above under "--Covenants--Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries")

  (2) substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business (other than as part of a Permitted Investment), or

  (3) other assets or rights of such Person or any of its Restricted Subsidiaries outside of the ordinary course of business and, in each case, that is not governed by the provisions of the indenture applicable to consolidations, mergers, and transfers of all or substantially all of the assets of the McLeodUSA;

provided that "Asset Sale" shall not include (A) sales or other dispositions of inventory, receivables and other current assets in the ordinary course of business, (B) simultaneous exchanges by McLeodUSA or any Restricted Subsidiary of Telecommunications Assets for other Telecommunications Assets in the ordinary course of business; provided that the applicable Telecommunications Assets received by McLeodUSA or such Restricted Subsidiary have at least substantially equal Fair Market Value to McLeodUSA or such Restricted Subsidiary (as determined by the Board of Directors whose good faith determination shall be conclusive and evidenced by a Board Resolution), and (C) sales or other dispositions of assets with a Fair Market Value (as certified in a Company Certificate) not in excess of $5 million.

  "Attributable Indebtedness" means, with respect to any Sale and Leaseback Transaction of any Person, as at the time of determination, the greater of

  (1) the capitalized amount in respect of such transaction that would appear on the balance sheet of such Person in accordance with GAAP, and

  (2) the present value (discounted at a rate consistent with accounting guidelines, as determined in good faith by the responsible accounting officer of such Person) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty).

  "Average Life" means, as of any date, with respect to any debt security or Disqualified Stock, the quotient obtained by dividing

  (1) the sum of the products of (x) the number of years from such date to the dates of each scheduled principal payment or redemption payment (including any sinking fund or mandatory redemption payment requirements) of such debt security or Disqualified Stock multiplied in each case by (y) the amount of such principal or redemption payment, by

  (2) the sum of all such principal or redemption payments

  "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangement conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Indebtedness convertible into an equity interest), warrants or options to subscribe for or acquire an equity interest in such Person.

  "Change of Control" shall be deemed to occur if

  (1) the sale, conveyance, transfer or lease of all or substantially all of the assets of McLeodUSA to any "Person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Securities Exchange
      Act), other than any Permitted Holder (as defined below) or any Restricted Subsidiary of McLeodUSA, shall have occurred

  (2) any "Person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Securities Exchange Act), other than any Permitted Holder, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act) of more than 35% of the total voting power of all classes of the Voting Stock of McLeodUSA (including any warrants, options or rights to acquire such Voting Stock), calculated on a fully diluted basis, and such voting power percentage is greater than or equal to the total voting power percentage then beneficially owned by the Permitted Holders in the aggregate, or

  (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any directors whose election or appointment by the Board of Directors or whose nomination for election by the stockholders of McLeodUSA was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office

  "Common Stock" means Capital Stock other than Preferred Stock.

  "Consolidated Capital Ratio" of any Person as of any date means the ratio of
(A) the aggregate consolidated principal amount of Indebtedness of such Person then outstanding to (B) the aggregate consolidated paid-in capital of such Person as of such date.

  "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of McLeodUSA and its Restricted Subsidiaries for such period increased by the sum of

  (1) Consolidated Interest Expense of McLeodUSA and its Restricted Subsidiaries for such period, plus

  (2) Consolidated Income Tax Expense of McLeodUSA and its Restricted Subsidiaries for such period, plus

  (3) the consolidated depreciation and amortization expense included in the income statement of McLeodUSA and its Restricted Subsidiaries for such period, plus

  (4) any non-cash expense related to the issuance to employees of McLeodUSA or any Restricted Subsidiary of McLeodUSA of options to purchase Capital Stock of McLeodUSA or such Restricted Subsidiary, plus

  (5) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity, plus

  (6) any non-cash expense related to a purchase accounting adjustment not requiring an accrual or reserve and separately disclosed in the Consolidated Income Statement of McLeodUSA,

and decreased by the amount of any non-cash item that increases such Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary of McLeodUSA (calculated separately for such Restricted Subsidiary in the same manner as provided above for McLeodUSA) that is subject to a restriction which prevents the payment of dividends or the making of distributions to McLeodUSA or another Restricted Subsidiary of McLeodUSA to the extent of such restriction.

  "Consolidated Income Tax Expense" for any period means the aggregate amounts of the provisions for income taxes of McLeodUSA and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means for any period the interest expense included in a consolidated income statement (excluding interest income) of McLeodUSA and its Restricted Subsidiaries for such period in accordance with GAAP, including without limitation or duplication (or, to the extent not so included, with the addition of),

  (1) the amortization of Indebtedness discount

  (2) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities

  (3) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements

  (4) Preferred Stock dividends of McLeodUSA and its Restricted Subsidiaries (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable

  (5) accrued Disqualified Stock dividends of McLeodUSA and its Restricted Subsidiaries, whether or not declared or paid

  (6) interest on Indebtedness guaranteed by McLeodUSA and its Restricted Subsidiaries, and

  (7) the portion of any Capital Lease Obligation paid during such period that is allocable to interest expense in accordance with GAAP

  "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication

  (1) all items classified as extraordinary

  (2) any net income (or net loss) of any Person other than such Person and its Restricted Subsidiaries, except to the extent of the amount of dividends or other distributions actually paid to such Person or its Restricted Subsidiaries by such other Person during such period

  (3) the net income of any Person acquired by such Person or any of its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of the related acquisition

  (4) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan

  (5) net gains (or net losses) in respect of Asset Sales by such Person or its Restricted Subsidiaries

  (6) the net income (or net loss) of any Restricted Subsidiary of such Person to the extent that the payment of dividends or other distributions to such Person is restricted by the terms of its charter or any agreement, instrument, contract, judgment, order, decree, statute, rule, governmental regulation or otherwise, except that such Person's equity in the net income of any such Restricted Subsidiary for such period may be included in such Consolidated Net Income up to the aggregate amount of cash that could, after giving effect to the operation of such restriction, have been distributed by such Restricted Subsidiary during such period to such Person as a dividend

  (7) with regard to a non-wholly owned Restricted Subsidiary, any aggregate net income (or loss) in excess of such Person's or such Restricted Subsidiary's pro rata share of such non-wholly owned Restricted Subsidiary's net income (or loss), and

  (8) the cumulative effect of changes in accounting principles

  "Consolidated Net Worth" of any Person means, at any date of determination, the consolidated stockholders' equity or partners' capital (excluding Disqualified Stock) of such Person and its subsidiaries, as determined in accordance with GAAP.

  "Consolidated Tangible Assets" of any Person means the total amount of assets (less applicable reserves and other properly deductible items) which under GAAP would be included on a consolidated balance sheet of such Person and its Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under GAAP would be included on such consolidated balance sheet.

  "Default" means any event, act or condition, the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

  "Depository" means, with respect to the notes issuable or issued in whole or in part in the form of one or more global securities, The Depository Trust Company for so long as it shall be a clearing agency registered under the Securities Exchange Act, or such successor as McLeodUSA shall designate from time to time in an Officers' Certificate delivered to the trustee.

  "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, or otherwise, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, or is exchangeable for Indebtedness at any time, in whole or in part, on or prior to the Stated Maturity of the notes.

  "Eligible Cash Equivalents" means

  (1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof

  (2) time deposits and certificates of deposit of any commercial bank organized in the United States having capital and surplus in excess of $500 million with a maturity date not more than one year from the date of acquisition

  (3) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (2) above

  (4) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing, or subject to tender at the option of the holder thereof within one year after the date of acquisition thereof and, at the time of acquisition, having a rating of A or better from Standard & Poor's Corporation or A-2 or better from Moody's Investors Service, Inc.

  (5) commercial paper issued by the parent corporation of any commercial bank organized in the United States having capital and surplus in excess of $500 million and commercial paper issued by others having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition

  (6) overnight bank deposits and bankers' acceptances at any commercial bank organized in the United States having capital and surplus in excess of $500 million

  (7) deposits available for withdrawal on demand with a commercial bank organized in the United States having capital and surplus in excess of $500 million, and

  (8) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) through (6)

  "Existing Indebtedness" means Indebtedness outstanding on the date of the supplemental indenture (other than under any Senior Credit Facility).

  "Fair Market Value" means, with respect to any asset or Property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors.

  "Guarantee" means any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner (and "Guaranteed,"
"Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing).

  "holder" means the Person in whose name the note is registered in the security register or, when used with respect to a bearer security or any coupon, means the bearer thereof.

  "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Indebtedness. Indebtedness otherwise incurred by a Person before it becomes a Subsidiary of McLeodUSA (whether by merger, consolidation, acquisition or otherwise) shall be deemed to have been incurred at the time at which such Person becomes a Subsidiary of McLeodUSA.

  "Indebtedness" means, at any time (without duplication), with respect to any Person, whether recourse as to all or a portion of the assets of such Person, and whether or not contingent,

  (1)  any obligation of such Person for money borrowed

  (2) any obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, including, without limitation, any such obligations incurred in connection with the acquisition of Property, assets or businesses, excluding trade accounts payable made in the ordinary course of business

  (3) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person

  (4) any obligation of such Person issued or assumed as the deferred purchase price of Property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business, which in either case are not more than 60 days overdue or which are being contested in good faith)

  (5)  any Capital Lease Obligation of such Person

  (6) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person and, to the extent held by Persons other than such Person or its Restricted Subsidiaries, the maximum fixed redemption or repurchase price of Disqualified Stock of such Person's Restricted Subsidiaries, at the time of determination

  (7) every obligation under Interest Rate and Currency Protection Agreements of such Person

  (8) any Attributable Indebtedness with respect to any Sale and Leaseback Transaction to which such Person is a party and

  (9) any obligation of the type referred to in clauses (i) through (viii) of this definition of another Person and all dividends and distributions of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise

  For purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture; provided that, if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount (including, without limitation, our 10 1/2% senior discount notes) is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

  "Interest Rate or Currency Protection Agreement"of any Person means any forward contract, futures contract, swap, option, future option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

  "Investment" in any Person means any direct, indirect or contingent

  (1) advance or loan to, Guarantee of any Indebtedness of, extension of credit or capital contribution to such Person

  (2) the acquisition of any shares of Capital Stock, bonds, notes, debentures or other securities of such Person, or

  (3) the acquisition, by purchase or otherwise, of all or substantially all of the business, assets or stock or other evidence of beneficial ownership of such Person provided that Investments shall exclude commercially reasonable extensions of trade credit. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any Property other than cash, such Property or asset shall be valued at its Fair Market Value at the time of such transfer.

  "Issue Date" means the date on which the notes are first authenticated and delivered under the supplemental indenture.

  "Lien" means, with respect to any Property or other asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property or other asset (including, without limitation, any conditional sale or title retention agreement having substantially the same economic effect as any of the foregoing).

  "Maturity" means, when used with respect to a note, the date on which the principal of such note becomes due and payable as provided therein or in the indenture, whether on the date specified in such note as the fixed date on which the principal of such note is due and payable, on a Change of Control Payment Date or an Asset Sale Payment Date, or by declaration of acceleration, call for redemption or otherwise.

  "Net Cash Proceeds" means, with respect to the sale of any Property or assets by any Person or any of its Restricted Subsidiaries, cash or readily marketable cash equivalents received net of

  (1) all reasonable out-of-pocket expenses of such Person or such Restricted Subsidiary incurred in connection with such sale, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses incurred (but excluding any finder's fee or broker's fee payable to any Affiliate of such Person) and all federal, state, foreign and local taxes arising in connection with such sale that are paid or required to be accrued as a liability under GAAP by such Person or its Restricted Subsidiaries

  (2) all payments made or required to be made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such Properties or other assets in accordance with the terms of any Lien upon or with respect to such Properties or other assets or which must, by the terms of such Lien, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid in connection with such sale

  (3) all contractually required distributions and other payments made to minority interest holders (but excluding distributions and payments to Affiliates of such Person) in Restricted Subsidiaries of such Person as a result of such transaction, and

  (4) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such transaction, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such transaction, in each case as determined by the board of directors of such Person, in its reasonable good faith judgment evidenced by a resolution of the board of directors filed with the trustee provided that, in the event that any consideration for a transaction (which would otherwise constitute Net Cash Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person or its Restricted Subsidiaries from escrow; and provided, further, that any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall be deemed to be Net Cash Proceeds at such time, and shall thereafter be applied in accordance with the indenture.

  "Paying Agent" means any Person authorized by McLeodUSA to make payments of principal, premium or interest with respect to the notes on behalf of McLeodUSA.

  "Permitted Holders" means Alliant Energy Corp., Media/Communications Partners III Limited Partnership and Forstmann Little & Co. and their respective successors and assigns, and Clark E. and Mary E.

McLeod, Richard A. Lumpkin and Kwok Li and foundations and trusts controlled by them or any of them, and Affiliates (other than McLeodUSA and the Restricted Subsidiaries) of each of the foregoing.

  "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Indebtedness Incurred and which shall have a notional amount no greater than the payments due with respect to the Indebtedness being hedged thereby and not for purposes of speculation.

  "Permitted Investments" means

  (1)   Eligible Cash Equivalents

  (2)   Investments in Property used in the ordinary course of business

  (3) Investments in any Person as a result of which such Person becomes a Restricted Subsidiary in compliance with the indenture

  (4) Investments pursuant to agreements or obligations of McLeodUSA or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments

  (5) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits

  (6) Permitted Interest Rate or Currency Protection Agreements with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding

  (7) bonds, notes, debentures or other debt securities received as a result of Asset Sales permitted under the covenant described under "--Asset Sales"

  (8)   Investments in existence at the Issue Date

  (9) commission, payroll, travel and similar advances to employees in the ordinary course of business to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP

  (10) stock, obligations or securities received in satisfaction of judgments, and

  (11) Investments made pursuant to any deferred-compensation plan, including any Investments made through a trust (including a grantor trust) established in connection with any such plan, for the benefit of employees of McLeodUSA or of any Restricted Subsidiary

  "Permitted Liens" means

  (1) Liens for taxes, assessments, governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor

  (2) other Liens incidental to the conduct of the business of McLeodUSA and its Restricted Subsidiaries or the ownership of its property and assets not securing any Indebtedness, and which do not in the aggregate materially detract from the value of the property or assets of McLeodUSA and its Restricted Subsidiaries when taken as a whole, or materially impair the use thereof in the operation of its business

  (3) Liens with respect to assets of a Restricted Subsidiary granted by such Restricted Subsidiary to McLeodUSA to secure Indebtedness owing to McLeodUSA

  (4) pledges and deposits made in the ordinary course of business in connection with workers' compensation and unemployment insurance, statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen and other types of statutory obligations

  (5) deposits made to secure the performance of tenders, bids, leases, and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money)

  (6) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of McLeodUSA or its Restricted Subsidiaries

  (7) Liens arising out of judgments or awards against McLeodUSA or any Restricted Subsidiary with respect to which McLeodUSA or such Restricted Subsidiary is prosecuting an appeal or proceeding for review and McLeodUSA or such Restricted Subsidiary is maintaining adequate reserves in accordance with GAAP

  (8) any interest or title of a lessor in the property subject to any lease other than a Capital Lease

  (9) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Issue Date; provided that
       (A) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with "--Covenants--Limitation on Consolidated Indebtedness," (x) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (y) to refinance any Indebtedness previously so secured, (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (C) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item

  (10) leases or subleases granted to others that do not materially interfere with the ordinary course of business of McLeodUSA and its Restricted Subsidiaries

  (11) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of McLeodUSA or its Restricted Subsidiaries relating to such property or assets

  (12) Liens arising from filing precautionary Uniform Commercial Code financing statements regarding leases

  (13) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of McLeodUSA or any Restricted Subsidiary other than the property or assets acquired

  (14) Liens in favor of McLeodUSA or any Restricted Subsidiary

  (15) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof

  (16) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods

  (17) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Permitted Interest Rate Agreements and Currency Agreements, and

  (18) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by McLeodUSA or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of McLeodUSA and its Restricted Subsidiaries prior to the Issue Date

  "Person" means any individual, corporation, limited liability company, partnership, limited liability partnership, joint venture, association, joint stock company, real estate investment trust, business trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, excluding Capital Stock in any other Person.

  "Purchase Money Indebtedness" means Indebtedness of McLeodUSA (including Acquired Indebtedness and Capital Lease Obligations, mortgage financings and purchase money obligations) incurred for the purpose of financing all or any part of the cost of construction, acquisition, development or improvement by McLeodUSA or any Restricted Subsidiary of any Telecommunications Assets of McLeodUSA or any Restricted Subsidiary and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

  "Qualified Receivable Facility" means Indebtedness of McLeodUSA or any Subsidiary Incurred from time to time pursuant to either (A) credit facilities secured by Receivables or (B) receivable purchase facilities, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

  "Qualified Receivable Subsidiary" means a Restricted Subsidiary formed solely for the purpose of obtaining a Qualified Receivable Facility and substantially all of the Property of which is Receivables.

  "Qualified Stock" of any Person means a class of Capital Stock other than Disqualified Stock.

  "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money and proceeds and products thereof in each case generated in the ordinary course of business.

  "Restricted Payment" means

  (1) a dividend or other distribution declared or paid on the Capital Stock of McLeodUSA or to stockholders of McLeodUSA (in their capacity as such), or declared or paid to any Person other than McLeodUSA or a Restricted Subsidiary of McLeodUSA on the Capital Stock of any Restricted Subsidiary of McLeodUSA, in each case, other than dividends, distributions or payments made solely in Qualified Stock of McLeodUSA or such Restricted Subsidiary

  (2) a payment made by McLeodUSA or any of its Restricted Subsidiaries (other than to McLeodUSA or any Restricted Subsidiary) to purchase, redeem, acquire or retire any Capital Stock of McLeodUSA or of a Restricted Subsidiary

  (3) a payment made by McLeodUSA or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Stock of McLeodUSA) to redeem, repurchase, defease (including an in-substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Indebtedness of McLeodUSA or such Restricted Subsidiary which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the notes and which was scheduled to mature on or after the maturity of the notes, or

  (4) an Investment in any Person, including an Unrestricted Subsidiary or the designation of a Subsidiary as an Unrestricted Subsidiary, other than (a) a Permitted Investment, (b) an Investment by

     McLeodUSA in a Wholly-Owned Restricted Subsidiary or (c) an Investment by a Restricted Subsidiary in McLeodUSA or a Wholly-Owned Restricted Subsidiary of McLeodUSA

  "Restricted Subsidiary" means any Subsidiary of McLeodUSA that has not been designated as an "Unrestricted Subsidiary."

  "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

  "Senior Credit Facility" means Indebtedness of McLeodUSA and its Subsidiaries Incurred from time to time pursuant to one or more credit agreements or similar facilities made available from time to time to McLeodUSA and its Subsidiaries, whether or not secured, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

  "Stated Maturity" means, with respect to any security or any installment of principal thereof or interest thereon or any Additional Amounts with respect thereto, the date specified in such security as the fixed date on which the principal of such security or such installment of principal or interest is, or such Additional Amounts are, due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

  "Strategic Equity Investment" means an equity investment made by a Strategic Investor in McLeodUSA in an aggregate amount of not less than $25 million.

  "Strategic Investor" means a Person (other than the Permitted Holders) engaged in one or more Telecommunications Businesses that has, or 80% or more of the Voting Stock of which is owned by a Person that has, an equity market capitalization at the time of its initial Investment in McLeodUSA in excess of $2 billion.

  "Subordinated Indebtedness" means Indebtedness of McLeodUSA as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Indebtedness shall be subordinate to the prior payment in full of the notes to at least the following extent:

  (1) no payments of principal of (or premium, if any) or interest on or amounts otherwise due in respect of such Indebtedness may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the notes exists

  (2) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an event of default exists with respect to the notes, upon notice by 25% or more in principal amount of the notes to the trustee, the trustee shall give notice to McLeodUSA and the holders of such Indebtedness (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Indebtedness may be made for a period of 179 days from the date of such notice, and

  (3) such Indebtedness may not (x) provide for payments of principal of such Indebtedness at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by McLeodUSA (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Indebtedness upon an event of default thereunder), in each case prior to the final Stated Maturity of the notes or
       (y) permit redemption or other retirement (including pursuant to an offer to purchase made by McLeodUSA) of such other

      Indebtedness at the option of the holder thereof prior to the final Stated Maturity of the notes, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to an offer to purchase made by McLeodUSA) which is conditioned upon a change of control of McLeodUSA pursuant to provisions substantially similar to those described under "--Repurchase at the Option of Holders upon a Change of Control" (and which shall provide that such Indebtedness will not be repurchased pursuant to such provisions prior to McLeodUSA's repurchase of the notes required to be repurchased by McLeodUSA pursuant to the provisions described under "-- Repurchase at the Option of Holders upon a Change of Control").

  "Subsidiary" means, with respect to any Person, (1) any corporation more than 50% of the outstanding shares of Voting Stock of which is owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person,
(2) any general partnership, limited liability company, joint venture or similar entity, more than 50% of the outstanding partnership, membership or similar interests of which are owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person and (3) any limited partnership of which such Person or any Subsidiary of such Person is a general partner.

  "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

  "Telecommunications Business" means the business of (1) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased wireline or wireless transmission facilities, (2) creating, developing, constructing, installing, repairing, maintaining or marketing communications-related systems, network equipment and facilities, software and other products, (3) creating, developing, producing or marketing audiotext or videotext, (4) publishing or distributing telephone (including Internet) directories, whether in paper, electronic, audio or video format,
(5) marketing (including direct marketing and telemarketing), or (6) evaluating, participating in or pursuing any other business that is primarily related to those identified in the foregoing clauses (1), (2), (3), (4) or (5) above (in the case of clauses (3), (4) and (5), however, in a manner consistent with the manner of business of McLeodUSA on the Issue Date), and shall, in any event, include all businesses in which McLeodUSA or any of its Subsidiaries are engaged on the Issue Date; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the board of directors of McLeodUSA.

  "Unrestricted Subsidiary" means any Subsidiary of McLeodUSA that McLeodUSA has classified as an "Unrestricted Subsidiary" and that has not been reclassified as a Restricted Subsidiary, pursuant to the terms of the indenture.

  "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

  "Wholly-Owned Restricted Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests (other than any director's qualifying shares) of which shall at the time be owned by such Person or by one or more other Wholly-Owned Restricted Subsidiaries of such Person or by such Person and one or more other Wholly-Owned Restricted Subsidiaries of such Person.

                              OTHER INDEBTEDNESS

  We have outstanding seven issues of senior notes as well as certain other indebtedness under Senior Secured Credit Facilities. Certain terms of our material indebtedness, other than the notes offered hereby, are as follows:

10 1/2% Senior Discount Notes Due 2007

  . offering of $500 million principal amount completed March 4, 1997

  . priced at a discount, with net proceeds of approximately $288.9 million

  . will accrete to aggregate principal amount of $500 million by March 1, 2002

  . interest will accrue only after March 1, 2002, at a rate of 10 1/2% per annum payable in cash, in arrears, March 1 and September 1 of each year commencing September 1, 2002

  . mature on March 1, 2007

9 1/4% Senior Notes Due 2007

  . offering of $225 million principal amount completed July 21, 1997

  . net proceeds of approximately $217.6 million

  . accrue interest at 9 1/4% per annum, payable in cash, in arrears, on July
    15 and January 15 of each year

  . mature on July 15, 2007

8 3/8% Senior Notes Due 2008

  . offering of $300 million principal amount completed March 16, 1998

  . net proceeds of approximately $291.9 million

  . accrue interest at 8 3/8% per annum, payable in cash, in arrears, on March
    15 and September 15 of each year

  . mature on March 15, 2008

9 1/2% Senior Notes Due 2008

  . offering of $300 million principal amount completed October 30, 1998

  . net proceeds of approximately $291.9 million

  . accrue interest at 9 1/2% per annum, payable in cash, in arrears, on May 1 and November 1 of each year

  . mature on November 1, 2008

8 1/8% Senior Notes Due 2009

  . offering of $500 million principal amount completed February 22, 1999

  . net proceeds of approximately $486.1 million

  . accrue interest at 8 1/8% per annum, payable in cash, in arrears, on August 15 and February 15 of each year

  . mature on February 15, 2009

12% Senior Notes Due 2008

  . issued on December 14, 2000, $150 million in principal amount in exchange for the cancellation of the notes of CapRock in connection with the acquisition of CapRock

  . accrue interest at 12% per annum, payable in cash, in arrears, on January
    15 and July 15 of each year

  . mature on July 15, 2008

11 1/2% Senior Notes Due 2009

  . issued on December 14, 2000, $210 million in principal amount in exchange for the cancellation of the notes of CapRock in connection with the acquisition of CapRock

  . accrue interest at 11 1/2% per annum, payable in cash, in arrears, on May
    1 and November 1 of each year

  . mature on May 1, 2009

All of the senior notes listed above rank pari passu in right of payment with each other and with the notes offered hereby.

Senior Secured Credit Facilities

  On May 31, 2000 we put in place $1.3 billion of senior secured credit facilities with a syndicate of financial institutions (the "Senior Secured Credit Facilities"). The Senior Secured Credit Facilities consist of (1) a seven-year senior secured revolving facility with an aggregate principal amount of $450 million (the "Revolving Facility"), (2) a seven-year senior secured multi-draw term loan facility with an aggregate principal amount of $275 million (the "Tranche A Term Facility"), and (3) an eight-year single-draw senior secured term loan with an aggregate principal amount of $575 million (the "Tranche B Term Facility"). The Tranche A Term Facility provides for multiple ($50 million minimum) draws for the first 24 months of the agreement, at the end of which period any undrawn commitments expire. At June 30, 2000 the Tranche B Term Facility was drawn in full and the balance of the other facilities remained undrawn.

  The Senior Secured Credit Facilities are secured by (1) a first priority pledge of all the capital stock owned by us and by each subsidiary, and (2) a perfected first priority security interest in substantially all our tangible and intangible assets and, to the extent of $100 million, by each subsidiary. In addition, telecommunications assets acquired with proceeds or refinanced from the Senior Secured Credit Facilities serve as collateral.

  Interest on the Senior Secured Credit Facilities is payable quarterly and variable at LIBOR plus 1% to LIBOR plus 3.25%, based on our debt rating. At our current debt rating, interest rates are LIBOR plus 2.25% on the Revolving Facility and Tranche A Term Facility, and LIBOR plus 3.00% on the Tranche B Term Facility. We must maintain certain financial covenants requiring minimum revenue, minimum access lines and debt to capital and debt to EBITDA ratios.

Restrictive Covenants

  The indentures governing our senior notes and the Senior Secured Credit Facilities impose operating and financial restrictions on us and our subsidiaries that are generally substantially the same as the restrictions governing the notes. These restrictions affect, and in some cases significantly limit or prohibit, among other things, our ability and the ability of our subsidiaries to incur additional indebtedness, pay dividends or make distributions in respect of our or such subsidiaries' capital stock, make other restricted payments, enter into sale and leaseback transactions, create liens upon assets, enter into transactions with affiliates or related persons, sell assets, or consolidate, merge or sell all or substantially all of our, or our subsidiaries' assets. There can be no assurance that such covenants will not adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that may be in our interest.

                                  UNDERWRITING

  Salomon Smith Barney Inc. and Goldman, Sachs & Co. are acting as joint book-running managers of the offering, and, together with J.P. Morgan & Co. (a division of Chase Securities Inc.), are acting as representatives of the underwriters named below.

  Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase from us and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

                                                                       Principal
                                                                       Amount of
      Underwriters                                                       Notes
      ------------                                                     ---------
      Salomon Smith Barney Inc. ......................................  $
      Goldman, Sachs & Co. ...........................................
      Chase Securities Inc. ..........................................
                                                                        -------
        Total ........................................................  $
                                                                        =======

  The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

  The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and some of the notes to dealers at the public offering price less
a concession not to exceed   % of the principal amount of the notes. The
underwriters may allow, and dealers may reallow a concession not to exceed   %
of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

  The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                                        Paid by
                                                                       McLeodUSA
                                                                       ---------
      Per Note........................................................       %

  In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell the notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

  The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

  Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. We
estimate that our total expenses for this offering will be $   .

  Salomon Smith Barney Inc., Goldman, Sachs & Co. and Chase Securities Inc. and their affiliates have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Chase Securities Inc. is an affiliate of The Chase Manhattan Bank which is the agent for, and a lender under, our Senior Secured Credit Facilities. Salomon Smith Barney Inc. is an affiliate of Citicorp USA, Inc., which is a lender under our Senior Secured Credit Facilities. Goldman, Sachs & Co. is an affiliate of Goldman Sachs Credit Partners L.P., which is a lender under our Senior Secured Credit Facilities.

  We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect of such liabilities.

  We have agreed with the underwriters not to offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us for a period of 90 days from the date of this prospectus supplement without the prior written consent of Salomon Smith Barney Inc.

                                 LEGAL MATTERS

  The legality of the notes offered hereby is being passed upon for us by Hogan & Hartson L.L.P., Washington, D.C., our special counsel. Certain legal matters relating to this offering are being passed upon for the underwriters by Mayer, Brown & Platt, Chicago, Illinois.

                                    EXPERTS

  The consolidated financial statements and schedule of McLeodUSA and subsidiaries as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated by reference in this prospectus supplement and accompanying prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of Splitrock Services, Inc. as of December 31, 1999 and 1998, and for the period from March 5, 1997 (date of inception) to December 31, 1997 and for each of the two years in the period ended December 31, 1999, incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed a registration statement of which this prospectus supplement forms a part. The registration statement, including the attached exhibits and schedules, contain additional relevant information about us and the notes offered hereby. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus supplement.

  In addition, we have filed reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy any of this information at the following locations of the SEC:

  Public Reference Room     New York Regional Office   Chicago Regional Office
  450 Fifth Street, N.W.      7 World Trade Center         Citicorp Center
        Room 1024                  Suite 1300          500 West Madison Street
  Washington, D.C. 20549    New York, New York 10048         Suite 1400
                                                      Chicago, Illinois 60661-
                                                                2511

  You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC file number for our documents filed under the Securities Exchange Act is 0-20763.

  The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, like McLeodUSA, that file electronically with the SEC. The address of that site is http://www.sec.gov.

  The SEC allows us to "incorporate by reference" information into this prospectus supplement and accompanying prospectus. This means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any such information that is superseded by information included directly in this document.

  This prospectus supplement incorporates by reference the documents listed below that we have previously filed or will file with the SEC. They contain important information about us and our financial condition.

  . Our Annual Report on Form 10-K for our fiscal year ended December 31,
    1999, filed on March 30, 2000

  . Our Quarterly Reports on Form 10-Q for our quarterly periods ended March
    31, 2000, June 30, 2000, and September 30, 2000, filed on May 15, 2000,
    August 14, 2000, and November 13, 2000, respectively

  . Our Current Reports on Form 8-K filed on April 14, 2000, June 1, 2000,
    October 13, 2000, October 27, 2000, November 9, 2000, and December 12, 2000, and our amended Current Report on Form 8-K/A filed on June 13, 2000

  . All documents filed with the SEC by us under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this prospectus supplement and before the offering is terminated, are considered to be a part of this prospectus, effective the date such documents are filed

  . The consolidated financial statements of Splitrock Services, Inc. and subsidiary appearing on pages F-1 through F-18 of the Registration Statement on Form S-4 (Registration No. 333-48248) filed on October 19, 2000

  In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

  You can obtain any of the documents listed above from the SEC, through the SEC's Web site at the address described above, or directly from us, by requesting them in writing or by telephone at the following address:

                             McLeodUSA Incorporated
                           McLeodUSA Technology Park
                        6400 C Street SW, P.O. Box 3177
                          Cedar Rapids, IA 52406-3177
                             Attn: General Counsel
                            Telephone (319) 790-7775

  We will provide a copy of any of these documents without charge, excluding any exhibits unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means, within two business days after we receive your request.

P R O S P E C T U S                                             [McLEODUSA LOGO]

                                 $1,750,000,000

                             McLeodUSA Incorporated

   Class A Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants, Subscription Rights, Stock Purchase Contracts and Stock Purchase
                                     Units

  We may offer, from time to time, in one or more series or classes the following securities:

  . Class A common stock

  . preferred stock

  . preferred stock represented by depositary shares

  . debt securities

  . warrants to purchase debt securities, Class A common stock, preferred stock or depositary shares

  . subscription rights to purchase any of the above securities

  . stock purchase contracts and stock purchase units

  The aggregate initial offering price of these securities will not exceed $1,750,000,000.

  We will provide you with specific terms of the applicable offered securities in supplements to this prospectus. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or market, risk factors and the agents, dealers or underwriters, if any, to be used in connection with the sale of these securities.

  You should read this prospectus and any prospectus supplement carefully before you decide to invest. This prospectus may not be used to consummate sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.


 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these offered securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                 The date of this Prospectus is August 5, 1999.

  You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or inconsistent information. You should assume that the information in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front cover of such documents. Our business, financial information, results of operations and prospects may have changed since those dates.

  If it is against the law in any state to make an offer to sell these securities (or to solicit an offer from someone to buy these securities), then this offer does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About This Prospectus.......................................................   1
Where You Can Find More Information.........................................   1
Cautionary Note Regarding Forward-Looking Statements........................   2
About McLeodUSA.............................................................   3
Coverage Ratios.............................................................   4
Use of Proceeds.............................................................   4
Description of Common Stock.................................................   5
Description of Preferred Stock..............................................  10
Description of Depositary Shares............................................  13
Description of Debt Securities..............................................  16
Description of Warrants.....................................................  27
Description of Stock Purchase Contracts and Stock Purchase Units............  29
Description of Subscription Rights..........................................  30
Plan of Distribution........................................................  31
Legal Matters...............................................................  32
Experts.....................................................................  32

                             ABOUT THIS PROSPECTUS

  This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described below under the heading "Where You Can Find More Information."

  As used in this prospectus, "McLeodUSA," "the company," "we," "us," and "our" refer to McLeodUSA Incorporated, a Delaware corporation, and its subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed a registration statement of which this prospectus forms a part. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities offered by this prospectus. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus and any applicable prospectus supplement.

  We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any of this information at the following locations of the SEC:

 Public Reference Room   New York Regional Office    Chicago Regional Office
450 Fifth Street, N.W.     7 World Trade Center          Citicorp Center
       Room 1024                Suite 1300           500 West Madison Street
Washington, D.C. 20549   New York, New York 10048          Suite 1400
                                                  Chicago, Illinois 60661-2511

  You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC file number for our documents filed under the Securities Exchange Act is 0-20763.

  The SEC also maintains an Internet Web site that contains reports, proxy statements and other information regarding issuers, like McLeodUSA, that file electronically with the SEC. The address of that site is http://www.sec.gov.

  The SEC allows us to "incorporate by reference" information into this prospectus. This means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any such information that is superseded by information included directly in this document or any prospectus supplement.

  This prospectus incorporates by reference the documents listed below that we have previously filed or will file with the SEC. They contain important information about us and our financial condition.

  . Our Annual Report on Form 10-K for our fiscal year ended December 31, 1998, filed on March 24, 1999, as amended by Form 10-K/A filed on April 22, 1999

  . Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, filed on May 17, 1999

  . Our Current Reports on Form 8-K filed on April 15, 1999, April 16, 1999, June 17, 1999 and July 2, 1999 and August 4, 1999

  . All documents filed subsequent to the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until all of the securities offered by this prospectus are sold, effective the date such documents are filed

  . The description of our Class A common stock set forth in our registration statement filed under Section 12 of the Securities Exchange Act on Form 8-A on May 24, 1996, including any amendment or report filed with the SEC for the purpose of updating such description

  . The consolidated financial statements of Ovation Communications, Inc. and subsidiaries appearing on pages F-1 through F-17 of our definitive prospectus dated March 24, 1999 and filed with the SEC on March 26, 1999 pursuant to Rule 424(b) under the Securities Act of 1933 as part of our Registration Statement on Form S-4 (Registration No. 333-71811)

  In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

  You can obtain any of the documents listed above from the SEC, through the SEC's Web site at the address described above, or directly from us, by requesting them in writing or by telephone at the following address:

                             McLeodUSA Incorporated
                           McLeodUSA Technology Park
                        6400 C Street SW, P.O. Box 3177
                          Cedar Rapids, IA 52406-3177
                             Attn: General Counsel
                            Telephone (319) 364-0000

  We will provide a copy of any of these documents without charge, excluding any exhibits unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means, within two business days after we receive your request.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus and the information incorporated by reference in it include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, our financing plans, our future capital requirements, forecasted demographic and economic trends relating to our industry, our ability to complete acquisitions, to realize anticipated cost savings and other benefits from acquisitions and to recover acquisition-related costs, and similar matters are forward-looking statements. These statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. In some cases, you can identify these statements by our use of forward-looking words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential" or "intend." You should be aware that these statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from our expectations include those discussed in the applicable prospectus supplement under the caption "Risk Factors." We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                ABOUT McLEODUSA

  The following summary highlights selected information regarding McLeodUSA. It does not contain all of the information that is important to you. You should carefully read this entire prospectus and any prospectus supplement, together with the other documents to which this prospectus and any prospectus supplement refers you. In addition, you should carefully consider the factors set forth under the caption "Risk Factors" in the applicable prospectus supplement. Unless otherwise indicated, dollar amounts over $1 million have been rounded to one decimal place and dollar amounts less than $1 million have been rounded to the nearest thousand.

                                  Our Company

  We provide communications services to business and residential customers in the Midwestern and Rocky Mountain regions of the United States. We offer local, long distance, Internet access, data, voice mail and paging services, from a single company on a single bill. We believe we are the first company in many of our markets to offer one-stop shopping for communications services tailored to customers' specific needs.

  Our approach makes it easier for both our business and our residential customers to satisfy their communications needs. It also allows businesses to receive customized services, such as competitive long distance pricing and enhanced calling features, that might not otherwise be directly available on a cost-effective basis.

  In addition to our core business of providing competitive local, long distance and related communications services, we also derive revenue from:

  . sale of advertising space in telephone directories

  . traditional local telephone company services in east central Illinois and southeast South Dakota

  . special access, private line and data services

  . communications network maintenance services

  . telephone equipment sales, leasing, service and installation

  . video services

  . telemarketing services

  . computer networking services

  . other communications services, including cellular, operator, payphone, mobile radio, paging services and Web site development and hosting

  In most of our markets, we compete with the existing local phone company by leasing its lines and switches. In other markets, primarily in east central Illinois and southeast South Dakota, we operate our own lines and switches. We provide long distance services by using our own communications network facilities and leasing capacity from long distance and local communications providers. We are constructing fiber optic communications networks in Iowa, Illinois, Wisconsin, Indiana, Missouri, Michigan, Minnesota, South Dakota, North Dakota, Colorado and Wyoming to carry additional communications traffic on our own network.

                               ----------------

  Our principal executive offices are located at McLeodUSA Technology Park, 6400 C Street SW, P.O. Box 3177, Cedar Rapids, Iowa 52406-3177, and our phone number is (319) 364-0000.

                                COVERAGE RATIOS

  For each of the years ended December 31, 1994, 1995, 1996, 1997 and 1998, earnings were insufficient to cover fixed charges by $11.4 million, $11.4 million, $22.6 million, $84.4 million and $135.5 million, respectively. For the three months ended March 31, 1998 and 1999, earnings were insufficient to cover fixed charges by $32.0 million and $51.7 million, respectively. For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net loss before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all debt (including capitalized interest), amortization of debt discount and deferred loan costs and the portion of rental expense that is representative of the interest component of rental expense (deemed to be one-third of rental expense which management believes is a reasonable approximation of the interest component). Because we did not have any preferred stock outstanding during any of these periods, the ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

                                USE OF PROCEEDS

  Unless we specify otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, including working capital, the repayment or refinancing of our indebtedness, future acquisitions and/or capital expenditures. Until we apply the net proceeds for specific purposes, we may invest such net proceeds in short-term or marketable securities.

                          DESCRIPTION OF COMMON STOCK

  The following summary description of our capital stock is based on the provisions of our certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, see "Where You Can Find More Information."

General

  Under our certificate of incorporation, we have authority to issue 274,000,000 shares of capital stock, consisting of 250,000,000 shares of Class A common stock, 22,000,000 shares of Class B common stock and 2,000,000 shares of preferred stock. We have declared a two-for-one stock split to be effected in the form of a stock dividend for our Class A common stock. The record date for the stock split was July 12, 1999 and distribution of the additional shares took place on July 26, 1999. Giving effect to this stock split, we had issued and outstanding as of July 1, 1999, 150,417,738 shares of our Class A common stock, no shares of our Class B common stock and no shares of our preferred stock.

  The rights of the holders of our Class A common stock and our Class B common stock discussed below are subject to such rights as our board of directors may from time to time confer on holders of our preferred stock that may be issued in the future. Such rights may adversely affect the rights of holders of our Class A common stock or our Class B common stock, or both.

Class A Common Stock

  Voting Rights. Each holder of our Class A common stock is entitled to attend all special and annual meetings of our stockholders and, together with the holders of all other classes of stock entitled to vote at such meetings, to vote upon any matter, including, without limitation, the election of directors. Holders of our Class A common stock are entitled to one vote per share.

  Liquidation Rights. In the event of any dissolution, liquidation or winding up of McLeodUSA, whether voluntary or involuntary, the holders of our Class A common stock, the holders of our Class B common stock and the holders of any class or series of stock entitled to participate with our Class A and Class B common stock, will become entitled to participate in the distribution of any of our assets remaining after we have paid, or provided for payment of, all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any class of stock having preference over our Class A common stock in the event of dissolution, liquidation or winding up, the full preferential amounts, if any, to which they are entitled.

  Dividends. Dividends may be paid on our Class A common stock, our Class B common stock and on any class or series of stock entitled to participate with our Class A and Class B common stock when and as declared by our board of directors. We have never paid, however, any cash dividends and the indentures governing our outstanding debt securities prohibit us from paying cash dividends.

  No Preemptive or Conversion Rights. The holders of our Class A common stock have no preemptive or subscription rights to purchase additional securities issued by us nor any rights to convert their Class A common stock into other of our securities or to have their shares redeemed by us.

Class B Common Stock

  Voting Rights. Each holder of our Class B common stock is entitled to attend all special and annual meetings of our stockholders and, together with the holders of all other classes of stock entitled to vote at such meetings, to vote upon any matter or thing, including, without limitation, the election of directors. Holders of our Class B common stock are entitled to .40 vote per share.

  Liquidation Rights. In the event of any dissolution, liquidation or winding up of McLeodUSA, whether voluntary or involuntary, the holders of our Class B common stock, the holders of our Class A common stock and the holders of any class or series of stock entitled to participate with our Class B and Class A common stock, will become entitled to participate in the distribution of any of our assets remaining after we have paid, or provided for payment of, all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any class of stock having preference over our Class B common stock in the event of dissolution, liquidation or winding up the full preferential amounts, if any, to which they are entitled.

  Dividends. Dividends may be paid on our Class B common stock, our Class A common stock and on any class or series of stock entitled to participate with our Class B and Class A common stock when and as declared by our board of directors.

  Conversion into Our Class A Common Stock; No Other Preemptive or Conversion Rights. The shares of our Class B common stock may be converted at any time at the option of the holder into fully paid and nonassessable shares of our Class A common stock at the rate of one share of our Class A common stock for each share of Class B common stock, as adjusted for any stock split. Except for this conversion right, the holders of our Class B common stock have no preemptive or subscription rights to purchase additional securities issued by us nor any rights to convert their Class B common stock into other of our securities or to have their shares redeemed by us.

Certain Charter and Statutory Provisions

  Classified Board. Our certificate of incorporation provides for the division of our board of directors into three classes of directors, serving staggered three-year terms. Our certificate of incorporation further provides that the approval of the holders of at least two-thirds of the shares entitled to vote thereon and the approval of a majority of our entire board of directors are necessary for the alteration, amendment or repeal of certain sections of our certificate of incorporation relating to the election and classification of our board of directors, limitation of director liability, indemnification and the vote requirements for such amendments to our certificate of incorporation. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

  Certain Statutory Provisions. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation like us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

  . before such date, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

  . upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans, or

  . on or after the date the stockholder became an interested stockholder, the business combination is approved by the corporation's board of directors and authorized by the affirmative vote, and not by written consent, of at least two-thirds of the outstanding voting stock of the corporation excluding that stock owned by the interested stockholder.

  A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person, other than the corporation and any direct or indirect wholly owned subsidiary of the corporation, who together with affiliates and associates, owns or, as an affiliate or associate, within three years prior, did own 15% or more of the corporation's outstanding voting stock.

  Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who became an interested stockholder at a time when the section did not apply to the corporation. As permitted by the Delaware General Corporation Law, our original certificate of incorporation provided that it would not be governed by Section
203. Several of our stockholders, including

Clark E. and Mary E. McLeod and Interstate Energy Corporation became interested stockholders within the meaning of Section 203 while that certificate of incorporation was in effect. Accordingly, future transactions between us and any of these stockholders will not be subject to the requirements of Section 203.

  Our certificate of incorporation empowers our board of directors to redeem any of our outstanding capital stock at a price determined by our board of directors, which price will be at least equal to the lesser of

  . fair market value, as determined in accordance with our certificate of incorporation, or

  . in the case of a "Disqualified Holder," such holder's purchase price, if the stock was purchased within one year of such redemption,

to the extent necessary to prevent the loss or secure the reinstatement of any license, operating authority or franchise from any governmental agency. A "Disqualified Holder" is any holder of shares of our capital stock whose holding of such stock may result in the loss of, or failure to secure the reinstatement of, any license or franchise from any governmental agency held by us or any of our subsidiaries to conduct any portion of our business or the business of any of our subsidiaries. Under the Telecommunications Act of 1996, non-U.S. citizens or their representatives, foreign governments or their representatives, or corporations organized under the laws of a foreign country may not own, in the aggregate, more than 20% of a common carrier licensee or more than 25% of the parent of a common carrier licensee if the Federal Communications Commission, or FCC, determines that the public interest would be served by prohibiting such ownership. Additionally, the FCC's rules may under some conditions limit the size of investments by foreign telecommunications carriers in U.S. international carriers.

Limitation of Liability and Indemnification

  Limitations of Director Liability. Section 102(b)(7) of the Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b)(7) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us or our stockholders to the full extent permitted by Section 102(b)(7). Specifically, our directors are not personally liable for monetary damages to us or our stockholders for breach of the director's fiduciary duty as a director, except for liability for:

  . any breach of the director's duty of loyalty to us or our stockholders

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law

  . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law

  . any transaction from which the director derived an improper personal benefit

  Indemnification. To the maximum extent permitted by law, our bylaws provide for mandatory indemnification of our directors and officers against any expense, liability or loss to which they may become subject, or which they may incur as a result of being or having been a director or officer of McLeodUSA. In addition, we must advance or reimburse directors and officers for expenses incurred by them in connection with indemnifiable claims. We also maintain directors' and officers' liability insurance.

Transfer Agent and Registrar

  The transfer agent and registrar for our Class A common stock is Norwest Bank Minnesota, N.A.

Stockholders' Agreements

  On November 18, 1998, we entered into a stockholders' agreement (the "Stockholders' Agreement") with several of our significant stockholders consisting of IES Investments Inc. (a subsidiary of Interstate Energy), Clark
E. and Mary E. McLeod, and Richard A. and Gail G. Lumpkin and several other parties related to the Lumpkins.

  The Stockholders' Agreement provides, among other things, that:

  . until December 31, 2001, the parties will not sell any of our equity securities without receiving the prior written consent of our board of directors, except for transfers specifically permitted by the Stockholders' Agreement

  . our board of directors will determine on a quarterly basis starting with the quarter ending December 31, 1998 and ending on December 31, 2001, the aggregate number, if any, of shares of our Class A common stock, not to exceed in the aggregate 150,000 shares per quarter, that the parties may sell during designated trading periods following the release of our quarterly or annual financial results

  . to the extent our board of directors grants registration rights to a party to the agreement in connection with a sale of our securities by such party, it will grant similar registration rights to the other parties

  . our board of directors will determine on an annual basis commencing with the year ending December 31, 1999 and ending on December 31, 2001 (each such year, an "Annual Period"), the aggregate number, if any, of shares of our Class A common stock, not to exceed in the aggregate on an annual basis a number of shares equal to 15% of the total number of shares of Class A common stock beneficially owned by the parties as of December 31, 1998 (the "Registrable Amount"), to be registered by us under the Securities Act for sale by the parties

  . in any underwritten offering of shares of Class A common stock by us, other than an offering on a registration statement on Form S-4 or Form S-8 or any other form which would not permit the inclusion of shares of our Class A common stock owned by the parties, we will undertake to register the shares of our Class A common stock of such parties up to the Registrable Amount, if any, as determined by our board of directors

  . we may subsequently determine not to register any shares of the parties under the Securities Act and may either not file a registration statement or otherwise withdraw or abandon a registration statement previously filed

  The Stockholders' Agreement terminates on December 31, 2001. If during any Annual Period we have not provided a party a reasonable opportunity to sell an aggregate number of shares of Class A common stock equal to not less than 15% of the total number of shares of Class A common stock beneficially owned by such party as of December 31, 1998, then such party may terminate the Stockholders' Agreement as it applies to such party.

  Under the Stockholders' Agreement, each party also agreed, until such party owns less than 4 million shares of Class A common stock or until December 31, 2001, whichever occurs first, to vote such party's shares and take all action within its power to:

  . establish the size of our board of directors at up to 11 directors

  . cause to be elected to our board of directors one director designated by Interstate Energy for so long as IES Investments owns at least 4 million shares of Class A common stock

  . cause to be elected to our board of directors three directors who are executive officers of McLeodUSA designated by Clark McLeod for so long as Clark and Mary McLeod collectively own at least 4 million shares of Class A common stock

  . cause Richard Lumpkin to be elected to our board of directors for so long as the former stockholders of Consolidated Communications, Inc. who are a party to the agreement collectively own at least 4 million shares of Class A common stock

  . cause to be elected to our board of directors up to six non-employee directors nominated by our board

  On January 7, 1999, in connection with the Ovation acquisition, M/C Investors L.L.C. and Media/Communications Partners III Limited Partnership (collectively, "M/C") entered into a separate stockholders' agreement (the "Ovation Stockholders' Agreement") with the parties to the Stockholders' Agreement.

  The Ovation Stockholders' Agreement provides that, until December 31, 2001, M/C will not sell any of our equity securities without receiving the prior written consent of our board of directors. The Ovation Stockholders' Agreement also contains various provisions intended to insure that M/C is treated on a basis similar to the parties to the Stockholders' Agreement in connection with permitted sales of our securities under the Stockholders' Agreement generally starting December 31, 1999. In addition, for so long as M/C owns at least 2.5 million shares of our Class A common stock, M/C has agreed to vote its shares in accordance with the voting agreement contained in the Stockholders' Agreement and the other partries have agreed to vote their shares to cause to be elected to our board of directors one director designated by M/C.

  The Ovation Stockholders' Agreement terminates on December 31, 2001. In addition, if (1) during each of the years ending December 31, 2000 and December 31, 2001, we have not provided M/C a reasonable opportunity to register under the Securities Act for sale an aggregate number of shares of our Class A common stock equal to not less than 15% of the total number of shares of Class A common stock beneficially owned by M/C as of March 31, 1999, or (2) after January 1, 2000, the Stockholders' Agreement has been terminated by all parties to such agreement, then M/C may terminate the Ovation Stockholders' Agreement. The Ovation Stockholders' Agreement will be terminated with respect to all parties other than M/C and us at such time as the Stockholders' Agreement is terminated.

                         DESCRIPTION OF PREFERRED STOCK

  The following description is a general summary of the terms of the preferred stock which we may issue. The description below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation, the applicable certificate of designations to our certificate of incorporation which will determine the terms of the related series of preferred stock and our bylaws, each of which will be made available upon request.

General

  Our certificate of incorporation authorizes our board of directors, from time to time and without further stockholder action, to provide for the issuance of up to 2,000,000 shares of preferred stock, par value $.01 per share, in one or more series, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this prospectus, no shares of preferred stock are outstanding. As a result of its broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, the board of directors could adversely affect the voting power of the holders of our Class A common stock and Class B common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, may discourage any attempt to obtain control of us.

  The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designations relating to such issues. You should refer to the prospectus supplement relating to the class or series of preferred stock being offered for the specific terms of that class or series, including:

  (1)  the title and stated value of the preferred stock being offered

  (2) the number of shares of preferred stock being offered, their liquidation preference per share, if any, and their purchase price

  (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating the payment date(s) applicable to the preferred stock being offered

  (4) whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock being offered shall accumulate

  (5) the procedures for any auction and remarketing, if any, for the preferred stock being offered

  (6) the provisions for a sinking fund, if any, for the preferred stock being offered

  (7) the provisions for redemption, if applicable, of the preferred stock being offered

  (8) any listing of the preferred stock being offered on any securities exchange or market

  (9) the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into, or exchangeable for, our Class A common stock or debt securities, including the conversion or exchange price, or the manner of calculating the price, and the conversion or exchange period

  (10) voting rights, if any, of the preferred stock being offered

  (11) whether interests in the preferred stock being offered will be represented by depositary shares

  (12) a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock being offered

  (13) the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs

  (14) any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs

  (15) any other specific terms, preferences, rights, limitations or restrictions of the preferred stock being offered

Rank

  Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of McLeodUSA, rank:

  (1) senior to all of our classes or series of common stock and to all equity securities the terms of which specifically provide that such equity securities rank junior to the preferred stock being offered

  (2) on a parity with all equity securities we have issued, other than those referred to in clauses (1) and (3) of this subheading

  (3) junior to all equity securities we have issued, the terms of which specifically provide that such equity securities rank senior to the preferred stock being offered

For purposes of this description, the term "equity securities" does not include convertible debt securities.

Distributions

  Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment to stockholders, cash distributions, or distributions in kind or in other property if expressly permitted and described in the applicable prospectus supplement, at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such distribution shall be payable to holders of record as they appear on our stock transfer books on such record dates as shall be fixed by our board of directors. Distributions on any series of preferred stock, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

Redemption

  The terms and conditions, if any, upon which the preferred stock will be subject to mandatory redemption or redemption at our option, either in whole or in part, will be described in the applicable prospectus supplement.

Liquidation Preference

  Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any Class A common stock or Class B common stock or any other class or series of shares of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our company, the holders of each series of preferred stock shall be entitled to receive out of our assets legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference set forth in the applicable prospectus supplement, plus an amount equal to all accumulated and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock will have no right or claim to any of our remaining assets. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other classes or series of our shares of capital stock ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of shares of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of shares of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of our company.

Voting Rights

  Holders of preferred stock will have the voting rights as indicated in the applicable prospectus supplement.

Conversion Rights

  The terms and conditions, if any, upon which any series of preferred stock is convertible into Class A common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of Class A common stock into which the shares of preferred stock are convertible, the conversion price or the manner of calculating the conversion price, the conversion date(s) or period(s), provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of preferred stock.

Transfer Agent and Registrar

  The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

  The following description is a general summary of the terms of the depositary shares which we may issue. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the applicable Deposit Agreement and related depositary receipts.

General

  We may issue depositary receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate Deposit Agreement between the "depositary" named in the Deposit Agreement and us. Subject to the terms of the Deposit Agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the preferred stock represented by those depositary shares, including dividend, voting, conversion, redemption and liquidation rights.

  The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of our preferred stock to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of Deposit Agreement and depositary receipt may be obtained from us upon request, and the statements made in this summary relating to the Deposit Agreement and the depositary receipts to be issued under the Deposit Agreement are summaries of provisions of the Deposit Agreement and the related depositary receipts.

Dividends and Other Distributions

  The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to the obligations of holders to file proofs, certificates and other information and to pay some charges and expenses to the depositary.

  In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled to that property, subject to the obligations of holders to file proofs, certificates and other information and to pay some charges and expenses to the depositary, unless the depositary determines that it is not feasible to make the distribution, in which case the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

  No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into other securities.

Withdrawal of Preferred Stock

  Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption or converted into other securities, the holders of those depositary receipts will be entitled to delivery at the corporate trust office, to or upon the holder's order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by the depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by the depositary share as specified in the applicable prospectus supplement, but holders of the shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Depositary Shares

  Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of the preferred stock so redeemed, provided we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata, as nearly as may be practicable without creating fractional depositary shares, or by another equitable method.

  From and after the date fixed for redemption, all dividends in respect of the shares of preferred stock called for redemption will cease to accrue, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease, except the right to receive any moneys payable upon the redemption and any money or other property to which the holders of the depositary receipts were entitled upon the redemption and surrender thereof to the depositary.

Voting of the Preferred Stock

  Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder's depositary shares. The depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting the amount of preferred stock represented by the depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from negligence or willful misconduct of the depositary.

Liquidation Preference

  In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

  The depositary shares, as such, are not convertible into our common stock or any of our other securities or property. Nevertheless, if specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by their holders to the depositary with written instructions to the depositary to instruct us to cause conversion of the preferred stock represented by the depositary shares evidenced by the depositary receipts into whole shares of our Class A common stock, other shares of our preferred stock or other of our equity or debt securities, and we have agreed that upon receipt of those instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of Class A common stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the average of the closing prices of the Class A common stock for a specified period of time prior to the conversion.

Amendment and Termination of the Deposit Agreement

  The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the Deposit Agreement may at any time be amended by agreement between the depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless such amendment has been approved by the existing holders of at least a majority of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Deposit Agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

  Unless specified otherwise in the applicable prospectus supplement, we may terminate the Deposit Agreement upon not less than 30 days prior written notice to the depositary if a majority of each class of depositary shares affected by such termination consents, whereupon the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the depositary with respect to such depositary receipt. In addition, the Deposit Agreement will automatically terminate if:

  (1)  all outstanding depositary shares shall have been redeemed

  (2) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock

  (3) each share of the related preferred stock shall have been converted into our securities not represented by depositary shares

Charges of Preferred Stock Depositary

  We will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, we will pay the fees and expenses of the depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.


Miscellaneous

  The depositary will forward to holders of depositary receipts any reports and communications from us which are received by the depositary with respect to the related preferred stock.

  Unless specified otherwise in the applicable prospectus supplement, neither we nor the depositary will be liable if either of us is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the depositary and our company under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence, in the case of any action or inaction in the voting of preferred stock represented by the depositary shares, gross negligence or willful misconduct, and we and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

  In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from us.

                         DESCRIPTION OF DEBT SECURITIES

  The following discussion describes certain general provisions of the debt securities to which this prospectus and any applicable prospectus supplement may relate. The particular terms of the debt securities being offered and the extent to which these general provisions may apply will be set forth in the indenture or supplemental indenture under which the particular debt securities are issued, and will be described in a prospectus supplement relating to such debt securities. A form of the senior indenture and a form of the subordinated indenture under which the debt securities may be issued have been filed as exhibits to the registration statement of which this prospectus is a part. All section references appearing in this prospectus are to sections of each indenture unless otherwise indicated, and capitalized terms used but not defined below shall have the respective meanings set forth in each Indenture.

General

  Our debt securities will be unsecured general obligations and may be either senior debt securities, which we refer to as Senior Securities, or subordinated debt securities, which we refer to as Subordinated Securities. The debt securities will be issued pursuant to a written agreement, known as an Indenture, to be entered into by us and an independent third party, known as a Trustee, who will be legally obligated to carry out the terms of the Indenture. Senior Securities and Subordinated Securities will be issued under separate indentures referred to as a Senior Indenture and a Subordinated Indenture, respectively, or together referred to as the Indentures. The statements made under this heading relating to the debt securities and the Indentures are summaries of their anticipated provisions, do not purport to be complete and are qualified in their entirety by reference to the Indentures and the debt securities themselves.

  The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness (which term includes our Senior Securities), as described below under "-- Ranking."

  All of our operations are conducted through subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in a guarantee. The payment of dividends or the making of loans and advances to us by our subsidiaries may be subject to contractual, statutory or regulatory restrictions, which, if material, would be disclosed in the applicable prospectus supplement. Moreover, such payments, loans and advances would be contingent upon the earnings of the subsidiaries. Any right we may have to receive assets of any of our subsidiaries upon liquidation or recapitalization of the subsidiaries (and the consequent right of the holders of debt securities to participate in those assets) will be subject to the claims of the subsidiaries' creditors. In the event that we are recognized as a creditor of a subsidiary, our claims would still be subject to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that of the debt securities, and would be dependent primarily upon the receipt of funds from our subsidiaries.

  Except as set forth in the applicable Indenture or in one or more supplemental indentures and described in an applicable prospectus supplement, the debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or under authority granted by a resolution of our board of directors or as established in the applicable Indenture or in one or more supplemental indentures. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.

  It is expected that each Indenture will provide that there may be more than one Trustee thereunder, each with respect to one or more series of debt securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of debt securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of debt securities, each such Trustee will be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise provided in the Indenture or supplemental indenture, any action permitted to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of debt securities for which it is Trustee under the applicable Indenture.

  The applicable prospectus supplement will describe the specific terms of any series of debt securities being offered, including:

  (1) The title of such debt securities and whether such debt securities are Senior Securities or Subordinated Securities

  (2) The aggregate principal amount of such debt securities and any limit on such aggregate principal amount

  (3) The percentage of the principal amount at which such debt securities will be issued and, if other than the full principal amount thereof, the portion of the principal amount payable upon declaration of acceleration of the maturity thereof

  (4) The date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable and the amount of principal payable thereon

  (5) The rate or rates (which may be fixed or variable), or the method by which such rate or rates will be determined, at which such debt securities will bear interest, if any

  (6) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which record dates may be determined, the persons to whom such interest will be payable, and the basis upon which interest is to be calculated if other than a 360-day year of twelve 30-day months

  (7) The place or places where the principal of (and premium, if any) and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of such debt securities and the applicable Indenture may be served

  (8) The period or periods within which, the price or prices at which, and the other terms and conditions upon which, such debt securities may be redeemed, in whole or in part, at our option if we have such an option

  (9) Our obligation, if any, to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the date and dates on which, the price or prices at which, and the other terms and conditions upon which, such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation

  (10) If other than U.S. dollars, the currency or currencies in which such debt securities are denominated or in which the principal of (and premium, if any) or interest or Additional Amounts (as defined below), if any, on the debt securities is payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto

  (11) Whether the amount of payments of principal of (and premium, if any) or interest or Additional Amounts, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts are to be determined

  (12) Whether the principal of (and premium, if any) or interest or Additional Amounts, if any, on the debt securities are to be payable, at our election or at the election of a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such debt securities are denominated or stated to be payable, the period or periods within which (including the election date), and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are to be so payable

  (13) Any additions to, modifications of or deletions from the terms of such debt securities with respect to events of default, amendments, merger, consolidation and sale of assets or covenants set forth in the applicable Indenture

  (14) Whether such debt securities will be issued in certificate or book-entry form

  (15) Whether such debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000, and terms and conditions relating thereto

  (16) The applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture and any additional or different terms on which such series of debt securities may be defeased

  (17) Whether and under what circumstances we will pay any additional amounts (which we refer to as Additional Amounts) on such debt securities to a holder that is not a United States person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities in lieu of making such payment

  (18) Whether and the extent to which the payment of principal of, and premium, if any and interest on such debt securities are guaranteed by one or more of our Subsidiaries or by other persons

  (19) Whether and under what circumstances the debt securities are convertible into our Class A common stock, our preferred stock or other debt securities

  (20) If the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for such debt securities to be authenticated and delivered

  (21) Any other terms of such debt securities not inconsistent with the provisions of the applicable Indenture (Section 301)

  The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or bear no interest or bear interest at a rate which at the time of issuance is below market rates, which we refer to as Original Issue Discount Securities. Special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

  Except as set forth in the applicable Indenture or in one or more supplemental indentures, the applicable Indenture will not contain any provisions that would limit our ability to incur indebtedness or that would afford you protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

  For the purposes of certain Events of Default described below and any additional covenants or other provisions that may be set forth in one or more supplemental indentures, we may designate certain of our Subsidiaries as "Unrestricted Subsidiaries." All Subsidiaries that are not designated as Unrestricted Subsidiaries will be "Restricted Subsidiaries." The terms and conditions, if any, under which a Subsidiary may be designated as an Unrestricted Subsidiary will be set forth in the applicable supplemental indenture and described in the applicable prospectus supplement.

  We refer to a corporation, partnership, limited liability company, joint venture or similar entity in which we or one or more of our other Subsidiaries own or control, directly or indirectly, a majority of the outstanding voting stock, partnership interests, membership interests or similar interests, as the case may be, as a "Subsidiary." For the purposes of this definition, "voting stock" means stock or other equity interests having voting power for the election of directors, or comparable governing body, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Denomination, Interest, Registration and Transfer

  Unless otherwise described in the applicable prospectus supplement, dollar-denominated debt securities that are in registered form will be issuable in denominations of $1,000 and any integral multiple thereof (except for registered debt securities issued in global form, which may be of any denomination), and dollar-denominated debt securities that are in bearer form will be issuable in denominations of $5,000 (except for bearer debt securities issued in global form, which may be of any denomination) (Section 302).

  Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest (and Additional Amounts, if any) on any series of debt securities that are in registered form will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable prospectus supplement. At our option, payment of interest on debt securities that are in registered form may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States. Unless otherwise specified in the applicable prospectus supplement, payment of the principal of (and applicable premium, if any) and interest (and Additional Amounts, if any) on any debt securities that are in bearer form will be made only at an office or agency of ours located outside the United States (Sections 301, 305, 306, 307 and 1002).

  Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security, which we refer to as Defaulted Interest, will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name such debt security is registered at the close of business on a special record date, which we refer to as the Special Record Date, for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof is to be given to the holder of such debt security not less than ten days before such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture or supplemental indenture (Section 307).

  Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the applicable Trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee. Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

  Neither we nor any Trustee will be required to:

  (1) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption

  (2) register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part, or

  (3) issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be repaid (Section 305)

Merger, Consolidation or Sale of Assets

  We will be permitted to consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

  (1) either we are the continuing entity, or the successor entity (if other than us) formed by or resulting from any such consolidation or merger or which has received the transfer of such assets is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes payment of the principal of (and premium, if any), interest on, and all other amounts payable in connection with, all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture

  (2) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of us or any Subsidiary as a result thereof as having been incurred by us or such Subsidiary at the time of such transaction, no Event of Default under the Indentures or supplemental indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, will have occurred and be continuing, and

  (3) an officer's certificate and legal opinion covering such conditions are delivered to each Trustee (Sections 801 and 803)

Certain Covenants

  Existence. Except as described above under "Merger, Consolidation or Sale of Assets," we will be required to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (by certificate of incorporation, by-laws and statute) and franchises, and those of our Restricted Subsidiaries, but we and any such Restricted Subsidiary will not be required to preserve the existence of a Restricted Subsidiary or any such right or franchise if we determine that the preservation of such existence, right or franchise is no longer desirable in the conduct of our business and that the loss of such right or franchise is not disadvantageous in any material respect to the holders of the debt securities. Furthermore, any Restricted Subsidiary may consolidate with, merge into, or sell, convey, lease or otherwise dispose of all of its property and assets to us or any wholly owned Restricted Subsidiary (Section 1004).

  Maintenance of Properties. We will be required to cause all of our properties used or useful in the conduct of our business or the business of any Restricted Subsidiary and material to us and our Restricted Subsidiaries taken as a whole to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, but we and our Restricted Subsidiaries will not be prevented from discontinuing the operation or maintenance of any of such property if such discontinuance is in our judgment, desirable on the conduct of our business or the business of any of our Restricted Subsidiaries (Section 1005).

  Payment of Taxes and Other Claims. We will be required to pay or discharge or cause to be paid or discharged, before the same become delinquent:

  (1) all material taxes, assessments and governmental charges levied or imposed upon us or any Restricted Subsidiary or upon our income, profits or property or that of any Restricted Subsidiary and

  (2) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon our property or that of any Restricted Subsidiary; but we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith in appropriate proceedings upon stay of execution or the enforcement thereof and for which adequate reserves in accordance with GAAP or other appropriate provision has been made. (Section 1007).

Additional Covenants and/or Modifications to the Covenants Described Above

  Any additional covenants and/or modifications to the covenants described above with respect to any series of our debt securities, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or supplemental indenture and described in the related prospectus supplement.

Events of Default, Notice and Waiver

  Each Indenture may provide that some or all of the following events are "Events of Default" with respect to any series of debt securities issued thereunder, subject to any modifications, additions or deletions provided in any supplemental indenture with respect to any series of debt securities:

  (1) default for 30 days in the payment of any installment of interest on or any Additional Amounts payable in respect of any debt security of such series

  (2) default in the payment of principal of (or premium, if any, on) any debt security of such series when such amount becomes due and payable, whether upon its maturity, declaration of acceleration, call for redemption or otherwise

  (3) default in making any sinking fund payment as required for any debt security of such series

  (4) default in the performance, or breach, of any of our other covenants or warranties contained in the applicable Indenture (other than any covenant or warranty otherwise provided for in the provisions relating to Events of Default), continued for 60 days after written notice as provided in the applicable Indenture

  (5) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or any Restricted Subsidiary or either of their property

  (6) any other Event of Default provided with respect to a particular series of debt securities (Section 501)

  If an Event of Default under an Indenture (other than an Event of Default described in clause 5 above) with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case, unless the principal amount of all of the outstanding debt securities of such series has already become due and payable, the applicable Trustee or, generally, the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series, and any accrued and unpaid interest thereon, to be due and payable immediately by written notice thereof to us (and to the applicable Trustee if given by the holders) and upon any such declaration such principal or specified portion thereof and any accrued and unpaid interest thereon shall become immediately due and payable. If an Event of Default described in clause 5 above occurs with respect to the debt securities of any series, then the principal amount of all debt securities of that series and any accrued and unpaid interest thereon shall become immediately due and payable without any act on the part of the Trustee or any holder of such debt securities. At any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under any Indenture, as the case may
be)
has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, however, the holders of not less than a majority in principal amount of the outstanding debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if:

  (1) we have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest and Additional Amounts, if any, on the debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee, and

  (2) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section 502)

  Each Indenture also will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default:

  (1) in the payment of the principal of (or premium, if any) or interest or Additional Amounts, if any, on any debt security of such series, or

  (2) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby (Section
       513)

  Each Trustee will be required to give notice to the holders of the applicable debt securities within 90 days of a default under the applicable Indenture unless such default has been cured or waived; but the Trustee may withhold notice of any default (except a default in the payment of the principal of (or premium, if any) or interest or Additional Amounts, if any, on such debt securities or in the payment of any sinking fund installment in respect of such debt securities) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders (Section 601).

  Each Indenture will provide that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest and Additional Amounts, if any, on such debt securities at the respective due dates thereof (Section 508).

  Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of debt securities then outstanding under such Indenture, unless such holders offer to the Trustee reasonable security or indemnity (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an Indenture, as the case may be) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. A Trustee may refuse, however, to follow any direction that is in conflict with any law or with the applicable Indenture or that may involve such Trustee in personal liability or may be unduly prejudicial to the holders of debt securities of such series not joining therein (Section 512).

  Within 120 days after the close of each fiscal year, we will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1008).

Modification of the Indentures

  Modifications and amendments of an Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under such Indenture that are affected by such modification or amendment; but no such modification or amendment may, without the consent of the holder of each such debt security affected thereby:

  (1) change the stated maturity of the principal of (or the premium, if any), or any installment of interest (or Additional Amounts, if any) on, any such debt security

  (2) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, or any Additional Amounts payable with respect to, any such debt security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security

  (3) change the place of payment, or the coin or currency for payment, of principal (or premium, if any) or interest or Additional Amounts, if any, on any such debt security

  (4) impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security

  (5) release any guarantors from their guarantees of any such debt securities, or, except as contemplated in any supplemental indenture, make any change in a guarantee of such debt securities that would adversely affect the interests of the holders thereof

  (6) reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify or amend the Indenture, to wave compliance with certain provisions thereof or certain defaults or consequences thereunder or to reduce the quorum or voting requirements in the Indenture, or

  (7)  modify the ranking or priority of such debt securities (Section 902)

  The holders of not less than a majority in principal amount of the outstanding debt securities of each series affected thereby will have the right to waive compliance by us with certain covenants in such Indenture (Section
1010).

  Modifications and amendments of an Indenture will be permitted to be made by us and the Trustee thereunder without the consent of any holder of debt securities for any of the following purposes:

  (1) to evidence the succession of another person to us as obligor under such Indenture

  (2) to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the Indenture

  (3) to add Events of Default for the benefit of the holders of all or any series of debt securities

  (4) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect

  (5) to change or eliminate any provisions of an Indenture, if such change or elimination becomes effective only when there are no debt securities outstanding of any series created prior thereto that are entitled to the benefit of such provision

  (6)  to secure the debt securities

  (7)  to establish the form or terms of debt securities of any series

  (8) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee

  (9) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such modifications shall not adversely affect the interests of the holders of debt securities of any series

  (10) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, if such action does not adversely affect the interests of the holders of the debt securities of any series in any material respect

  (11) to make any change that does not adversely affect the legal rights under an Indenture of any holder of debt securities of any series issued thereunder

  (12) to add a guarantor of the securities of any series, or

  (13) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act (Section 901)

Ranking

  The Senior Securities will constitute part of our Senior Indebtedness (as defined below) and will rank pari passu with all of our outstanding senior debt. Except as set forth in the applicable prospectus supplement, the Subordinated Securities will be subordinated, in right of payment, to the prior payment in full of the Senior Indebtedness, including the Senior Securities. However, our obligation to pay the principal of (and premium, if any) and interest and Additional Amounts (if any) on such Subordinated Securities will not otherwise be impaired (Section 1603 of the Subordinated Indenture).

  In the event of any distribution of our assets in connection with any dissolution, winding up, liquidation or reorganization of us, whether in a bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshalling of our assets and liabilities or otherwise, except a distribution in connection with a merger, consolidation or sale of assets that complies with the requirements described above under "Merger, Consolidation or Sale of Assets," the holders of all Senior Indebtedness will first be entitled to receive payment of the full amount due thereon before the holders of any of the Subordinated Securities will be entitled to receive any payment in respect of the Subordinated Securities. If a payment default occurs and is continuing with respect to any amount payable in respect of any Senior Indebtedness, or if any event occurs that would permit the holders of any Senior Indebtedness to accelerate the maturity thereof, the holders of all Senior Indebtedness will first be entitled to receive payment of the full amount due thereon before the holders of any of the Subordinated Securities will be entitled to receive any payment in respect of the Subordinated Securities. If the principal amount of the Subordinated Securities of any series is declared due and payable pursuant to the Subordinated Indenture and such declaration has not been rescinded and annulled, the holders of all Senior Indebtedness outstanding at the time of such declaration will first be entitled to receive payment of the full amount due thereon before the holders of any of the Subordinated Securities will be entitled to receive any payment in respect of the Subordinated Securities (Section 1601 of the Subordinated Indenture).

  After all Senior Indebtedness is paid in full and until the Subordinated Securities are paid in full, holders of Subordinated Securities will be subrogated to the right of holders of Senior Indebtedness to the extent that distributions otherwise payable to holders of Subordinated Securities have been applied to the payment of Senior Indebtedness (Section 1602 of the Subordinated Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain of our general creditors may recover more, ratably, than holders of Subordinated Securities.

  Senior Indebtedness will be defined in the Subordinated Indenture as the principal of (and premium, if any) and interest and Additional Amounts, if any, on, or substantially similar payments to be made by us in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created, guaranteed or assumed, and whether or not contingent:

  (1) any obligation for money borrowed

  (2) any obligation evidenced by bonds, debentures, notes, guarantees or other similar instruments, including, without limitation, any such obligations incurred in connection with the acquisition of property, assets or businesses, excluding trade accounts payable made in the ordinary course of business

  (3) any reimbursement obligation with respect to letters of credit, bankers' acceptances or similar facilities

  (4) any obligation issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business, which in either case are not more than 60 days overdue or which are being contested in good faith)

  (5) any capital lease obligation

  (6) the maximum fixed redemption or repurchase price of capital stock which, by its terms, matures, is mandatorily redeemable or redeemable at the option of the holder thereof, or is exchangeable for indebtedness at any time, and, to the extent held by persons other than us or our Restricted Subsidiaries, the maximum fixed redemption or repurchase price of any such stock of our Restricted Subsidiaries, at the time of determination

  (7) every obligation under interest rate and currency protection agreements

  (8) any attributable indebtedness with respect to any sale and leaseback transaction and

  (9) any obligation of the type referred to in clauses (1) through (8) of another person and all dividends and distributions of another person the payment of which, in either case, we have guaranteed or are responsible or liable, directly or indirectly, as obligor, guarantor or otherwise in each case other than (i) any such indebtedness, obligation or liability referred to in clauses (1) through (9) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks equally with the Subordinated Securities, (ii) any such indebtedness, obligation or liability which is subordinated to our indebtedness to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, and
(iii) the Subordinated Securities.

Satisfaction and Discharge of the Indentures

  We may terminate our obligations under either Indenture with respect to debt securities of any series when:

  (1) either (A) all outstanding debt securities of such series have been delivered to the Trustee for cancellation or (B) all debt securities of such series not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their Stated Maturity within one year or, if redeemable at our option, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name and at our expense, and we have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not theretofore delivered to the Trustee for cancellation, for the principal of (and premium, if any,) and interest and Additional Amounts, if any, to the date of deposit or Stated Maturity or date of redemption,

  (2) we have paid or caused to be paid all sums payable by us under such Indenture, and

  (3) we have delivered a Company Certificate and an Opinion of Counsel relating to compliance with the conditions set forth in such Indenture (Section 401).

Defeasance and Covenant Defeasance

  Each Indenture will provide that, if the provisions relating to defeasance or covenant defeasance or both are made applicable to the debt securities of or within any series, we may elect either:

  (1) to defease and be deemed to have paid and be discharged from any and all obligations with respect to such debt securities, which we refer to as defeasance (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities, and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) (Section 1402), or

  (2) to be released from our obligations with respect to such debt securities under certain specified covenants contained in Article Ten of such Indenture and, if so specified in any supplemental indenture relating to a series of debt securities, from any obligations arising under additional covenants applicable to such series of debt securities, all as described in the applicable prospectus supplement, and any omission to comply with such obligations shall not constitute an Event of Default with respect to such debt securities, which we refer to as covenant defeasance (Section 1403)

in either case upon the irrevocable deposit by us with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest and Additional Amounts, if any, on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

  Such a trust will only be permitted to be established if, among other things, we have delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 1404).

  The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion and Exchange

  The terms, if any, on which debt securities of any series are convertible into or exchangeable for Class A common stock, preferred stock, or other debt securities, including the initial conversion price or conversion rate, any adjustments to such conversion price or conversion rate and the conversion period, and the conditions upon which such conversion will be effected, will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange to be either mandatory or at the option of the holders or ourselves.

Redemption and Repurchase

  The debt securities may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.

Global Securities

  The debt securities of a series may be issued in whole or in part in the form of one or more global securities, which we refer to as the Global Securities, to be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.

                            DESCRIPTION OF WARRANTS

General

  We may issue, together with other securities or separately, warrants to purchase our debt securities, Class A common stock, Class B common stock, preferred stock or depositary shares. We will issue the warrants under Warrant Agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

  The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

  (1)  the title of the warrants

  (2) the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants

  (3) the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security

  (4)  the price or prices at which the warrants will be issued

  (5)  the aggregate number of warrants

  (6) any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants

  (7) the price or prices at which the securities purchasable upon exercise of the warrants may be purchased

  (8) if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable

  (9) if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants

  (10) any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants

  (11) the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire

  (12) the maximum or minimum number of warrants which may be exercised at any time

  (13) information with respect to book-entry procedures, if any

Exercise of Warrants

  Each warrant will entitle the holder thereof to purchase for cash the amount of debt securities, shares of preferred stock, shares of Class A common stock, shares of Class B common stock or depositary shares at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

  Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

  We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of Class A common stock, Class B common stock or preferred stock at a future date or dates. The price per share of Class A common stock, Class B common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of (1) a stock purchase contract and (2) debt securities, preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Class A common stock, Class B common stock or the preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

  Unless otherwise specified in the applicable prospectus supplement, the securities related to the stock purchase contracts will be pledged to a collateral agent, for our benefit, pursuant to a pledge agreement. The pledged securities will secure the obligations of holders of stock purchase contracts to purchase Class A common stock, Class B common stock or preferred stock under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to our security interest in those pledged securities. That security interest will be created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts. Subject to that security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

  Except as described in the applicable prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute such payments to us or a purchase contract agent, as provided in the pledge agreement. The purchase contract agent will in turn distribute payments it receives as provided in the stock purchase contract. The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units.

                       DESCRIPTION OF SUBSCRIPTION RIGHTS

General

  We may issue subscription rights to purchase our debt securities, Class A common stock, Class B common stock, preferred stock, depositary shares or warrants to purchase debt securities, preferred stock, Class A common stock or Class B common stock. We may issue subscription rights independently or together with any other offered security. The subscription rights may or may not be transferable by the purchaser receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which the underwriter(s) will purchase any offered securities remaining unsubscribed for after the subscription rights offering. In connection with a subscription rights offering to our stockholders, certificates evidencing the subscription rights and a prospectus supplement will be distributed to our stockholders on the record date for receiving subscription rights in the subscription rights offering set by us.

  The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

  (1)  the title of the subscription rights

  (2)  the securities for which the subscription rights are exercisable

  (3)  the exercise price for the subscription rights

  (4)  the number of subscription rights issued to each stockholder

  (5)  the extent to which the subscription rights are transferable

  (6) if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the subscription rights

  (7) any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights

  (8) the date on which the right to exercise the subscription rights shall commence, and the date on which the right shall expire

  (9) the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities

  (10) if applicable, the material terms of any standby underwriting arrangement entered into by us in connection with the subscription rights offering

Exercise Of Subscription Rights

  Each subscription right will entitle the holder of subscription rights to purchase for cash the principal amount of debt securities, shares of preferred stock, depositary shares, Class A common stock, Class B common stock, warrants or any combination thereof, at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

  Subscription rights may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, shares of preferred stock, Class A common stock or Class B common stock, depositary shares or warrants purchasable upon such exercise. In the event that not all of the subscription rights issued in any offering are exercised, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

                             PLAN OF DISTRIBUTION

  The following summary of our plan for distributing the securities offered under this prospectus will be supplemented by a description of our specific plan for each offering in the applicable prospectus supplement relating to such offering. Such description will include, among other things, the terms of the underwriting arrangements applicable to such offering.

  We may sell the securities in any of the following ways, or in any combination thereof, as follows:

 . through underwriters or dealers

 . directly to one or more purchasers

 . through agents

  A prospectus supplement will set forth the terms of the offering of the securities offered thereby, including:

 . the name or names of any underwriters and the respective amounts of such securities underwritten or purchased by each of them

 . the purchase price of such securities and the proceeds to us

 . any discounts, commissions or concessions allowed or paid to dealers constituting underwriters' compensation, to the purchase price

 . any securities exchanges or markets on which such securities may be listed or quoted

  If underwriters are used in the sale of any securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters, or directly by one or more underwriters. Only underwriters named in such prospectus supplement are deemed to be underwriters in connection with the securities offered thereby. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase such securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such securities if any are purchased. Any purchase price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

  The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by institutional investors to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and such other institutions as may be approved by us. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts. Underwriters, dealers or agents will not have any responsibility in respect of the validity of such arrangements or the performance of McLeodUSA or such institutional investors thereunder.

  Securities offered other than Class A common stock may be a new issue of securities with no established trading market. Unless otherwise indicated in the applicable prospectus supplement, we do not intend to list any offered securities other than our Class A common stock on any securities exchange or other market. Any underwriters to whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any such securities.

  Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

  The legality of the securities offered hereby will be passed upon for McLeodUSA by Hogan & Hartson L.L.P., Washington, D.C., special counsel for McLeodUSA.

                                    EXPERTS

  The consolidated financial statements and schedule of McLeodUSA and subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of Ovation Communications, Inc. as of December 31, 1998 and 1997 and for the period from March 27, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998 incorporated by reference in this registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

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                                  $450,000,000

                             McLeodUSA Incorporated

                            % Senior Notes Due 2009

                        [LOGO OF McLEODUSA APPEARS HERE]

                                   --------

                    P R O S P E C T U S  S U P P L E M E N T

                                January   , 2001

                                   --------

                              Salomon Smith Barney

                              Goldman, Sachs & Co.

                                   JP Morgan

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